As filed with the Securities and Exchange Commission on August 9, 2004
Registration No. 333-115657

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form S-1
Registration Statement Under The Securities Act of 1933

ZipRealty, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6531	94-3319956
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2000 Powell Street, Suite 1555

Emeryville, California 94608
(510) 735-2600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eric A. Danziger

President and Chief Executive Officer
ZipRealty, Inc.
2000 Powell Street, Suite 1555
Emeryville, California 94608
(510) 735-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mario M. Rosati, Esq. Karen A. Dempsey, Esq. Alexander D. Phillips, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Karen B. Seto, Esq. Vice President, General Counsel and Secretary ZipRealty, Inc. 2000 Powell Street, Suite 1555 Emeryville, CA 94608 (510) 735-2600	Timothy R. Curry, Esq. Stephen B. Sonne, Esq. Gene D. Levoff, Esq. O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025-7019 (650) 473-2600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Offering Price(1)	Registration Fee(2)

Common Stock $0.001 par value	$69,000,000	$8,743

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion	August 9, 2004

                             Shares

Common Stock

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. The initial public offering price of our common stock is expected to be between $          and $           per share.

We have applied to list our common stock on the Nasdaq National Market under the symbol “ZIPR.”

Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to                      shares of common stock from us at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about                     , 2004.

UBS Investment Bank	Deutsche Bank Securities

Thomas Weisel Partners LLC	Pacific Growth Equities, LLC

The date of this Prospectus is                     , 2004

Ziprealty is a full-service residential brokerage that uses the internet to empower consumers and deliver outstanding service and value to clients.
Zip Realty
Your home is where our heart is.

________________________________________________________________________________

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

“ZipRealty” is our registered trademark in the United States. Our pending trademarks appearing in this prospectus include: “Your home is where our heart is,” “ZipAgent,” “ZipNotify” and “ZipAgent Platform.” “REALTOR” and “REALTORS” are registered trademarks of the National Association of REALTORS®. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Prospectus summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk factors.”

ZIPREALTY, INC.

We are a full service residential real estate brokerage firm, using the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Our solution includes a client-centric business approach, a sophisticated web site that empowers home buyers and sellers with direct access to complete local Multiple Listing Service(s), or MLS, home listings data and other relevant information, a proprietary business management technology platform and significant financial savings for consumers. With operations in 12 major metropolitan areas, we employ over 700 sales agents, known as ZipAgents, all of whom are licensed in their local markets, are members of the National Association of REALTORS® and work for us as employees on an exclusive, full-time basis. Our proprietary ZipAgent Platform, or ZAP, automatically connects registered users with our local ZipAgents and provides us with customer relationship and business management systems that allow us to manage our ZipAgents and provide a high level of client service. We believe that our industry has been slow to embrace technology and since our industry is characterized almost exclusively by independent contractor agents, our Internet-enabled, technology-driven, employee-based model provides us with a distinct competitive advantage in being able to consistently deliver outstanding service to our clients. According to a 2004 survey by the California Association of REALTORS®, 88% of home buyers who used the Internet as an important part of their home buying and selection process were very satisfied with their agent experience, compared to only 30% for traditional home buyers who did not use the Internet as an important part of their process.

Our business was founded in 1999 and has grown rapidly since inception. We generate revenues principally from earning brokerage commissions in connection with representing buyers and sellers of residential real estate. In 2003, we generated $33.8 million in net revenues, compared to $17.2 million in 2002 and $4.0 million in 2001. As of June 30, 2004, we had over 400,000 active registered users who had accessed our web site within the last six months, and since our inception we had closed over 13,500 real estate transactions with an aggregate transaction value of approximately $4.2 billion. We currently have operations in Atlanta, Baltimore/ Washington D.C., Boston, Chicago, Dallas, Los Angeles, Orange County, Phoenix/ Scottsdale, Sacramento, San Diego, the San Francisco Bay Area and Seattle.

OUR INDUSTRY

The residential real estate industry is one of the largest and most fragmented in the United States. According to REAL Trends, Inc., an industry research firm, residential real estate sales totaled over $1.5 trillion in 2003. Also according to REAL Trends, the 10 largest brokerage firms accounted for approximately 10% of all brokered residential real estate transaction volume in 2003. Additionally, REAL Trends reported that total residential real estate brokerage commissions and fees, which are primarily derived from existing home sales, were approximately $60 billion in 2003. Consumers are increasingly using the Internet as a key source of information in buying or selling a home. Currently, more than 70% of home buyers use the Internet in their home search, up from 41% in 2001.

We believe that the residential real estate brokerage industry is characterized by a number of structural challenges which contribute to low levels of customer satisfaction for home buyers and sellers. Traditionally, consumers have had limited access to, and transparency of, information, lacked control over the search and transaction process, experienced low levels of agent responsiveness and have faced high commissions. Agents typically focus a substantial amount of their efforts on generating potential clients rather than providing service to current clients and therefore spend a great deal of time and money on customer acquisition. Since most agents are independent contractors rather than full-time employees, we believe that brokerage firms have had difficulty in managing and training agents, coordinating the transaction process and ensuring client satisfaction. As a result, we believe brokerages have had difficulty creating and maintaining agent and client loyalty.

OUR BUSINESS MODEL

We believe that we have developed a uniquely client-centric and efficient, Internet-enabled residential real estate brokerage model that addresses many of the challenges inherent in the traditional residential real estate industry.

Addressing challenges for home buyers and sellers

†	We use the Internet to empower consumers with free and unrestricted access to all currently available home listings posted on the MLSs in our markets, as well as the ability to research and compare homes and access other valuable information, much of which is not typically made available to consumers in a single convenient forum.

†	We focus on high-quality service with an approach centered around the client, not the agent. Our ZipAgents are full-time employees, allowing us to monitor, manage, train and hold them accountable for consistently delivering a high level of client service and satisfaction. We believe that this model and our proprietary technology allow us to provide a high level of responsiveness and service to our clients.

†	Our use of the Internet, proprietary technologies and efficient business processes allows us to offer significant cash rebates to our buyers and reduced selling commissions to our sellers.

Addressing challenges for agents and brokerage firms

†	We use proprietary customer relationship, business management and other technologies and effective business processes, such as the efficient acquisition of client leads through the Internet, to increase productivity and operational efficiency while providing excellent customer service.

†	We believe our employee-based model and our investments in marketing, client acquisition, technology and support infrastructure offer a unique and attractive proposition to agents, including access to employee benefits and the ability to work efficiently and close more transactions.

OUR STRATEGY

Our objective is to become one of the most recognized, respected and successful companies in the residential real estate industry by:

†	broadening and deepening our presence in existing markets;

†	enhancing the ZipRealty brand;

†	continuing to invest in technology and our people to increase operational efficiency;

†	expanding our operations into new geographic markets; and

†	continuing to improve the ZipRealty client experience.

RISKS RELATED TO OUR BUSINESS

Since our inception in 1999, we have had a limited operating history, have had a history of losses from inception and have only recently been profitable. While we were profitable in the third and fourth quarters of 2003 and the second quarter of 2004, we sustained a loss in the first quarter of 2004. As of June 30, 2004, we had an accumulated deficit of $54.3 million. We face a number of challenges in our business, and these risks and obstacles are described in further detail in “Risk Factors” beginning on page 9. In particular, our Internet-enabled residential real estate brokerage business model remains relatively unproven and we will need to continue to recruit, hire and retain qualified agents and continue to maintain access to MLS listings in order to grow in our highly competitive business. In addition, economic trends could have an impact on our business; for example, an increase in interest rates could lead to fewer residential real estate transactions and possibly reduce the demand for our services. Moreover, members of our management team and members of our board of directors and their affiliates will beneficially own approximately           % of our outstanding common stock following this offering, and they will be able to substantially influence corporate events requiring stockholder approval.

OUR CORPORATE INFORMATION

We were incorporated in California in January 1999 and intend to reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 2000 Powell Street, Suite 1555, Emeryville, California 94608, and our telephone number at this location is (510) 735-2600. Our web site address is www.ziprealty.com. The information on our web site is not part of this prospectus. References in this prospectus to “we,” “us” and “our” refer to ZipRealty, Inc.

The offering

Common stock offered by ZipRealty, Inc.	shares

Common stock to be outstanding after the offering	shares

Over-allotment option	shares

Proposed Nasdaq National Market symbol	ZIPR

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire businesses, technologies or other assets. See “Use of proceeds” for additional information.

The number of shares of common stock to be outstanding after this offering is based on 42,067,172 shares outstanding as of June 30, 2004, and excludes:

†	16,155,954 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.31 per share;

†	8,584,905 shares issuable upon exercise of outstanding options at a weighted average exercise price of $1.03 per share; and

†	shares available for future grant or issuance under our equity incentive plans.

Except as otherwise noted, the information in this prospectus:

†	assumes the underwriters do not exercise their over-allotment option;

†	assumes our reincorporation in Delaware prior to the closing of this offering;

†	reflects a -for-1 reverse stock split of our outstanding capital stock immediately prior to the closing of this offering;

†	reflects the filing of our amended and restated certificate of incorporation; and

†	reflects the conversion of each share of preferred stock into one share of common stock immediately prior to the closing of this offering.

Summary financial data

The following table summarizes financial data regarding our business and should be read together with “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes included elsewhere in this prospectus.

				Six months ended
	Year ended December 31,			June 30,

Statements of operations data	2001	2002	2003	2003	2004

				(unaudited)

	(in thousands, except operating data)
Net transaction revenues	$3,907	$16,795	$32,679	$13,645	$26,562
Referral and other revenues	56	368	1,128	581	607

Net revenues	3,963	17,163	33,807	14,226	27,169

Operating expenses:
Cost of revenues	6,969	13,450	19,929	8,816	14,803
Product development	1,899	1,559	1,717	979	996
Marketing and business development	3,225	4,451	5,003	2,405	3,863
General and administrative	5,447	10,378	9,464	4,955	6,382
Stock-based compensation	185	84	85	38	85

Total operating expenses	17,725	29,922	36,198	17,193	26,129

Income (loss) from operations	(13,762)	(12,759)	(2,391)	(2,967)	1,040

Other income (expense):
Interest expense	(226)	(2,118)	(2,273)	(2,267)	0
Interest income	193	126	60	33	37
Other income (expense)	3	(14)	21	(1)	(5)

Total other income (expense), net	(30)	(2,006)	(2,192)	(2,235)	32

Income (loss) before income taxes	(13,792)	(14,765)	(4,583)	(5,202)	1,072
Provision for income taxes	—	—	—	—	30

Net income (loss)	$(13,792)	$(14,765)	$(4,583)	$(5,202)	$1,042

Other operating data

Number of ZipAgents at period end	162	279	440	375	717
Total value of real estate transactions closed during period, in billions	$0.2	$0.9	$1.6	$0.7	$1.3
Number of transactions closed during period(1)	852	3,379	5,394	2,362	3,792
Average net revenue per transaction during period(2)	$4,585	$4,970	$6,058	$5,777	$7,005

(1)	As used in this prospectus, the term “transaction” or “side” refers to each representation of a buyer or seller in a real estate purchase or sale, with agents sometimes representing both parties in a single home’s sale resulting in that sale constituting two transactions or sides.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

The following table presents a summary of our balance sheet data at June 30, 2004:

†	on an actual basis; and

†	on a pro forma as adjusted basis to give effect to the conversion of all outstanding shares of preferred stock into shares of common stock immediately prior to the completion of this offering, the sale of shares of common stock offered by us at an assumed initial public offering price of $ per share, the mid-point of the range on the cover of this prospectus, and the application of the net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	June 30, 2004

		Pro forma
Balance sheet data	Actual	as adjusted

	(in thousands)
Cash and cash equivalents	$18,894
Working capital	15,666
Total assets	22,497
Total long-term liabilities	185
Total liabilities	5,818
Mandatorily redeemable convertible preferred stock and warrants	70,128
Total shareholders’ equity (deficit)	(53,449)

Risk factors

You should carefully consider the risk factors described below, together with all of the other information included in this prospectus, before you decide whether to invest in shares of our common stock. The occurrence of any of the following risks could harm our business, financial condition or results of operations. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our business model is new and unproven, and we cannot guarantee our future success.

Our Internet-enabled residential real estate brokerage service is a relatively new and unproven business model. Our business model differs significantly from that of a traditional real estate brokerage firm in several ways, including our heavy reliance on the Internet and technology and our employee agent model. The success of our business model depends on our ability to achieve higher transaction volumes at an overall lower cost per transaction in order to offset the costs associated with our technology, employee benefits, marketing and advertising expenses and discounts and rebates. If we are unable to efficiently acquire clients and maintain agent productivity, our ZipAgents may close fewer transactions and our net revenues could suffer as a result. In addition, our agents generally earn a lower per transaction commission than a traditional independent contractor agent. If we are unsuccessful in providing our agents with more opportunities to close transactions than under the traditional model, our ability to hire and retain qualified real estate agents would be harmed, which would in turn significantly harm our business.

We have been profitable in only three quarters and may incur losses in the future, and our limited operating history makes our future financial performance difficult to assess.

We were formed in January 1999 and therefore have a limited operating history upon which to evaluate our operations and future prospects. We have had a history of losses from inception through the first half of 2003 and at June 30, 2004 had an accumulated deficit of $54.3 million. While we were profitable in the third and fourth quarters of 2003 and the second quarter of 2004, we sustained a loss for the first quarter of 2004 and we may not be profitable in future quarters or on an annual basis.

Our business model has evolved, and we have only recently achieved significant revenues. We may incur additional expenses with the expectation that our revenues will grow in the future, which may not occur. As a result, we could experience budgeting and cash flow management problems, unexpected fluctuations in our results of operations and other difficulties, any of which could harm our ability to achieve or maintain profitability, increase the volatility of the market price of our common stock or harm our ability to raise additional capital.

We expect that we will continue to increase our expenses, including marketing and business development expenses and expenses incurred as a result of increasing the number of agents we employ. As we grow our business in existing markets and expand to new markets, we cannot guarantee our business strategies will be successful or that our revenues will ever increase sufficiently to achieve and maintain profitability on a quarterly or annual basis.

Risk factors

Our business model requires access to real estate listing services provided by third parties that we do not control, and the demand for our services may be reduced if we are unable to offer those services to potential clients.

A key component of our solution is that through our web site we offer clients access to, and the ability to search, real estate listings posted on the MLSs in the markets we serve. Most large metropolitan areas in the United States have at least one MLS, though there is no national MLS. The homes in each MLS are listed voluntarily by its members, who are licensed real estate brokers. The information distributed in an MLS allows brokers to cooperate in the identification of buyers for listed properties.

If our access to one or more MLS databases were restricted or terminated, our service could be adversely affected and our business may be harmed. Because participation in an MLS is voluntary, a broker or group of brokers may decline to post their listings to the existing MLS and instead create a new proprietary real estate listing service. If a broker or group of brokers created a separate real estate listing database, we may be unable to obtain access to that private listing service on commercially reasonable terms, if at all. As a result, the percentage of available real estate listings that our clients would be able to search using our web site would be reduced, perhaps significantly, thereby making our services less attractive to potential clients.

Additionally, the National Association of Realtors, or NAR, the dominant trade organization in the residential real estate industry, has recently adopted a mandatory policy for MLSs regarding the use and display of MLS listings data on virtual office web sites, or VOWs. We operate a VOW, which is a password protected website which allows us to show complete MLS data directly to consumers without their having to go through an agent. Individual MLSs affiliated with NAR, which includes the vast majority of MLSs in the United States, will be required to implement their own individual VOW policies consistent with the NAR policy by January 1, 2005. Once these individual MLS VOW policies are implemented, member brokerages will have up to six months to comply with the policy. The NAR umbrella policy is designed to provide structure to the individual MLS VOW policies, subject to a number of areas in which the individual MLSs may tailor the policy to meet their local needs.

One NAR policy provision, known as “opt-out,” creates a mechanism for individual brokers to prevent their listings data from being displayed on certain competitors’ VOWs. Brokers could exercise a “blanket opt-out,” which would not allow their listings to be displayed on any competing VOW, or a “selective opt-out,” in which they could selectively prevent certain competing VOWs from displaying their listings, while allowing other VOWs to do so. Although none of the MLSs of which we are a member has implemented a VOW policy with any of the “opt-out” provisions, should any of them decide to do so, it could potentially restrict our ability to display complete MLS home listings data to our consumers, which is a key part of our business model. Should our ability to display MLS listings information on our web site be significantly restricted, it may reduce demand for our services and lead to a decrease in the number of residential real estate transactions completed by our ZipAgents.

If we fail to recruit, hire and retain qualified agents, we may be unable to service our clients and our growth could be impaired.

Our business requires us to hire employees who are licensed real estate agents, and our strategy is based on consistently and rapidly growing our team of ZipAgents. Competition for qualified agents is intense, particularly in the markets in which we compete. While there are many licensed real estate agents in our markets and throughout the country, historically we have had difficulties in recruiting and retaining properly qualified licensed agents due particularly to agent discomfort with using technology and being actively managed by an employer. In addition, our lower per transaction agent commission model may be unattractive to certain higher performing agents. If we are unable to recruit,

Risk factors

train and retain a sufficient number of qualified licensed real estate agents, we may be unable to service our clients properly and grow our business.

Historically we have experienced a high degree of agent turnover, most of which occurs in the first few months after commencing employment. This has required us to expend a substantial amount of time and money to replace agents who have left as we have been growing our business. If this situation worsens, our rate of expansion into new markets could be slowed and we will continue to employ a significantly higher number of new agents with less experience operating in our business model, which could cause us to be less effective at expanding our market share in our existing markets and entering new markets.

Furthermore, we rely on federal and state exemptions from minimum wage and fair labor standards laws for our ZipAgents, who are compensated solely through commissions. Such exemptions may not continue to be available, or we may not qualify for such exemptions, which could subject us to penalties and damages for non-compliance. If similar exemptions are not available in states where we desire to expand our operations or if they cease to be available in the states where we currently operate, we may need to modify our agent compensation structure in such states.

Our failure to effectively manage the growth of our ZipAgents and our information and control systems could adversely affect our ability to service our clients.

As our operations have expanded, we have experienced rapid growth in our headcount from 233 total employees, including 162 ZipAgents, at December 31, 2001 to 839 total employees, including 717 ZipAgents, at June 30, 2004. We expect to continue to increase headcount in the future, particularly the number of ZipAgents. Our rapid growth has demanded, and will continue to demand, substantial resources and attention from our management. We will need to continue to hire additional qualified agents and improve and maintain our technology to properly manage our growth. If we do not effectively manage our growth, our client service and responsiveness could suffer and our costs could increase, which could negatively affect our brand and operating results.

As we grow, our success will depend on our ability to continue to implement and improve our operational, financial and management information and control systems on a timely basis, together with maintaining effective cost controls. This will be particularly critical as we implement new systems and controls to help us comply with the more stringent requirements of being a public company. Our systems, procedures or controls may not be adequate to support our operations, and we may not be able to successfully offer our services and implement our business plan.

Our operating results are subject to seasonality and vary significantly among quarters during each calendar year, making meaningful comparisons of successive quarters difficult.

The residential real estate market traditionally has experienced seasonality, with a peak in the spring and summer seasons and a decrease in activity during the fall and winter seasons. Revenues in each quarter are significantly affected by activity during the prior quarter, given the typical 45-day time lag between contract execution and closing. Historically, this seasonality has caused our revenues, operating income, net income and cash flow from operating activities to be lower in the first and fourth quarters and higher in the second and third quarters of each year.

Factors affecting the timing of real estate transactions that can cause our quarterly results to fluctuate include:

†	timing of widely observed holidays and vacation periods and availability of real estate agents and related service providers during these periods;

†	a desire to relocate prior to the start of the school year;

Risk factors

†	timing of employment compensation changes, such as raises and bonuses; and

†	the time between entry into a purchase contract for real estate and closing of the transaction.

We expect our revenues to continue to be subject to these seasonal fluctuations, which, combined with our recent growth, make it difficult to compare successive quarters.

Interest rates have been at historic lows for the past several years, and increases in interest rates have the potential to negatively impact the housing market.

When interest rates rise, all other things being equal, housing becomes less affordable, since at a given income level people cannot qualify to borrow as much principal, or given a fixed principal amount they will be faced with higher monthly payments. This may result in fewer people being able to afford homes at prevailing prices, potentially leading to fewer transactions or reductions in home prices in certain regions, depending also on the relevant supply-demand dynamics of those markets. Since we operate in only 12 markets around the country, it is possible that we could experience a more pronounced impact than we would experience if our operations were more diversified. Should we experience softening in our markets and not be able to offset the potential negative market influences on price and volume by increasing our transaction volume through market share growth, our financial results could be negatively impacted.

If consumers do not continue to increase their use of Internet-enabled real estate brokerage services, we may be unable to attract new clients and our growth and financial results may suffer.

We rely substantially on our web site and Web-based marketing for our client lead generation. As the residential real estate business has traditionally been characterized by personal, face-to-face relationships between buyers and sellers and their agents, our success will depend to a certain extent on the willingness of consumers to increase their use of online services in the real estate sales and purchasing process. In addition, our success will depend on consumers visiting our web site early in their selling or buying process so that we can interface with potential clients before they have engaged a real estate agent to represent them in their transactions. If we are unable to convince visitors to our web site to transact business with us, our ZipAgents will have fewer opportunities to represent clients in residential real estate transactions and our net revenues could suffer.

Our success depends in part on our ability to successfully expand into additional real estate markets.

We currently operate in 12 markets, including 11 of the 25 largest U.S. metropolitan statistical areas. A part of our business strategy is to grow our business by entering into additional real estate markets. Key elements of this expansion include our ability to identify strategically attractive real estate markets and to successfully establish our brand in those markets. We consider many factors when selecting a new market to enter, including:

†	the economic conditions and demographics of a market;

†	the general prices of real estate in a market;

†	Internet use in a market;

†	competition within a market from local and national brokerage firms;

†	rules and regulations governing a market;

Risk factors

†	the ability and capacity of our organization to manage expansion into additional geographic areas, additional headcount and increased organizational complexity;

†	the existence of local MLSs; and

†	state laws governing cash rebates.

We have not entered into a new geographic market since July 2001 and have limited experience expanding into and operating in multiple markets, managing multiple sales regions or addressing the factors described above. In addition, we expect this expansion to involve significant initial start-up costs. We also expect that significant revenues from new markets will be achieved, if ever, only after we have been operating in that market for some time and begun to build market awareness of our services. As a result, geographic expansion is likely to significantly increase our expenses and cause fluctuations in our operating results. In addition, if we are unable to successfully penetrate these new markets, we may continue to incur costs without achieving the expected revenues, which would harm our financial condition and results of operations.

Unless we develop, maintain and protect a strong brand identity, our business may not grow and our financial results may suffer.

We believe a strong brand is a competitive advantage in the residential real estate industry because of the fragmentation of the market and the large number of agents and brokers available to the consumer. Because our brand is relatively new, we currently do not have strong brand identity. In addition, we recently redesigned our logo and marketing slogan, which could result in loss of the brand recognition we currently have and confusion among consumers. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting new clients. In order to attract and retain clients, and respond to competitive pressures, we expect to increase our marketing and business development expenditures to maintain and enhance our brand in the future.

We plan to expand our current online, radio and newspaper advertising and conduct future outdoor and television advertising campaigns. We plan to increase our advertising expenditures substantially in the future. While we intend to enhance our marketing and advertising activities in order to promote our brand, these activities may not have a material positive impact on our brand identity. In addition, maintaining our brand will depend on our ability to provide a high-quality consumer experience and high quality service, which we may not do successfully. If we are unable to maintain and enhance our brand, our ability to attract new clients or successfully expand our operations will be harmed.

We have numerous competitors, many of which have valuable industry relationships and access to greater resources than we do.

The residential real estate market is highly fragmented, and we have numerous competitors, many of which have greater name recognition, longer operating histories, larger client bases, and significantly greater financial, technical and marketing resources than we do. Some of those competitors are large national brokerage firms or franchisors, such as Prudential Financial, Inc., RE/ MAX International Inc. and Cendant Corporation, which owns the Century 21, Coldwell Banker and ERA franchise brands, large mortgage and corporate relocation businesses and NRT Incorporated, the largest brokerage in the United States. NRT owns and operates brokerages that are typically affiliated with one of the franchise brands owned by Cendant. We are also subject to competition from local or regional firms, as well as individual real estate agents. We also compete or may in the future compete with various online services, such as InterActiveCorp and its LendingTree unit, HomeGain, Inc., Homestore, Inc. and its Realtor.com affiliate and Yahoo! Inc. that also look to attract and monetize home buyers and sellers using the Internet. Homestore is affiliated with NAR, the National Association of Home Builders, or NAHB, a number of major MLSs and Cendant, which may provide Homestore with preferred access

Risk factors

to listing information and other competitive advantages. In addition, our technology-focused business model is a relatively new approach to the residential real estate market and many consumers may be hesitant to choose us over more established brokerage firms employing traditional techniques.

Some of our competitors are able to undertake more extensive marketing campaigns, make more attractive offers to potential agents and clients and respond more quickly to new or emerging technologies. Over the past several years there has been a slow but steady decline in average commissions charged in the real estate brokerage industry, with the average commission percentage decreasing from 5.44% in 2000 to 5.14% in 2003 according to REAL Trends. Some of our competitors with greater resources may be able to better withstand the short- or long-term financial effects of this trend. In addition, the barriers to entry to providing an Internet-enabled real estate service are low, making it possible for current or new competitors to adopt certain aspects of our business model, including offering complete MLS data to clients via the Internet, thereby reducing our competitive advantage. We may not be able to compete successfully for clients and agents, and increased competition could result in price reductions, reduced margins or loss of market share, any of which would harm our business, operating results and financial condition.

Changes in federal and state real estate laws and regulations, and rules of industry organizations such as the National Association of REALTORS®, could adversely affect our business.

The real estate industry is heavily regulated in the United States, including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act, state and local licensing laws and regulations and federal and state advertising laws. In addition to existing laws and regulations, states and industry participants and regulatory organizations could enact legislation, regulatory or other policies in the future, which could restrict our activities or significantly increase our compliance costs. Moreover, the provision of real estate services over the Internet is a new and evolving business, and legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives governing the conduct of our business. If existing laws or regulations are amended or new laws or regulations are adopted, we may need to comply with additional legal requirements and incur significant compliance costs, or we could be precluded from certain activities. Because we operate through our web site, state and local governments other than where the subject property is located may attempt to regulate our activities, which could significantly increase our compliance costs and limit certain of our activities. In addition, industry organizations, such as NAR and other state and local organizations, can impose standards or other rules affecting the manner in which we conduct our business. As mentioned above, NAR has adopted rules that, if implemented, could result in a reduction in the number of home listings that could be viewed on our web site. NAR has extended the deadline for the implementation of its rules at least twice during an investigation by the antitrust division of the Department of Justice into NAR’s policy that dictates how brokers can display other brokers’ property listings on their web sites. We presently do not know whether or when the NAR rules will be implemented in their current form or in a revised form, if at all. The implementation of the rules will not limit our access to listing information, but could limit the display of listing information to our clients through our web site in the manner we currently utilize. Any significant lobbying or related activities, either of governmental bodies or industry organizations, required to respond to current or new initiatives in connection with our business could substantially increase our operating costs and harm our business.

Risk factors

We derive a significant portion of our leads through third parties, and if any of our significant lead generation relationships are terminated or become more expensive, our ability to attract new clients and grow our business may be adversely affected.

We generate leads for our ZipAgents through many sources, including leads from third parties with which we have only non-exclusive, short-term agreements that are generally terminable on little or no notice and with no penalties. Our largest third-party lead source in the first six months of 2004, HomeGain, Inc., which competes with us for online customer acquisition, generated approximately 22% of our leads during that period. In addition, during the second quarter of 2004 our exclusive co-branded relationship with one such third-party lead source, Yahoo! Inc., was terminated in four of our markets. Leads from this source accounted for approximately 18% of our leads and 9% of our net revenues during the first six months of 2004. If any of our significant lead generation relationships are terminated or become more expensive and we are unable to obtain substitute sources on acceptable terms, our ability to attract new clients and grow our business may be impaired.

Our business could be harmed by economic events that are out of our control and may be difficult to predict.

The success of our business depends in part on the health of the residential real estate market, which traditionally has been subject to cyclical economic swings. The purchase of residential real estate is a significant transaction for most consumers, and one which can be delayed or terminated based on the availability of discretionary income. Economic slowdown or recession, rising interest rates, adverse tax policies, lower availability of credit, increased unemployment, lower consumer confidence, lower wage and salary levels, war or terrorist attacks or the public perception that any of these events may occur, could adversely affect the demand for residential real estate and would harm our business. Also, if interest rates increase significantly, homeowners’ ability to purchase a new home or a higher priced home may be reduced as higher monthly payments would make housing less affordable. In addition, these conditions could lead to a decline in new listings, transaction volume and sales prices, any of which would harm our operating results.

Our ability to expand our business may be limited by state laws governing cash rebates to home buyers.

A significant component of our value proposition to our home buyer clients is a cash rebate provided to the buyer at closing. Currently, our clients who are home buyers represent a substantial majority of our business and revenues. Certain states, such as Alaska, Kansas, Kentucky, Louisiana, Mississippi, New Jersey, Oklahoma, Oregon and Tennessee, presently prohibit sharing commissions with clients who are not licensed real estate agents. In addition, our cash rebate program as currently conducted may conflict with other state laws, including those of Missouri and New York. Should we decide to expand into any of these states, we may have to adjust our pricing structure or refrain from offering rebates to buyers in these states. Moreover, we cannot predict whether alternative approaches will be cost effective or easily marketable to prospective clients. The failure to enter into these markets, or others that adopt similar restrictions, or to successfully attract clients in these markets, could harm our business.

We may be unable to integrate our technology with each MLS on a cost-effective basis, which may harm our operating results and adversely affect our ability to service clients.

Each MLS is operated independently and is run on its own technology platform. As a result, we must constantly modify our technology to successfully interact with each independent MLS in order to maintain access to that MLS’s home listings information. In addition, when a new MLS is created, we must customize our technology to work with that new system. These activities require constant attention and significant resources. We may be unable to successfully interoperate with the MLSs

Risk factors

without significantly increasing our engineering costs, which would increase our operating expenses without a related increase in net revenues and cause our operating results to suffer. We may also be unable to interoperate with the MLSs at all, which may adversely affect the demand for our services.

If we fail to comply with real estate brokerage laws and regulations, we may incur significant financial penalties or lose our license to operate.

Due to the geographic scope of our operations and the nature of the real estate services we perform, we are subject to numerous federal, state and local laws and regulations. For example, we are required to maintain real estate brokerage licenses in each state in which we operate and to designate individual licensed brokers of record. If we fail to maintain our licenses, lose the services of our designated broker of record or conduct brokerage activities without a license, we may be required to pay fines or return commissions received, our licenses may be suspended or we may be subject to other civil and/or criminal penalties. As we expand into new markets, we will need to obtain and maintain the required brokerage licenses and comply with the applicable laws and regulations of these markets, which may be different from those we are accustomed to, may be difficult to obtain and will increase our compliance costs. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty and cost of compliance with the numerous state licensing regimes and possible losses resulting from non-compliance have increased. Our failure to comply with applicable laws and regulations, the possible loss of real estate brokerage licenses or litigation by government agencies or affected clients may have a material adverse effect on our business, financial condition and operating results, and may limit our ability to expand into new markets.

We may have liabilities in connection with real estate brokerage activities.

As a licensed real estate broker, we and our licensed employees are subject to statutory due diligence, disclosure and standard-of-care obligations. In the ordinary course of business we and our employees are subject to litigation from parties involved in transactions for alleged violations of these obligations. In addition, we may be required to indemnify our employees who become subject to litigation arising out of our business activities, including for claims related to the negligence of those employees. An adverse outcome in any such litigation could negatively impact our reputation and harm our business.

We may be subject to liability for the Internet content that we publish.

As a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of the material that we publish or distribute. Such claims may include the posting of confidential data, erroneous listings or listing information and the erroneous removal of listings. These types of claims have been brought successfully against the providers of online services in the past and could be brought against us or others in our industry. These claims, whether or not successful, could harm our reputation, business and financial condition. Although we carry general liability insurance, our insurance may not cover claims of these types or may be inadequate to protect us for all liability that we may incur.

We monitor and evaluate the use of our web site by our registered users, which could raise privacy concerns among potential clients.

Visitors to our web site that register with us receive access to home listing and related information that we do not make available to unregistered users. As part of the registration process, our registered users consent to our use of information we gather from their use of our web site, such as the geographic areas in which they search for homes, the price range of homes they view, their activities while on our web site and other similar information. They also provide us with personal information such as telephone numbers and email addresses. While our registered users consent to our internal use of this

Risk factors

information, if we were to use this information outside the scope of their consent or otherwise fail to keep this information confidential, we may be subject to legal claims or government action and our reputation and business could be harmed. While we do not share web site use and other personal information with any third parties, except with our clients consent to third parties involved in the transaction process, concern among consumers regarding our use of personal information gathered from visitors to our web site could cause them not to register with us. This would reduce the number of leads we derive from our web site. Because our web site is our primary client acquisition tool, any resistance by consumers to register on our web site would harm our business and results of operations, and could cause us to alter our business practices or incur significant expenses to educate consumers regarding the use we make of information.

We may need to change the manner in which we conduct our business if government regulation of the Internet increases.

The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. For example, both the U.S. government as well as the State of California have enacted Internet laws regarding privacy and sharing of customer information with third parties. Laws applicable to the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet.

In addition, because each state in which we do business requires us to be a licensed real estate broker, and residents of states in which we do not do business could potentially access our web site, changes in Internet regulation could lead to situations in which we are considered to “operate” or “do business” in such states. This could result in potential claims or regulatory action.

If we are required to comply with new regulations or new interpretations of existing regulations, we may not be able to differentiate our services from traditional competitors and may not attract a sufficient number of clients for our business to be successful.

Our reputation and client and agent service offerings may be harmed by system failures and computer viruses.

The performance and reliability of our technology infrastructure is critical to our reputation and ability to attract and retain clients and agents. Our network infrastructure is currently co-located at a single facility in Sunnyvale, California and we do not currently operate a back-up facility. As a result, any system failure or service outage at this primary facility would result in a loss of service for the duration of the failure or outage. Any system error or failure, or a sudden and significant increase in traffic, may significantly delay response times or even cause our system to fail resulting in the unavailability of our Internet platform. For example, earlier this year we experienced an unscheduled outage that lasted approximately 12 hours. During this period our clients and prospective clients were unable to access our web site or receive notifications of new listings. While we have taken measures to prevent unscheduled outages, outages may occur in the future. In addition, our systems and operations are vulnerable to interruption or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fire and flood, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Our network infrastructure is located in the San Francisco Bay area, which is susceptible to earthquakes and has, in the past, experienced power shortages and outages, any of which could result in system failures and service outages. We may not be able to expand our network infrastructure, either on our own or

Risk factors

through use of third party hosting systems or service providers, on a timely basis sufficient to meet demand. Any interruption, delay or system failure could result in client and financial losses, litigation or other consumer claims and damage to our reputation.

Our intellectual property rights are valuable and our failure to protect those rights could adversely affect our business.

Our intellectual property rights, including existing and future patents, trademarks, trade secrets, and copyrights, are and will continue to be valuable and important assets of our business. We believe that our proprietary ZAP technology and ZipNotify, as well as our ability to interoperate with multiple MLSs and our other technologies and business practices, are competitive advantages and that any duplication by competitors would harm our business. We have taken measures to protect our intellectual property, but these measures may not be sufficient or effective. For example, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements. We also seek to maintain certain intellectual property as trade secrets. Intellectual property laws and contractual restrictions may not prevent misappropriation of our intellectual property or deter others from developing similar technologies. In addition, others may develop technologies that are similar or superior to our technology, including our patented technology. Any significant impairment of our intellectual property rights could harm our business.

We may in the future be subject to intellectual property rights disputes, which could divert management attention, be costly to defend and require us to limit our service offerings.

Our business depends on the protection and utilization of our intellectual property. Other companies may develop or acquire intellectual property rights that could prevent, limit or interfere with our ability to provide our products and services. One or more of these companies, which could include our competitors, could make claims alleging infringement of their intellectual property rights. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could significantly divert management resources and attention.

Our technologies may not be able to withstand any third-party claims or rights against their use. If we were unable to successfully defend against such claims, we may have to:

†	pay damages;

†	stop using the technology found to be in violation of a third party’s rights;

†	seek a license for the infringing technology; or

†	develop alternative non-infringing technology.

If we have to obtain a license for the infringing technology, it may not be available on reasonable terms, if at all. Developing alternative non-infringing technology could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings. Any of these results could reduce our ability to compete effectively, and harm our business and results of operations.

If we fail to attract and retain our key personnel, our ability to meet our business goals will be impaired and our financial condition and results of operations will suffer.

The loss of the services of one or more of our key personnel could seriously harm our business. In particular, our success depends on the continued contributions of Eric A. Danziger, our President and Chief Executive Officer, and other senior level sales, operations, marketing, technology and financial

Risk factors

officers. Our business plan was developed in large part by our senior level officers and its implementation requires their skills and knowledge. None of our officers or key employees is bound by an employment agreement and their employment is at will. We do not have “key person” life insurance policies covering any of our executives.

We intend to evaluate acquisitions or investments in complementary technologies and businesses and we may not realize the anticipated benefits from, and may have to pay substantial costs related to, any acquisitions or investments that we undertake.

As part of our business strategy, we plan to evaluate acquisitions of, or investments in, complementary technologies and businesses. We may be unable to identify suitable acquisition candidates in the future or be able to make these acquisitions on a commercially reasonable basis, or at all. If we complete an acquisition or investment, we may not realize the benefits we expect to derive from the transaction. Any future acquisitions and investments would have several risks, including:

†	our inability to successfully integrate acquired technologies or operations;

†	diversion of management’s attention;

†	problems maintaining uniform standards, procedures, controls and policies;

†	potentially dilutive issuances of equity securities or the incurrence of debt or contingent liabilities;

†	expenses related to amortization of intangible assets;

†	risks associated with operating a business or in a market in which we have little or no prior experience;

†	potential write offs of acquired assets;

†	loss of key employees of acquired businesses; and

†	our inability to recover the costs of acquisitions or investments.

RISKS RELATED TO THIS OFFERING

Because there has been no prior trading market for our common stock, it could trade at prices below the initial public offering price.

Before this offering, there has not been a public trading market for shares of our common stock. An active trading market may not develop or be sustained after this offering. The initial public offering price for the shares of common stock sold in this offering will be determined by negotiations between us and representatives of the underwriters. This price may bear no relationship to the price at which our common stock will trade after this offering.

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

The trading price of our common stock after this offering may fluctuate widely, depending upon many factors, some of which are beyond our control. These factors include, among others, the risks identified above and the following:

†	variations in our quarterly results of operations;

†	announcements by us or our competitors;

†	changes in estimates of our performance or recommendations, or termination of coverage by securities analysts;

Risk factors

†	inability to meet quarterly or yearly estimates or targets of our performance;

†	the hiring or departure of key personnel, including agents or groups of agents or key executives;

†	changes in our reputation;

†	acquisitions or strategic alliances involving us or our competitors;

†	changes in the legal and regulatory environment affecting our business; and

†	market conditions in our industry and the economy as a whole.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources and could harm the price of our common stock. Although we carry general liability and errors and omissions insurance, our insurance may not cover claims of these types or may be inadequate to protect us from all liability that we may incur.

Our share price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after this offering, or from the perception that these sales could occur. These sales could also make it more difficult for us to sell our equity or equity-related securities in the future at a time and price that we deem appropriate.

Immediately after this offering is completed, we will have                      shares of common stock outstanding, or                      shares if the representatives of the underwriters exercise their over-allotment option in full. The                      shares sold pursuant to this offering will be immediately tradable without restriction. Of the remaining shares:

†	no shares will be eligible for sale immediately upon completion of this offering;

†	shares will be eligible for sale upon the expiration of lock-up agreements, subject in some cases to vesting, the volume and other restrictions of Rule 144 and Rule 701 under the Securities Act of 1933, as amended; and

†	shares will be eligible for sale upon the exercise of vested options after the expiration of the lock-up agreements.

The lock-up agreements expire 180 days after the date of this prospectus, provided that the 180-day lock-up period may be extended for up to 37 additional days under certain circumstances where we announce or pre-announce earnings or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 180-day period. The representatives of the underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. After the closing of this offering, we intend to register                      shares of common stock that have been issued or reserved for future issuance under our stock incentive plans.

Risk factors

Our principal stockholders, executive officers and directors own a significant percentage of our stock, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately      % of our common stock following this offering. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors, the retention and hiring of officers, and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

You will experience immediate and substantial dilution in the book value of your common stock.

Investors purchasing shares of our common stock in this offering will pay more for their shares than the amount paid by existing stockholders who acquired shares prior to this offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution in net tangible book value of approximately $           per share. If the holders of outstanding options or warrants exercise those securities, you will incur further dilution. See “Dilution” for additional information.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

†	providing for a classified board of directors with staggered, three-year terms;

†	not providing for cumulative voting in the election of directors;

†	authorizing the board to issue, without stockholder approval, preferred stock with rights senior to those of common stock;

†	prohibiting stockholder action by written consent;

†	limiting the persons who may call special meetings of stockholders; and

†	requiring advance notification of stockholder nominations and proposals.

In addition, the provisions of Section 203 of Delaware General Corporate Law govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time.

These and other provisions in our amended and restated certificate of incorporation, our bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions. See “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock—Anti-takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law.”

Special note regarding forward-looking statements

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “should,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “potential,” “predict” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements relating to:

†	our future financial results;

†	our future growth and expansion into new markets;

†	our future advertising and marketing activities; and

†	our future investment in technology.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk factors.” No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Except as otherwise required by law, we undertake no obligation to update or revise any forward-looking statement contained in this prospectus.

Use of proceeds

We estimate that we will receive net proceeds of $           million from the sale of the                      shares of common stock offered by us in this offering, based on an assumed initial public offering price of $           per share, the mid-point of the range on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive net proceeds of $           million.

The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets.

We currently estimate that we will use the net proceeds of this offering for general corporate purposes, including working capital. We have not assigned specific portions of the net proceeds of this offering for any particular uses, and we will retain broad discretion in the allocation of these proceeds. Although we evaluate potential acquisitions of complementary businesses, technologies or other assets in the ordinary course of business, we have no specific understandings, commitments or agreements with respect to any acquisition at this time.

Pending such uses, we intend to invest the funds in short-term, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

Dividend policy

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not currently expect to pay any cash dividends.

Capitalization

The following table sets forth:

†	our actual capitalization at June 30, 2004;

†	our pro forma capitalization after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock immediately prior to the completion of this offering; and

†	our pro forma capitalization as adjusted to reflect the sale of shares of common stock offered by us at an assumed initial public offering price of $ per share, the mid-point of the range on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the capitalization table together with the sections of this prospectus entitled “Selected financial data” and “Management’s discussion and analysis of financial condition and results of operations” and with our financial statements and related notes beginning on page F-1.

	At June 30, 2004

			Pro forma
	Actual	Pro forma	as adjusted

	(in thousands)
Mandatorily redeemable convertible preferred stock, $0.001 par value; 59,342,640 shares authorized, 37,433,347 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	63,499	—	—
Mandatorily redeemable convertible preferred stock warrants	6,629	—

	70,128	—	—

Shareholders’ equity (deficit):
Common stock, $0.001 par value; 80,000,000 shares authorized, 4,633,825 shares issued and outstanding, actual; shares authorized, pro forma and pro forma as adjusted; shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	4	37
Additional paid-in capital	1,364	64,776
Deferred stock-based compensation	(545)	(545)
Accumulated equity (deficit)	(54,272)	(54,272)

Total shareholders’ equity (deficit)	(53,449)	9,996

Total capitalization	$16,679	$9,996	$

In addition to the shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

†	16,155,954 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.31 per share as of June 30, 2004;

†	8,584,905 shares issuable upon exercise of outstanding options at a weighted average exercise price of $1.03 per share as of June 30, 2004; and

†	shares available for future grant or issuance under our equity incentive plans.

Dilution

At June 30, 2004, our net tangible book value was $16.7 million, or $3.60 per share of common stock. Net tangible book value per share is equal to our shareholders’ equity (deficit) less goodwill and other intangible assets, divided by the total number of shares of our common stock outstanding. After giving effect to the conversion our preferred stock into common stock and the sale of the shares of our common stock offered by us at an assumed initial public offering price of $           per share, the mid-point of the range on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value at June 30, 2004 would have been $           million, or $           per share. This represents an immediate increase in net tangible book value of $           per share to existing stockholders and an immediate dilution of $           per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates the dilution per share:

Initial public offering price per share		$
Net tangible book value per share at June 30, 2004, before giving effect to this offering	$
Increase in net tangible book value per share attributable to new investors purchasing shares in this offering
Net tangible book value per share after giving effect to this offering

Dilution in net tangible book value per share to new investors		$

If the underwriters exercise their over-allotment option in full, the net tangible book value per share after giving effect to this offering would be $           per share, and the dilution in net tangible book value per share to new investors would be $           per share.

The following table summarizes, as of June 30, 2004, the differences between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by the existing stockholders and by the new investors purchasing stock in this offering at the initial public offering price of $           per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares purchased		Total cash consideration
Average price
	Number	Percentage	Amount	Percentage	per share

Existing stockholders		%	$	%	$
New investors		%		%

Total		100.0%	$	100.0%

If the underwriters exercise their over-allotment option in full, our existing stockholders would own      % and our new investors would own      % of the total number of shares of our common stock outstanding after this offering.

The preceding discussion and tables assume no exercise of stock options or warrants outstanding as of June 30, 2004. As of June 30, 2004, there were:

†	16,155,954 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.31 per share;

†	8,584,905 shares issuable upon exercise of outstanding options at a weighted average exercise price of $1.03 per share; and

†	shares available for future grant or issuance under our equity incentive plans.

Selected financial data

You should read the following selected financial data together with “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes included elsewhere in this prospectus.

The statements of operations data for the years ended December 31, 2001, 2002 and 2003, and the balance sheet data at December 31, 2002 and 2003, are derived from our financial statements appearing elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The statements of operations data for the period from January 25, 1999 (inception) to December 31, 1999 and the year ended December 31, 2000, and the balance sheet data at December 31, 1999, 2000 and 2001, are derived from our financial statements that are not included in this prospectus. The statements of operations data for the six months ended June 30, 2003 and 2004, and the balance sheet data at June 30, 2004, are derived from our unaudited financial statements included elsewhere in this prospectus. In management’s opinion, these unaudited statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. The historical results are not necessarily indicative of the results to be expected in any future period. Pro forma basic and diluted net loss per share have been computed to give effect to the conversion of mandatorily redeemable convertible preferred stock into common stock upon the closing of our initial public offering on an as-

Selected financial data

if-converted basis for the year ended December 31, 2003 and the six months ended June 30, 2004 as if such conversion occurred at the beginning of the respective period or original issue date, if later.

	Period from
	January 25,					Six months ended
	1999 (inception)	Year ended December 31,				June 30,
Statements of operations	to December 31,
data	1999	2000	2001	2002	2003	2003	2004

	(in thousands, except share and per share data					) (unaudited)
Net transaction revenues	$43	$1,386	$3,907	$16,795	$32,679	$13,645	$26,562
Referral and other revenues	0	0	56	368	1,128	581	607

Net revenues	43	1,386	3,963	17,163	33,807	14,226	27,169

Operating expenses:
Cost of revenues	250	3,798	6,969	13,450	19,929	8,816	14,803
Product development	700	2,623	1,899	1,559	1,717	979	996
Marketing and business development	638	10,497	3,225	4,451	5,003	2,405	3,863
General and administrative	673	4,613	5,447	10,378	9,464	4,955	6,382
Stock-based compensation	0	124	185	84	85	38	85

Total operating expenses	2,261	21,655	17,725	29,922	36,198	17,193	26,129

Income (loss) from operations	(2,218)	(20,269)	(13,762)	(12,759)	(2,391)	(2,967)	1,040

Other income (expense):
Interest expense	0	0	(226)	(2,118)	(2,273)	(2,267)	0
Interest income	9	304	193	126	60	33	37
Other income (expense)	0	0	3	(14)	21	(1)	(5)

Total other income (expense), net	9	304	(30)	(2,006)	(2,192)	(2,235)	32

Income (loss) before income taxes	(2,209)	(19,965)	(13,792)	(14,765)	(4,583)	(5,202)	1,072
Provision for income taxes	—	—	—	—	—	—	30

Net income (loss)	$(2,209)	$(19,965)	$(13,792)	$(14,765)	$(4,583)	$(5,202)	$1,042

Preferred stock dividends	0	0	385	631	631	313	314
Amount allocated to participating preferred shares	—	—	—	—	—	—	641

Net income (loss) available to common shareholders	$(2,209)	$(19,965)	$(14,177)	$(15,396)	$(5,214)	$(5,515)	$87

Net income (loss) per share:
Basic			$(3.32)	$(3.54)	$(1.19)	$(1.26)	$0.02
Diluted			$(3.32)	$(3.54)	$(1.19)	$(1.26)	$0.00
Weighted average common shares outstanding:
Basic			4,271,092	4,343,601	4,377,174	4,364,910	4,451,852
Diluted			4,271,092	4,343,601	4,377,174	4,364,910	19,741,185

	December 31,
						June 30,
Balance sheet data	1999	2000	2001	2002	2003	2004

	(in thousands)
Cash and cash equivalents	$15,866	$5,999	$931	$8,961	$10,357	$18,894
Working capital	15,519	5,085	(171)	7,817	8,234	15,666
Total assets	16,329	10,063	4,018	12,047	12,430	22,497
Total long-term liabilities	0	873	316	17,082	207	185
Total liabilities	366	2,356	1,962	19,827	3,535	5,818
Mandatorily redeemable convertible preferred stock and warrants	18,125	29,694	37,554	42,392	63,556	70,128
Total shareholders’ equity (deficit)	(2,039)	(18,675)	(32,121)	(50,172)	(54,660)	(53,449)

Management’s discussion and analysis of financial condition and results of operations

The following discussion should be read together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including but not limited to those set forth under “Risk factors” and elsewhere in this prospectus. We undertake no obligation to update any information contained in these forward-looking statements.

OVERVIEW

General

We are a full service residential real estate brokerage firm, using the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Our solution includes a client-centric business approach, a sophisticated web site that empowers home buyers and sellers with relevant information, a proprietary business management technology platform and significant financial savings for consumers. We share a portion of our commissions with our buyer clients in the form of a cash rebate, and typically represent our seller clients at fee levels below those offered by most traditional brokerage companies in our markets. Generally, our seller clients pay a total brokerage fee of 4.5% to 5.0% of the transaction value, of which 2.5% to 3.0% is paid to agents representing buyers.

Our net revenues are comprised primarily of commissions earned as agents for buyers and sellers in residential real estate transactions. We record revenues net of rebate or commission discount, if any, paid or offered to our clients. We also receive revenues from certain co-marketing arrangements, such as our relationship with E-LOAN, Inc., which provides the mortgage center on our web site and pays us a flat monthly fee that is established on a periodic basis. Generally, non-commission revenues represent less than 5% of our net revenues during any period. Our net revenues are principally driven by the number of transactions we close and the average net revenue per transaction. Average net revenue per transaction is a function of the home sales price and percentage commission we receive on each transaction.

We were founded in 1999, currently have operations in 12 major metropolitan areas, and as of June 30, 2004 employed 839 people, of whom 717 were ZipAgents.

Trends in our business

Our business has experienced rapid growth since our inception in 1999, primarily as a result of increased transaction volume and increased average net revenue per transaction. In 2001, we generated $4.0 million in net revenues, compared to $17.2 million in 2002 and $33.8 million 2003. The number of our closed transactions increased from approximately 850 in 2001 to approximately 5,400 in 2003, and our average net revenue per transaction increased from approximately $4,600 in 2001 to over $6,000 in 2003. Our transaction volume is primarily driven by the number of ZipAgents we employ, which has increased from 162 at December 31, 2001 to 440 at December 31, 2003. Our average net revenue per transaction increased over this time primarily as a result of increasing home prices and a reduction in our rebate paid to buyers. As we add additional ZipAgents, we believe we will continue to increase our transaction volume and grow our business. Historically, we have maintained our agent productivity as we have added additional ZipAgents, and we expect to continue to do so in the future. We also intend to hire agents who already work for competing brokerage firms in our existing markets. By hiring those established agents who we anticipate will be successful within our business model, we believe we can increase our transaction volume without diluting the number of potential

Management’s discussion and analysis of financial condition and results of operations transactions per agent, which could offset a decrease in overall market demand. In addition, we believe that customer acquisition is one of our core competencies, and while we anticipate that the difficulty of acquiring a sufficient number of leads online may increase over time, we expect that we can mitigate some of that impact with repeat and referral business, as well as by increasing our visibility and credibility to potential clients over time. Since our market share has averaged less than 1% over the past twelve months in our existing markets in aggregate, we believe that there is significant opportunity to increase our market share and grow our revenues, even if the overall level of sales decline due to changing consumer sentiment, interest rate increases or other economic or geopolitical factors. However, we anticipate the pace of our growth in percentage terms to slow as our company increases in size.

Over time, we have made significant adjustments to our cost structure and revenue model in order to improve the financial results of our business. In 2001, we completed a reduction in force involving approximately 45 employees in a restructuring effort completed prior to the hiring of our current CEO. We have also modified the compensation structure for ZipAgents over time and may do so again in the future. Initially, new ZipAgents were paid a base salary for the first three months of employment, and we provided leased automobiles to many of our ZipAgents. We cancelled the leased automobile program in December 2002, and we phased out this base salary program during the first two quarters of 2003. By the second half of 2003, we had eliminated base salary for our ZipAgents and began compensating them only through commissions and expense allowances. During this period, we also instituted threshold productivity standards that ZipAgents were required to meet before being entitled to receive leads without charge. Currently, our ZipAgents earn a compensation package consisting of a percentage of the commissions they generate for us that ranges from 40% to 75%, based on their productivity, as well as an expense allowance ranging from $750 to $1,500 per month. We also provide our ZipAgents with health, welfare, retirement and equity incentive benefits, and pay for certain marketing costs.

We have lowered our buyer rebate percentage three times to improve our revenue model. In January 2002, we lowered our rebate from 1% of the home sales price to 33.3% of our commission, up to a maximum of 1% of the home sales price. In September 2002, we reduced our buyer rebate to 25% of our commission, up to a maximum of 1% of the home sales price. In March 2004, we further reduced our buyer rebate to 20% of our commission, removing the up to 1% qualifier. The effect of each of the buyer rebate reductions was recognized over a phase-in period of approximately two to four months as the reduction only affected new clients immediately while existing clients continued under the prior rebate policy for transactions already in progress and for transactions opened within a short period after the reduction was announced. We implemented these buyer rebate percentage reductions for several reasons, including our determination that our growing reputation for service allowed us not to compete solely on price, our efforts to improve our revenue model and agent compensation model, and our desire to offer a simplified rebate structure to our clients.

We achieved profitability for the first time in the third quarter of 2003 and maintained profitability for the fourth quarter as well, primarily as a result of increased transaction volume, higher average net revenue per transaction and improved management of discretionary expenses. However, as a result of the seasonality to which our business is subject, we again experienced a net loss in the first quarter of 2004. We returned to profitability in the second quarter of 2004, primarily as a result of higher average net transaction revenue and increased transactional volume due to our increased ZipAgent force and seasonal factors.

Over the past several years there has been a slow but steady decline in average commissions charged in the real estate brokerage industry, in part due to companies such as ours exerting downward pressure on prices with our lower commission structure, as well as by what, in our view, appears to be an increase in consumer willingness to negotiate fees with their agents. We believe that many consumers

Management’s discussion and analysis of financial condition and results of operations are focusing on absolute commission dollars paid to sell their home as opposed to accepting a traditional standard market commission percentage. According to REAL Trends, while the average commission percentage decreased from 5.44% in 2000 to 5.14% in 2003, total commission revenues increased from $42.6 billion to $59.6 billion during that same period, influenced by steadily increasing sales volumes and higher median sales prices. In the event that commissions continue to decline, which many industry observers, such as REAL Trends, predict, we have designed our business model around an attractive cost structure and operational efficiencies which we believe should allow us to continue to offer our services at prices less than those charged by the majority of our competitors.

Market seasonality, cyclicality and interest rate influences

The residential real estate brokerage market is influenced both by annual seasonality factors, as well as by overall economic cycles. While individual markets vary, opened transaction volume activity nationally tends to progressively increase from January through the summer months, then gradually slows over the last three to four months of the calendar year. Revenues in each quarter are significantly affected by activity during the prior quarter, given the typical 45-day time lag between contract execution and closing. While we believe that seasonality has been somewhat masked by our overall growth, we have been, and believe we will continue to be, influenced by overall market activity. We generally experience the most significant impact in the first quarter of each year, when our revenues are typically significantly lower relative to the prior quarter as a result of traditionally slower home sales activity and reduced listings inventory between Thanksgiving and New Year’s Day. Our fourth quarter revenues are typically lower than those in the third quarter due to the impact of late summer holidays and the resumption of the school year, although this impact is somewhat offset by a desire by many clients to close pending transactions prior to the end of the calendar year.

We believe that the overall macroeconomic environment and periodic business cycles can influence the general health of the residential real estate market at any given point in time. Generally, when economic times are fair or good, the housing market tends to perform well. If the economy is weak, interest rates dramatically increase, or there are market shocks such as terrorist attacks or threats, the outbreak of war or geopolitical uncertainties, the housing market could be negatively impacted. Over the past several decades, the national residential real estate market has demonstrated significant growth, with annual existing home sales volume growing from 1.6 million in 1970 to over 6.0 million in 2003 and median existing home sales prices increasing every year during that period. During that period, the volume of existing home sales has declined for at least two consecutive years only twice, namely 1979 through 1982 and 1989 through 1990. The declines in sales volumes in the 1979 through 1982 period occurred while interest rates were at historic highs, with long-term U.S. Treasury rates exceeding 10%. With rates remaining at similarly high levels, housing activity expanded during the period from 1983 through 1986. Average interest rates were lower during the second period of consecutive year declines, 1989 through 1990, than in 1988.

Many factors influence an individual’s decision to buy or sell a home, and we believe that no one factor alone determines the health of the residential real estate market. For example, while a rise in interest rates could lead to lower demand for housing or put downward pressure on prices, it is our experience that lifestyle influences, such as job relocation, changes in family dynamics or a desire to change neighborhoods, significantly impact the demand for residential real estate. In addition, periods of interest rate increases are often characterized by improving economic fundamentals, which can create jobs, increase incomes and bolster consumer confidence, all of which are factors that positively influence housing demand. It is difficult to predict which influences will be strongest, and ultimately whether the housing market will be affected positively or negatively when faced with numerous influences.

While we do not believe that increasing interest rates will necessarily have a negative impact on the housing market, increasing interest rates may lead to a lower demand for housing or put downward

Management’s discussion and analysis of financial condition and results of operations pressure on prices. Higher interest rates could increase monthly housing payments or reduce the amount an individual can pay, which may have an adverse effect on pricing and affordability. It is also possible that home ownership rates, which reached an all time high in 2003 during the recent period of record low interest rates, could drop as a result of fewer first-time buyers being able to afford homes. Should overall transaction activity or sales prices decline, overall commissions generated in the industry could decline as well, potentially causing the roughly $60 billion in annual commissions generated in 2003 to decline. However, should the addressable market for our services decline somewhat due to decreasing sales volume or prices, we believe the overall size of the market on an absolute basis will remain very large, providing ample addressable opportunity for us to continue to grow our business through increasing our market share.

CRITICAL ACCOUNTING POLICIES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Accordingly, our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 1 of the notes to our financial statements, and of those policies, we believe that the following accounting policies involve the greatest degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to understand and evaluate our financial condition and results of operations.

Revenue recognition

We derive the substantial majority of our revenues from commissions earned as agents for buyers and sellers in residential real estate transactions.

We recognize commission revenues upon closing of a sale and purchase transaction, net of any rebate or commission discount, as evidenced by the closure of the escrow or similar account and the transfer of these funds to all appropriate parties. We recognize non-commission revenues from our other business relationships, such as our E-LOAN marketing relationship, as the fees are earned from the other party. Revenues are recognized when there is persuasive evidence of an arrangement, the price is fixed or determinable, collectibility is reasonably assured and the transaction has been completed.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts for specific estimated losses resulting from the failure of an escrow company, attorney, broker or other party to make required payments. Determination of collectibility of accounts receivable and the establishment of allowances requires judgment on the part of management and includes ongoing assessment of specific receivables exposure and history of collections.

Internal-use software and web site development costs

We account for internal-use software and web site development costs, including the development of our ZipAgent Platform, in accordance with the guidance set forth in Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use and Emerging Task Force Issue No. 00-02, Accounting for Web Site Development Costs. We capitalize the payroll and direct payroll-related costs of employees who devote time to the development of internal-use software. We amortize these costs over their estimated useful lives, which is generally 15 months. Our judgment is required in determining the point at which various projects enter the stages at which costs may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the

Management’s discussion and analysis of financial condition and results of operations estimated useful lives over which the costs are amortized. The estimated life is based on management’s judgment as to the product life cycle.

Deferred stock-based compensation

We account for employee stock-based compensation in accordance with provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB No. 25, and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or SFAS 123, and related Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation—Transaction and Disclosure. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price of the option. We amortize deferred stock-based compensation using the straight-line method over the vesting period.

We account for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

The accounting for and disclosure of employee and non-employee equity instruments, primarily stock options and preferred and common stock warrants, requires judgment by management on a number of assumptions, including the fair value of the underlying instrument, estimated lives of the outstanding instruments, and the instrument’s volatility. Changes in key assumptions will impact the valuation of such instruments. Because there has been no public market for our stock, our board of directors has determined the fair value of our common and preferred stock based on several factors, including, but not limited to, our operating and financial performance, recent sales of convertible debt instruments and internal valuation analyses considering key terms and rights of the related instruments. We have issued warrants primarily in relation to our convertible debt arrangements, and to a lesser degree, to certain service providers. Amounts recorded in conjunction with our convertible debt arrangements are generally amortized to interest expense over the expected life of the debt using the effective interest method.

Our board of directors estimated the fair value of common stock for options granted during the period from July 1, 2003 through June 30, 2004, with input from our management, using the market approach. Contemporaneous valuations by an unrelated party were not obtained because we continued to focus financial and management resources on expanding our business and moving towards profitability, and we believed our board of directors had considerable experience in the valuation of emerging companies, both in the pre- and post-initial public offering stage. In addition, until earlier this year we did not believe a liquidity event such as an initial public offering would occur until late in 2005.

As we prepared our financial statements over time and as we prepared for our initial public offering, we performed retrospective assessments of the fair value of common stock and compared such assessments to the initial estimate of fair value as determined by the board of directors. We did not use unrelated valuation specialists to assist in this process as we felt our board of directors and management had sufficient experience in this area. In addition, as we have been approaching the date of our potential initial public offering, we have obtained relevant input from experienced investment banking firms on the value of our common stock based on relative market value. We have recorded deferred stock-based employee compensation for those grants where our retrospective reassessment of fair value exceeds the initial grant exercise price, as determined by our board of directors.

Management’s discussion and analysis of financial condition and results of operations

Significant factors, assumptions and methodologies used in determining fair value. Determining the fair value of our stock requires making complex and subjective judgments. At each stock option grant, the board of directors determined the value of our common stock utilizing the market approach, based primarily on six key factors. These factors and the input of investment banking firms were also considered in our retrospective reassessment of fair value. The assumptions underlying our estimates are consistent with our business plan. There is inherent uncertainty in these estimates. These key factors are:

†	comparable values of similar companies and the pricing of recent rounds of financing;

†	revenue growth and profitability milestones achieved and as measured to budget;

†	continued growth in experience of our management team;

†	marketplace activity and competition;

†	barriers to entry; and

†	status of capital markets.

Significant factors contributing to the difference between fair value as of the date of each grant and estimated IPO price. As disclosed more fully in Note 9 to the financial statements included in this prospectus, we granted stock options with exercise prices ranging from $0.75 to $3.50 per share during the twelve month period ended June 30, 2004. During this period, we determined the fair value of our common stock increased from $0.75 to $3.50 per share. We have recorded deferred stock-based compensation for any difference between the initial exercise price of options granted and the fair value as determined by our board of directors. The more significant reasons for the difference between the range of fair value used in estimating deferred stock-based compensation during this twelve month period and an estimated initial public offering price of                     per share, are as follows:

†

†

†

Based on an assumed price per share in this offering of $                    , the intrinsic value of options exercisable for our common stock outstanding at June 30, 2004 was $                     million, of which $                     million was attributable to vested options and $                     million was attributable to unvested options.

Although it is reasonable to expect that the completion of our initial public offering will add value to the shares because they will have increased liquidity and marketability, the amount of additional value can be measured with neither precision nor certainty.

Income taxes

Deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements as well as from net operating loss and tax credit carry forwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under current tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change during the period in deferred tax assets and liabilities.

We have recorded a full valuation allowance against our deferred tax assets, due to uncertainties related to our ability to utilize our deferred tax assets, primarily consisting of net operating loss

Management’s discussion and analysis of financial condition and results of operations carryforwards, before they expire. We regularly review deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. If we conclude that it is more likely than not that we will realize the benefit of all or some of our deferred tax assets, we will reduce or eliminate the valuation allowance and will record a significant benefit to our results of operations. We have incurred annual losses for both financial and income tax reporting purposes since inception.

At December 31, 2003, we had federal and state net operating loss carryforwards of approximately $49.0 million and $34.3 million, respectively, available to offset future taxable income. If not utilized, the federal and state net operating losses will begin to expire in 2019 for federal and 2009 for state tax purposes, respectively.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where there are significant changes in the ownership of a company’s stock. We have not yet determined the amount of such limitation, if any, applicable to us.

The difference between our effective income tax rate and the federal statutory rate is primarily a function of the valuation allowance provided against the net deferred tax assets and permanent differences. Our future effective income tax rate will depend on various factors, such as changes in our valuation allowance, pending or future tax law changes including rate changes and the tax benefit from research and development credits, potential limitations on the use of federal and state net operating losses, and state taxes.

Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS

The following table summarizes certain financial data related to our operations:

				Six months ended
	Year ended December 31,			June 30,

Statements of operations data	2001	2002	2003	2003	2004

				(unaudited)

	(in thousands)
Net transaction revenues	$3,907	$16,795	$32,679	$13,645	$26,562
Referral and other revenues	56	368	1,128	581	607

Net revenues	$3,963	$17,163	$33,807	14,226	27,169

Operating expenses:
Cost of revenues	6,969	13,450	19,929	8,816	14,803
Product development	1,899	1,559	1,717	979	996
Marketing and business development	3,225	4,451	5,003	2,405	3,863
General and administrative	5,447	10,378	9,464	4,955	6,382
Stock-based compensation	185	84	85	38	85

Total operating expenses	17,725	29,922	36,198	17,193	26,129

Income (loss) from operations	(13,762)	(12,759)	(2,391)	(2,967)	1,040

Other income (expense):
Interest expense	(226)	(2,118)	(2,273)	(2,267)	0
Interest income	193	126	60	33	37
Other income (expense)	3	(14)	21	(1)	(5)

Total other income (expense), net	(30)	(2,006)	(2,192)	(2,235)	32
Income (loss) before income taxes	(13,792)	(14,765)	(4,583)	(5,202)	1,072
Provision for income taxes	—	—	—	—	30

Net income (loss)	$(13,792)	$(14,765)	$(4,583)	$(5,202)	$1,042

Stock-based compensation can be allocated to the following:
Cost of revenues	$5	$1	$8	$1	$25
Product development	44	25	23	11	8
Marketing and business development	68	19	18	10	4
General and administrative	68	39	36	16	48

Total stock-based compensation	$185	$84	$85	$38	$85

Management’s discussion and analysis of financial condition and results of operations

The following table presents our historical operating results as a percentage of net revenues for the periods indicated:

				Six months ended
	Year ended December 31,			June 30,

Statements of operations data	2001	2002	2003	2003	2004

				(unaudited)
Net transaction revenues	98.6%	97.9%	96.7%	95.9%	97.8%
Referral and other revenues	1.4	2.1	3.3	4.1	2.2

Net revenues	100.0	100.0	100.0	100.0	100.0

Operating expenses:
Cost of revenues	175.9	78.4	58.9	62.0	54.5
Product development	47.9	9.1	5.1	6.9	3.7
Marketing and business development	81.4	25.9	14.8	16.9	14.2
General and administrative	137.4	60.5	28.0	34.8	23.5
Stock-based compensation	4.7	0.5	0.3	0.3	0.3

Total operating expenses	447.3	174.4	107.1	120.9	96.2

Income (loss) from operations	(347.3)	(74.4)	(7.1)	(20.9)	3.8

Other income (expense):
Interest expense	(5.7)	(12.3)	(6.7)	(15.9)	—
Interest income	4.9	0.7	0.2	0.2	0.1
Other income (expense)	0.1	(0.1)	0.1	—	—

Total other income (expense), net	(0.7)	(11.7)	(6.4)	(15.7)	0.1

Income (loss) before income taxes	(348.0)	(86.1)	(13.5)	(36.6)	(3.9)
Provision for income taxes	—	—	—	—	0.1

Net income (loss)	(348.0)%	(86.1)%	(13.5)%	(36.6)%	3.8%

Comparison of the six months ended June 30, 2004 and June 30, 2003

Net revenues

	Six months ended
	June 30,
			Increase	Percent
	2003	2004	(decrease)

		(in thousands)
Net revenues	$14,226	$27,169	$12,943	91.0%

The substantial increase in our net revenues for the six months ended June 30, 2004 compared to the six months ended June 30, 2003 was primarily due to increased transaction volume and an increase in average net revenue per transaction. Transaction volume increased by 60% and contributed $8.3 million resulting from 3,792 transactions closed in 2004 compared to 2,362 transactions closed in 2003. Our transaction volume increased as we added additional ZipAgents in our existing markets which allowed us to attract and service new clients; we had 717 ZipAgents at June 30, 2004 compared to 375 at June 30, 2003. Average net revenue per transaction increased by 21% and contributed $4.6 million resulting primarily from representing buyers and sellers in transactions for higher priced homes in 2004 and as a result of our consumer rebate reduction which was phased in during early 2003 and lowered the rebate we paid to our buyer clients from 33.3% of our commission to 25% of our commission. During the second quarter of 2004 we further lowered the rebate from 25% to 20%. The increase in referral and other revenues was not significant.

Management’s discussion and analysis of financial condition and results of operations

Cost of revenues

	Six months ended
	June 30,
			Increase	Percent
	2003	2004	(decrease)

		(in thousands)
Cost of revenues	$8,816	$14,803	$5,987	67.9%

Our cost of revenues consists of commissions, related payroll taxes, benefits and expense allowances paid to our ZipAgents, and the amortization of internal-use software and web site development costs which relate primarily to our ZAP technology.

The increase in cost of revenues for the six months ended June 30, 2004 compared to the six months ended June 30, 2003 was due primarily to an increase in commissions, related payroll costs and expense allowances of approximately $6.0 million related to our growth in net transaction revenues. As a percentage of net revenues, cost of revenues decreased by 7.5 percentage points due primarily to the ZipAgent compensation changes we implemented from late 2002 through 2003.

We expect our cost of revenues to increase in 2004 in absolute dollars as we continue to grow our business, but to remain relatively consistent as a percentage of net revenues.

Product development

	Six months ended
	June 30,
			Increase	Percent
	2003	2004	(decrease)	change

	(in thousands
Product development	$979	$996	$17	1.6%

Product development expenses include our information technology costs, primarily compensation and benefits for our product development personnel, depreciation of equipment, communications expenses and other operating costs relating to the maintenance of our web site and our proprietary technology systems.

Product development expenses remained relatively flat for the six months ended June 30, 2004 compared to the six months ended June 30, 2003. Increases in salaries, benefits and communications costs of approximately $0.1 were offset by a decrease in depreciation expense of approximately $0.1 relating to capitalized computer equipment. Depreciation expense decreased as older equipment became fully depreciated and new equipment acquisitions entered into service during 2004 were depreciated for only part of the period. As a percentage of net revenues, product development expenses decreased 3.2 percentage points in the period due primarily to the significant growth in our net revenues.

We expect our product development expenses to increase in 2004 in absolute dollars as we continue to grow our business but to decrease as a percentage of net revenues.

Marketing and business development

	Six months ended
	June 30,
			Increase	Percent
	2003	2004	(decrease)	change

	(in thousands
Marketing and business development	$2,405	$3,863	$1,458	60.6%

Management’s discussion and analysis of financial condition and results of operations

Marketing and business development expenses include compensation and benefits of our marketing and business development personnel and costs relating to our marketing, advertising and client acquisition activities.

The increase in marketing and business development expenses in the six months ended June 30, 2004 compared to the quarter ended June 30, 2003 was due to growth in our business and consisted primarily of increased lead generation spending of approximately $0.9 million necessary to support the increase in the number of ZipAgents and an increase of approximately $0.5 million in marketing and advertising as we launched a print and radio campaign in the second quarter. As a percentage of net revenues, marketing and business development expenses decreased 2.7 percentage points in the period due primarily to the significant growth in our net revenue.

We expect our marketing and business development expenses to increase in 2004 in absolute dollars, but to remain flat or to modestly increase as a percentage of net revenues, as we acquire more leads for our expanding ZipAgent force and expand offline marketing and advertising campaigns to enhance our brand and expand geographically.

General and administrative

	Six months ended
	June 30,
			Increase	Percent
	2003	2004	(decrease)	change

		(in
		thousands)
General and administrative	$4,955	$6,382	$1,427	28.8%

General and administrative expenses consist of compensation and benefits costs of our corporate employees, field support and management personnel, occupancy costs, legal and accounting fees, and other general operating support costs.

The increase in general and administrative expenses in the six months ended June 30, 2004 compared to the six months ended June 30, 2003 was due to growth in our business and consisted primarily of approximately $1.2 million related to increased compensation, benefits, travel and related operating costs of our additional management and support personnel in our district sales offices, and approximately $0.2 million of general operating costs in our corporate office. As a percentage of net revenues, general and administrative expenses decreased 11.3 percentage points in the period due primarily to the significant growth in our net revenues. As we expand our business and incur additional costs associated with being a public company, we expect our general and administrative expenses to increase in absolute dollars and decrease as a percentage of net revenues in 2004.

Stock-based compensation

	Six months ended
	June 30,
			Increase	Percent
	2003	2004	(decrease)	change

		(in
		thousands)
Stock-based compensation	$38	$85	$47	123.2%

We record deferred employee stock-based compensation for the excess of the estimated fair value of the shares of common stock subject to such options over the exercise price of these options at the date of grant. We amortize deferred stock-based compensation expense over the vesting periods of the individual options on the straight-line method. Outstanding options will continue to vest over future periods so long as the optionee continues in service to us. At June 30, 2004, we had approximately $0.6 million in deferred employee stock-based compensation on our balance sheet. Future

Management’s discussion and analysis of financial condition and results of operations compensation expense from options granted through June 30, 2004 is estimated to be approximately $0.1 in the remainder of 2004, $0.2 million in 2005, $0.2 million in 2006 and $0.1 million in 2007. These amounts may decrease if stock options for which deferred stock-based expense has been recorded are forfeited through cancellation or repurchase prior to vesting.

Interest expense

	Six months ended June 30,
			Increase	Percent
	2003	2004	(decrease)	change

	(in thousands)
Interest expense	$(2,267)	$—	$2,267	(100.0)%

Interest expense consists of interest payments on our convertible debt, non-cash interest charges for the amortization of debt issuance and discount costs related to such debt and related warrants. Interest expense for 2003 was attributable to interest payable on our Series E and Series F convertible notes which were converted together with accrued interest to Series E and Series F mandatorily redeemable convertible preferred stock in June 2003. No convertible notes or other indebtedness was outstanding in the quarter ended June 30, 2004, and therefore we incurred no interest expense.

Interest income

	Six months ended June 30,
			Increase	Percent
	2003	2004	(decrease)	change

	(in thousands)
Interest income	$33	$37	$4	9.9%

Interest income relates to interest we earn on our money market deposits. Interest income will fluctuate as our cash balances change and applicable interest rates increase or decrease. The amount of interest income was not been significant in either quarter.

Other income (expense), net

	Six months ended June 30,
			Increase	Percent
	2003	2004	(decrease)	change

	(in thousands)
Other income (expense), net	$(1)	$(5)	$(4)	(278.7)%

Other income (expense), net consists of non-operating items, which have not been significant to date.

Provision for income taxes

	Six months ended June 30,
			Increase	Percent
	2003	2004	(decrease)	change

	(in thousands)
Provision for income taxes	$—	$30	$30	100.0%

The provision for income taxes is attributable to estimated federal and state alternative minimum taxes projected to be due if we remain profitable for the remainder of 2004.

Management’s discussion and analysis of financial condition and results of operations

Comparison of the years ended December 31, 2003 and December 31, 2002

Net revenues

	Year ended
	December 31,
			Increase	Percent
	2002	2003	(decrease)	change

	(in thousands)
Net revenues	$17,163	$33,807	$16,644	97.0%

The substantial increase in our net revenues in the year ended December 31, 2003 as compared to the year ended December 31, 2002 was primarily due to increased transaction volume and an increase in average net revenue per transaction. Transaction volume increased by 59% and contributed approximately $9.8 million resulting from 5,387 transactions closed in 2003 compared to 3,379 transactions closed in 2002. Our transaction volume increased as we added additional ZipAgents and increased lead generation to attract new clients; we had 440 ZipAgents at December 31, 2003 compared to 279 at December 31, 2002. Average net revenue per transaction increased by 24% and contributed $6.3 million resulting primarily from representing buyers and sellers in transactions for higher priced homes in 2003 than in 2002 and as a result of our consumer rebate reduction in early 2003 which lowered the rebate we paid to our buyer clients from 33.3% of our commission to 25% of our commission in September 2002.

Cost of revenues

	Year ended
	December 31,
			Increase	Percent
	2002	2003	(decrease)	change

	(in thousands)
Cost of revenues	$13,450	$19,929	$6,479	48.2%

The increase in cost of revenues in 2003 as compared to 2002 was due primarily to an increase in commissions, related payroll costs and expense allowances of approximately $6.4 million related to our growth in net revenues. As a percentage of net revenues, cost of revenues declined 19.5 percentage points in 2003 due primarily to ZipAgent compensation changes we implemented from late 2002 through 2003.

Product development

	Year ended
	December 31,
			Increase	Percent
	2002	2003	(decrease)	change

	(in thousands)
Product development	$1,559	$1,717	$158	10.1%

The increase in product development expenses in 2003 as compared to 2002 was primarily due to increased salaries and benefits of approximately $0.1 million and increased operating costs of approximately $0.3 million including communications and licensing costs offset by a decrease of approximately $0.2 million in depreciation expense. Depreciation expense decreased as older equipment became fully depreciated and no significant new equipment was acquired. As a percentage of net revenues, product development expenses decreased 4.0 percentage points in 2003 due primarily to the significant growth in our net revenues.

Management’s discussion and analysis of financial condition and results of operations

Marketing and business development

	Year ended
	December 31,
			Increase	Percent
	2002	2003	(decrease)	change

	(in thousands)
Marketing and business development	$4,451	$5,003	$552	12.4%

The increase in marketing and business development expenses in 2003 compared to 2002 was due to growth in our business and consisted primarily of increased lead generation spending of approximately $0.4 million necessary to support the increase in number of ZipAgents and an increase of approximately $0.2 million in compensation and benefits. As a percentage of net revenues, marketing and business development expenses decreased 11.1 percentage points in 2003 due primarily to the significant growth in our net revenues.

General and administrative

	Year ended
	December 31,
			Increase	Percent
	2002	2003	(decrease)	change

	(in thousands)
General and administrative	$10,378	$9,464	$(914)	(8.8)%

The decrease in general and administrative expenses in 2003 compared to 2002 was due to cost control measures resulting in approximately $0.7 million related to compensation, benefits and related travel and entertainment and operating expenses of $0.3 million partially offset by increases in recruiting and training expenses of approximately $0.1 million, professional fees of approximately $0.1 million and occupancy costs of approximately $0.2 million. Additionally, depreciation expense decreased by approximately $0.3 million as older equipment became fully depreciated and no significant new equipment was acquired. As a percentage of net revenues, general and administrative expenses decreased 32.5 percentage points for the year due primarily due to the significant growth in our net revenues.

Stock-based compensation

	Year ended
	December 31,
			Increase	Percent
	2002	2003	(decrease)	change

	(in thousands)
Stock-based compensation	$84	$85	$1	1.9%

Our stock-based compensation expense remained relatively flat from 2002 to 2003.

Interest expense

	Year ended
	December 31,
			Increase	Percent
	2002	2003	(decrease)	change

	(in thousands)
Interest expense	$2,118	$2,273	$155	7.3%

Interest expense for 2002 was attributable to interest payable on our Series E convertible notes payable, issued in February 2002 and April 2002, as well as interest payable on interim bridge loans, issued in September and October 2002, and interest payable on our Series F convertible notes payable issued in December 2002. The interest expense for 2003 was attributable to interest payable on our Series E and Series F convertible notes payable as well as an additional issuance of Series F convertible

Management’s discussion and analysis of financial condition and results of operations notes payable in February 2003; these notes with accrued interest were converted to Series E and Series F mandatorily redeemable convertible preferred stock in June 2003.

Interest income

	Year ended
	December 31,
			Increase	Percent
	2002	2003	(decrease)	change

	(in thousands)
Interest income	$126	$60	$(66)	(52.4)%

The decrease from 2002 to 2003 was principally due to decreased interest rates on our deposits.

Other income (expense), net

	Year ended
	December 31,
			Increase	Percent
	2002	2003	(decrease)	Change

	(in thousands)
Other income (expense), net	$(14)	$21	$35	242.7%

Other income (expense), net consists of non-operating items, which have not been significant to date.

Comparison of the years ended December 31, 2002 and December 31, 2001

Net revenues

	Year ended
	December 31,
			Increase	Percent
	2001	2002	(decrease)	change

	(in thousands)
Net revenues	$3,963	$17,163	$13,200	333.1%

The substantial increase in our net revenues in the year ended December 31, 2002 as compared to the year ended December 31, 2001 was primarily due to increase transaction volume and an increase in average net revenue per transaction. Transaction volume increased by 297% and contributed approximately $11.8 million resulting from 3,379 transactions closed in 2002 compared to 852 transactions closed in 2001. Our transaction volume increased as we added additional ZipAgents and increased lead generation to attract new clients; we had 279 ZipAgents at December 31, 2002 compared to 162 at December 31, 2001. Average net revenue per transaction increased by 4% and contributed $0.7 million resulting primarily from representing buyers and sellers in transactions for higher priced homes in 2002 than in 2001.

Cost of revenues

	Year ended
	December 31,
			Increase	Percent
	2001	2002	(decrease)	change

	(in thousands)
Cost of revenues	$6,969	$13,450	$6,481	93.0%

The increase in cost of revenues in 2002 as compared to 2001 was due primarily to an increase in commissions, related payroll costs and expense allowances of approximately $6.3 million related to our growth in net revenues and an increase in amortization of internal-use software and web site development costs of approximately $0.2 million as we continued to invest in our ZAP technology. As

Management’s discussion and analysis of financial condition and results of operations a percentage of net revenues, cost of revenues declined 97.5 percentage points in 2002 due primarily to the ZipAgent compensation changes we implemented during 2002 as well as achieving net revenues volume sufficient to cover fixed cost elements of the ZipAgent compensation structure in effect during 2001.

Product development

	Year ended
	December 31,
			Increase	Percent
	2001	2002	(decrease)	change

	(in thousands)
Product development	$1,899	$1,559	$(340)	(17.9)%

The decrease in product development expenses in 2002 as compared to 2001 was primarily due to cost control measures resulting in decreased consulting and operating costs of approximately $0.1 million and an increase in capitalized internal use software of approximately $0.1 million. In addition, depreciation expense decreased by approximately $0.1 million as older equipment became fully depreciated and no significant new equipment was acquired. As a percentage of net revenues, product development expenses decreased 38.8 percentage points in 2002 due primarily to these cost decreases and the significant growth in our net revenues.

Marketing and business development

	Year ended
	December 31,
			Increase	Percent
	2001	2002	(decrease)	change

	(in thousands)
Marketing and business development	$3,225	$4,451	$1,226	38.0%

The increase in marketing and business development expenses in 2002 compared to 2001 was due to growth in our business and consisted primarily of increased lead generation spending of approximately $1.0 million necessary to support the increase in our number of ZipAgents, an increase in advertising expenses of $0.4 million offset by a decrease in consulting and public relations fees of approximately $0.2 million. As a percentage of net revenues, marketing and business development expenses decreased 55.5 percentage points in 2002 due primarily to the significant growth in our net revenues.

General and administrative

	Year ended
	December 31,
			Increase	Percent
	2001	2002	(decrease)	change

	(in thousands)
General and administrative	$5,447	$10,378	$4,931	90.5%

The increase in general and administrative expenses in 2002 compared to 2001 was primarily due to reestablishing executive and administrative functions following a significant reduction in work force in early 2001 resulting in approximately $4.0 million related to increased compensation, benefits and related travel and entertainment costs, increased general operating expense of approximately $0.6 million and increased recruiting and training expenses of approximately $0.1 million. As a percentage of net revenues, general and administrative expenses decreased 76.9 percentage points for the year due primarily to the significant growth in our net revenues.

Management’s discussion and analysis of financial condition and results of operations

Stock-based compensation

	Year ended
	December 31,
			Increase	Percent
	2001	2002	(decrease)	change

	(in thousands)
Stock-based compensation	$185	$84	$(101)	(54.7)%

Our stock-based compensation expense decreased in 2002 from 2001 primarily due to an accelerated vesting charge in 2001.

Interest expense

	Year ended
	December 31,
			Increase	Percent
	2001	2002	(decrease)	change

	(in thousands)
Interest expense	$226	$2,118	$1,892	836.3%

The substantial increase in interest expense for 2002 was attributable to the issuance of $19.5 million of our Series E and Series F convertible notes payable, issued in February 2002, April 2002 and December 2002, as well as interest payable on interim bridge loans issued in September and October 2002. Interest expense for 2001 consisted primarily of interest on capitalized leases.

Interest income

	Year ended
	December 31,
			Increase	Percent
	2001	2002	(decrease)	change

	(in thousands)
Interest income	$193	$126	$(67)	(34.6)%

Interest income was relatively flat in dollar terms from 2001 to 2002.

Other income (expense), net

	Year ended
	December 31,
			Increase	Percent
	2001	2002	(decrease)	change

	(in thousands)
Other income (expense), net	$3	$(14)	$(17)	(647.5)%

Other income (expense), net consists of non-operating items, which have not been significant to date.

Quarterly results of operations

The following table sets forth our selected unaudited quarterly operating information for each of the six quarters ended June 30, 2004. This information has been prepared on the same basis as the audited financial statements contained elsewhere in this prospectus and includes all normal recurring adjustments necessary for the fair presentation of the information for the periods presented, when read together with our financial statements and related notes. Our future operating results are difficult to predict and may vary significantly. Results for any fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

Management’s discussion and analysis of financial condition and results of operations

	Three months ended

	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,
Statements of operations data	2003	2003	2003	2003	2004	2004

	(in thousands)
Net transaction revenues	$5,320	$8,325	$9,969	$9,065	$10,660	$15,902
Referral and other revenues	273	308	332	215	239	368

Net revenues	5,593	8,633	10,301	9,280	10,899	16,270
Operating expenses:
Cost of revenues	3,653	5,163	5,894	5,219	6,093	8,710
Product development	518	461	384	354	447	549
Marketing and business development	1,045	1,362	1,375	1,221	1,660	2,203
General and administrative	2,457	2,496	2,188	2,323	2,788	3,594 (1)
Stock-based compensation	19	19	19	28	38	47

Total operating expenses	7,692	9,501	9,860	9,145	11,026	15,103

Income (loss) from operations	(2,099)	(868)	441	135	(127)	1,167

Other income (expense):
Interest expense	(895)	(1,372)	(4)	(2)	0	0
Interest income	18	15	11	16	17	20
Other income (expense)	(1)	0	(2)	24	(5)	(0)

Total other income (expense), net	(878)	(1,357)	5	38	12	(20)

Income (loss) before income taxes	(2,977)	(2,225)	446	173	(115)	1,187
Provision for income taxes	—	—	—	—	—	30

Net income (loss)	$(2,977)	$(2,225)	$446	$173	$(115)	$1,157

(1)	General and administrative expenses for the six months ended June 30, 2004 included approximately $0.2 million of outside accounting costs related to the review of quarterly financial statements for inclusion in the registration statement.

After experiencing consistent losses since inception, we experienced our first two profitable quarters in the second half of 2003. Although we experienced a significant seasonal slowdown in business, including web site and client activity and the number of signed purchase contracts in the fourth quarter of 2003, the seasonal impact which traditionally depresses first quarter revenues was masked by an unusually strong January and February 2004 in terms of new transactions which both originated and closed in the first quarter of 2004. Consequently, while we did incur a small loss in the first quarter of 2004, it was considerably smaller than anticipated due to higher than expected net revenues. Cost of revenues remained flat as a percentage of net revenues, and product development costs declined in the first quarter of 2004 over the prior quarter due primarily to capitalized costs for web site and ZAP technology upgrades and initiatives. Additionally, after keeping our marketing and business development relatively flat over the prior four quarters, we increased these expenditures by 33% during the first quarter of 2004 as the first quarter is traditionally a period when many consumers begin their home searches. We grew our general and administrative expenses by 26% in the first quarter of 2004, principally related to increasing our field management and support infrastructure in anticipation of supporting increased business volume as we grow our business.

Management’s discussion and analysis of financial condition and results of operations

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations primarily through the sale of preferred stock and convertible notes which have provided us with aggregate net proceeds as of June 30, 2004 of approximately $64.6 million. As of June 30, 2004, we had cash and cash equivalents of $18.9 million and had no bank debt, line of credit or equipment facilities.

Operating activities

Our operating activities used cash in the amount of $11.8 million, $10.4 million, $0.2 million and $1.9 million in the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003, respectively. Our operating activities generated cash in the amount of $2.6 million in the six months ended June 30, 2004. Uses of cash were primarily to fund net losses and changes in working capital.

Cash generated in the six months ended June 30, 2004 was due to achieving profitability for the period plus net changes in working capital and non-cash items.

Our primary source of operating cash flow is the collection of our commission income from escrow companies or similar intermediaries in the real estate transaction closing process. Due to the structure of our commission arrangements, our accounts receivable are converted to cash on a short-term basis and our accounts receivable balances at period end have historically been significantly less than one month’s net revenues. Our operating cash flows will be impacted in the future by the timing of payments to our vendors for accounts payable, which are generally paid within the invoice terms and conditions. Our cash outflows are also impacted by the timing of the payment of our accrued liabilities relating to commissions and related compensation costs and client acquisition costs.

A number of non-cash items have been charged to expense and increased our net loss or decreased our net income. These items include depreciation and amortization of property and equipment, amortization of debt discounts and non-cash interest expense relating to our debt arrangements, and amortization of deferred employee stock-based compensation expense and other stock-based charges. To the extent these non-cash items increase or decrease in amount and increase or decrease our future operating results, there will be no corresponding impact on our cash flows.

Investing activities

Our investing activities used cash in the amount of $0.6 million, $0.6 million and $0.3 million in 2001, 2002 and 2003, respectively. Our investing activities used cash in the amount of $0.0 million and $0.7 million in the six months ended June 30, 2003 and 2004, respectively. Uses of cash for investing activities were primarily related to purchases and sales of property and equipment and changes in restricted cash collateralizing our office and automobile leases.

We primarily invest our cash in money market funds and other highly liquid securities with maturities of less than 90 days.

Currently, we expect our 2004 capital expenditures to be approximately $0.8 million. In the future, our ability to make significant capital investments may depend on our ability to generate cash flow from operations and to obtain adequate financing, if necessary and available.

Financing activities

Our financing activities provided cash in the amount of $7.3 million, $19.1 million, $1.9 million, $2.1 million and $6.7 million in the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004 respectively. Sources of cash from financing activities primarily represented proceeds from the issuance of our convertible preferred stock, notes convertible into our preferred stock or preferred stock warrant exercises. Uses of cash through 2003 were primarily related to repayment on capital lease obligations. At June 30, 2004, we no longer had any capital lease obligations.

Management’s discussion and analysis of financial condition and results of operations

As of June 30, 2004 we had warrants outstanding for the purchase of an aggregate of 16,155,954 shares of our common stock at a weighted average exercise price of $1.31 per share. All of these warrants are currently exercisable at the option of the holders. If all or a portion of these warrants were exercised for cash, we could receive significant proceeds at that time.

Future needs

We believe that cash flows from operations and our current cash and cash equivalents will be sufficient to fund our operations for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of growth into new geographic markets, our level of investment in technology and advertising initiatives. Although we are currently not a party to any agreement or letter of intent with respect in investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. We currently have no bank debt or line of credit facilities. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operations and results will likely suffer.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

We lease office space and equipment under non-cancelable operating leases with various expiration dates through January 2007. The following table provides summary information concerning our future contractual obligations and commitments at December 31, 2003.

	Payments due by period

	Less than			More than
	1 year	1 to 3 years	3 to 5 years	5 years	Total

	(in thousands)
Operating lease commitments	$553	$1,153	$49	$0	$1,755

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance-sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity, if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN 46-R (revised December 2003), Consolidation of Variable Interest Entities, to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

†	Special-purpose entities, or SPEs, created prior to February 1, 2003. We must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003.

†	Non-SPEs created prior to February 1, 2003. We are required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

Management’s discussion and analysis of financial condition and results of operations

†	All entities, regardless of whether an SPE, created subsequent to January 31, 2003. The provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003.

The adoption of the provisions applicable to SPEs and all other variable interests obtained after January 31, 2003 did not have a material impact our financial position, results of operations, or liquidity. We believe that the adoption of FIN 46-R will not have a material impact on our financial position or results of operations because we have no subsidiaries or other consolidated entities and have no other arrangements which we believe meet the definition of a variable interest entity.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FASB Interpretation, or FIN, No. 45, and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. All provisions of the Statement, except those related to forward purchases or sales of when-issued securities, should be applied prospectively. We do not currently have any instruments that meet the definition of a derivative, and therefore, the adoption of this Statement has had no effect on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. Many of these instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our financial position or results of operations.

In November 2003, the EITF issued EITF No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, which provides for a two-class method of calculating earnings per share computations that relate to certain preferred stock that would be considered to be participating in conjunction with certain common stock rights. This guidance became applicable to us starting with the second quarter beginning April 1, 2004. We have adopted the provisions of this pronouncement as of April 1, 2004. Prior period earnings per share amounts presented have been restated to conform with EITF No. 03-6.

In December 2003, the SEC released Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition. SAB 104 revises or rescinds portions of the interpretative guidance related to revenue recognition included in Topic 13 of the codification of the staff accounting bulletins. We have assessed the impact of SAB 104 and concluded that our adoption of SAB 104 did not have a material impact on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate sensitivity

We do not have any debt and thus do not have any related interest rate exposure. Our investment policy requires us to invest funds in excess of current operating requirements. The principal objectives

Management’s discussion and analysis of financial condition and results of operations of our investment activities are to preserve principal, provide liquidity and maximize income consistent with minimizing risk of material loss.

As of June 30, 2004, our cash and cash equivalents consisted primarily of money market funds. The recorded carrying amounts of cash and cash equivalents approximate fair value due to their short maturities. Our interest income is sensitive to changes in the general level of interest rates in the United States, particularly since the majority of our investments are short-term in nature. Due to the nature of our short-term investments, we have concluded that we do not have material market risk exposure.

Exchange rate sensitivity

We consider our exposure to foreign currency exchange rate fluctuations to be minimal, as we do not have any sales denominated in foreign currencies. We have not engaged in any hedging or other derivative transactions to date.

Management’s discussion and analysis of financial condition and results of operations

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OVERVIEW

We are a full service residential real estate brokerage firm, using the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Our solution includes a client-centric business approach, a sophisticated web site that empowers home buyers and sellers with relevant information, a proprietary business management technology platform and significant financial savings for consumers. With operations in 12 major metropolitan areas, we employ over 700 sales agents, known as ZipAgents, all of whom are licensed in their local markets, are members of the National Association of REALTORS® and work for us on an exclusive, full-time basis. We believe that this unique employee-based model in an industry characterized almost exclusively by independent contractors provides us with a distinct competitive advantage in being able to consistently deliver outstanding service to our clients.

Through our web site, registered users can access a broad range of current information and powerful tools to research and commence the process of buying or selling a home, including complete access to local Multiple Listing Service(s) home listings data, such as asking prices, home layouts and other features. Each MLS is a database of available homes listed for sale by participating member agents to facilitate broker cooperation. We also provide information in addition to MLS data, including neighborhood attributes, school district information, comparable home sales data, maps and driving directions. We attract users to our web site through a variety of marketing channels, including online advertising, word-of-mouth and advertisements in traditional media.

Our proprietary ZipAgent Platform automatically matches registered users with our local ZipAgents who market and provide our comprehensive real estate brokerage services, including showing properties to our buyers and listing and marketing properties on behalf of our sellers, as well as negotiating, advisory, transaction processing and closing services. Our ZAP technology also includes a customer relationship management system that identifies and analyzes user behavior on our web site allowing us to provide more relevant information and service to clients and a business management system that allows our managers to monitor the activities of our ZipAgents to ensure a high level of client service. According to a 2004 survey by the California Association of REALTORS®, 88% of home buyers who used the Internet as an important part of their home buying and selection process were very satisfied with their agent experience, compared to only 30% for traditional home buyers who did not use the Internet as an important part of their process.

Our business was founded in 1999 and has grown rapidly since inception. We generate revenues principally from earning brokerage commissions in connection with representing buyers and sellers of residential real estate. In 2003, we generated $33.8 million in net revenues, compared to $17.2 million in 2002 and $4.0 million in 2001. As of June 30, 2004, we had over 400,000 active registered users who had accessed our web site within the last six months, and since our inception we had closed over 13,500 real estate transactions with an aggregate transaction value of approximately $4.2 billion. We currently have operations in Atlanta, Baltimore/ Washington D.C., Boston, Chicago, Dallas, Los Angeles, Orange County, Phoenix/ Scottsdale, Sacramento, San Diego, the San Francisco Bay Area and Seattle.

INDUSTRY BACKGROUND

The U.S. residential real estate market

The residential real estate industry is one of the largest in the United States. According to REAL Trends, an industry research firm, residential real estate sales totaled over $1.5 trillion in 2003. Also according to the REAL Trends, sales of existing homes comprise the vast majority of the residential

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real estate market, accounting for $1.3 trillion of 2003 total home sales. Additionally, REAL Trends reported that total residential real estate brokerage commissions and fees, which are primarily derived from existing home sales, were approximately $60 billion in 2003. Favorable demographic, cultural and economic trends have contributed to consistent long-term growth in the residential real estate industry. From 1983 to 2003, the residential real estate industry grew at a compound annual growth rate of 9% in terms of aggregate sales volume.

The residential real estate brokerage market is highly fragmented. According to REAL Trends, the 10 largest brokerage firms accounted for approximately 10% of all brokered residential real estate transaction volume in 2003, and the single largest firm accounted for less than 5% of total transaction volume. According to NAR, there are in excess of one million licensed real estate agents in the United States and an estimated 70,000 residential real estate brokerage firms.

Some brokerage firms are affiliated with national franchise brands, such as Century 21, Coldwell Banker, Prudential and RE/ MAX. The franchise brands typically do not directly own and operate brokerage firms, but rather license their brand names and trademarks and provide other marketing support to franchisee brokerage firms. These brokerage firms typically engage agents to work for them as independent contractors and as a result franchisors and franchisees have limited direct influence over the client relationship or the quality of client service. Brokerage firms associated with the eight largest brands accounted for approximately 50% of total brokered transaction volume in 2003 according to REAL Trends.

Traditional real estate transaction process

The traditional real estate transaction process centers on real estate agents, who act as the principal intermediary between home buyers and sellers and control the flow of information to both. Prior to the relatively recent influence of the Internet, prospective home buyers and sellers would typically rely on their agents, word of mouth, newspapers and local publications for information regarding homes available for sale. Information presented in traditional media has historically been limited, often consisting of only a single photo and a brief description.

In order to gain access to a broader range of information, prospective home buyers would typically engage an agent. One of the primary benefits traditionally offered by an agent is access to MLS home listings data and the ability to search and filter that data based upon specified criteria. Because consumers have not traditionally had direct access to this data, the agent has primary control over the process of searching and filtering the MLS data under this system. Consequently, consumers cannot be assured of access to complete and relevant information. Prospective home buyers rely on the agent to identify and show them relevant properties and typically spend a great deal of time physically viewing these properties. Therefore consumers may spend unnecessary time visiting homes that they would have decided not to visit, and may fail to visit homes that would have been of interest, if they had more complete access to information.

Traditionally, prospective home sellers have had similarly limited opportunities to investigate the current market or to efficiently and effectively market and sell their homes. Sellers would typically call a local agent to list their home for sale and would rely on that agent to give them guidance on the market value of the home and the most effective manner to successfully market and sell the home. The agent would then enter into an exclusive listing agreement with the seller and post the property for sale in the local MLS. Commissions vary from market to market, but generally range from 5% to 6% of the total sales price of the home. Many agents and brokerages are reluctant to compete on price and instead rely on historical market commission percentages to set their rates. The commission is paid by the seller at the closing and is typically split between the buyer’s agent and the seller’s agent.

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Increasing use of the Internet in the residential real estate transaction process

Consumers are increasingly using the Internet as a key source of information in buying or selling a home. Currently, more than 70% of home buyers use the Internet in their home search, up from 41% in 2001. The Internet provides a highly effective means for consumers to research information about homes in an industry that is data intensive yet historically has suffered from a lack of broad access to complete and timely property listings information for consumers. The interactivity of the Internet also allows consumers to better conduct targeted searches and research relevant data about desired homes or areas. The ability to provide multiple images and rich media makes the Internet a highly effective means for brokerage firms to market and consumers to research homes.

Challenges and limitations of the traditional residential real estate process

We believe that the traditional residential real estate industry is characterized by a number of challenges and limitations, including:

Challenges for home buyers and sellers. We believe that the traditional residential real estate industry is characterized by low levels of client satisfaction. Some contributing factors include:

†	limited access to, and transparency of, information;

†	high commissions;

†	lack of client control over the process; and

†	low levels of agent responsiveness and accountability.

Challenges for agents. Agents often have difficulty generating consistent transaction volume, resulting in inconsistent earnings. Some contributing factors include:

†	need to spend considerable personal time and money generating potential clients;

†	limited resources to properly manage client relationships and transaction processes; and

†	responsibility for other business expenses and personal benefits.

Challenges for brokerage firms. Traditional brokerage firms have difficulty differentiating their services and effectively managing agents and ensuring client satisfaction. Some contributing factors include:

†	independent contractor nature of agent relationship limits accountability and managerial effectiveness;

†	ownership and management of client relationships resides with the agents; and

†	low levels of client and agent loyalty.

OUR BUSINESS MODEL

We are a full service residential real estate brokerage firm using the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. We believe that we have developed a unique client-centric approach to the residential real estate brokerage process. The key attributes of our solution include:

Addressing challenges for home buyers and sellers

We use the Internet to empower consumers. Through our web site, we empower our registered users with complete, free and unrestricted access to all currently available home listings posted on the MLSs in our markets and the ability to research and compare homes. Our MLS data is updated at least once per day in each of our markets. We also provide valuable information and services to potential home

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buyers through our web site, such as home and neighborhood content, automated screenings and notifications of available homes that meet specified criteria, the ability to schedule home viewing appointments or make offers online and financing pre-approval. We offer home sellers online comparative marketing tools and virtual tours, as well as broad marketing distribution through the Internet and traditional media.

We focus on delivering high-quality service with a client-centric approach. Our solution is built around the client, not the agent. We acquire a majority of our client leads and provide ongoing value-added services through the Internet, allowing us, rather than the agent, to control the client relationship. With our employee model, we hold our agents accountable for consistently delivering a high level of client service and satisfaction. We monitor each of our ZipAgents through our ZAP technology to ensure a high level of responsiveness and enable us to quickly address any potential issues. To back up our commitment to client service, we offer our clients a $250 cash refund if they are unsatisfied with our services. In addition, our clients can influence the commission paid to their ZipAgent based upon the results of a client satisfaction survey.

We offer a compelling consumer value proposition. Our use of the Internet, proprietary technologies and efficient business processes allow us to offer significant cash rebates to our buyers and reduced commissions to our sellers. We presently pay each of our home buyers an amount equal to 20% of our commission in cash upon closing and offer our home sellers up to a 25% discount off of standard commissions in their particular market.

Addressing challenges for agents and brokerage firms

We use proprietary business management technologies and processes to increase operational efficiency and provide excellent client service. Our proprietary ZAP technology utilizes the interactivity, broad availability and efficiencies of the Internet to allow us to increase ZipAgent productivity. After a new client completes the registration process, our ZAP technology automatically monitors the client’s searching behavior from the initial search session and assigns that client to a ZipAgent who specializes in the specific territories most frequently searched by that client during that initial session. Only leads that are qualified, meaning that the client has completed the registration process and has conducted at least one home search in an area in which we do business, are assigned to our ZipAgents, allowing our agents a steady flow of clients who are searching in the territories in which they specialize. Our ZAP technology also provides a system for organizing and prioritizing these leads, valuable customer relationship management, or CRM, tools and visibility into client web site behavior. Our ZAP technology also allows our managers to observe and manage how our ZipAgents are servicing our clients. We also have proprietary transaction support tools and a dedicated group of service professionals to help our ZipAgents close transactions more efficiently. We believe our integrated consumer web site and ZAP technology are difficult to replicate and allow us to manage employees effectively, rapidly scale our business to meet client needs, and provide outstanding client service.

We offer a compelling value proposition to agents. We believe our employee-based model and ZAP technology offer a unique and attractive proposition to agents compared with that found at traditional brokerages, including the ability to work more efficiently and close more transactions. We design, implement and bear the cost of all marketing programs for our ZipAgents, including the delivery of a steady flow of client leads, allowing them to focus on serving clients rather than generating new business. Additionally, all of our ZipAgents receive comprehensive initial training and participate in various ongoing training activities. All of our ZipAgents are full-time ZipRealty employees and are eligible for employee benefits including company-sponsored health, welfare, retirement and equity

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incentive plans. We believe that a number of factors contribute to our ZipAgents’ ability to close more transactions than is typically achieved in the industry, in particular:

†	our ZipAgents receive a steady flow of qualified leads without individual marketing efforts, allowing them to rapidly develop a good pipeline of clients;

†	our ZAP technology, with its proprietary CRM tools, allows our ZipAgents to remain organized and communicate and sell effectively with numerous clients at the same time; and

†	our system includes closing support infrastructure that allows our ZipAgents to spend less time on closing tasks and more time on new clients than they would otherwise be able to without this support in place.

Our ZipAgent productivity has consistently exceeded that typically achieved by agents in the industry. According to a July 2003 ranking in Realtor Magazine, the number of monthly transaction sides per agent for the largest 10 brokerages in the United States averaged approximately 1.0 in 2002. Since the beginning of 2003, our ZipAgent productivity, despite the fact that our agent force is heavily weighted towards our newer ZipAgents, has consistently exceeded this 1.0 level achieved by the largest brokerages by 20% to 30%. Further, the productivity level of our ZipAgents who have been with us in excess of three full months is considerably higher than the average level achieved by all our ZipAgents, since closing transactions in the first three months of joining us is difficult given the time lags involved in the real estate closing process.

OUR STRATEGY

Our objective is to become one of the most recognized, respected and successful companies in the residential real estate industry. The key elements of our strategy include:

Broaden and deepen our presence in existing markets

We plan to increase our presence and market share in existing markets by expanding our number of ZipAgents, continuing to improve ZipAgent productivity and growing our home listings business. While our focus historically has been on buyers, we intend to grow our home listings business in a number of ways, such as by developing more web site tools for sellers, implementing a referral system that encourages ZipAgents and clients to refer home listings and using dedicated listing specialists. We also intend to increase our penetration into the higher-priced home segment.

Enhance the ZipRealty brand

We believe that enhancing the ZipRealty brand will heighten awareness of our company and increase the number of home buyers and sellers who use our services and ultimately increase the number of transactions that we close. We recently redesigned our logo and reinitiated advertising campaigns on offline media such as radio and print to promote this new branding effort. We also plan to advertise through outdoor and television media to further promote our brand. In addition, we believe that we can enhance our brand by continuing to focus on client service, with the objective of creating lifelong relationships with our clients.

Continue to invest in technology and our people to increase operational efficiency

We plan to continue improving our proprietary technology platform to increase ZipAgent productivity and provide consistently high levels of client service and satisfaction. We intend to continue to design tools that help our ZipAgents better qualify and prioritize leads and identify levels of client responsiveness and implement communication services that allow our ZipAgents to be more responsive and productive. In addition to enhancing our technology, we intend to continue to refine our recruiting and training programs and provide our ZipAgents with additional field support in an effort to

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continue increasing ZipAgent productivity. Our centralized infrastructure is designed to enable us to rapidly expand our business and take advantage of economies of scale.

Expand operations into new geographic markets

We believe that there is a significant opportunity to expand our services into new geographic markets represented by over 250 U.S. metropolitan statistical areas, or MSAs. We currently operate in 12 major metropolitan areas, including 11 of the top 25 U.S. MSAs, and we are currently evaluating the relative attractiveness of these markets and developing entry strategies and timelines. In determining which markets we intend to expand into and in what order, we consider a variety of criteria, including demographics, business climate, housing market, competition, technology fit and regulatory environment. Currently, at least nine states prohibit sharing commissions with clients who are not licensed real estate agents, and our cash rebate program as currently conducted may conflict with the laws of at least two other states. Should we decide to expand into any of these states, we may have to adjust our pricing structure or refrain from offering rebates to buyers in these states.

Continue to improve the client experience

We believe that ongoing client satisfaction is critical to our continued success and future growth. As a result, we continually focus on improving the client experience on our web site and with our ZipAgents. In addition to enhancing the functionality of our web site, we plan to provide additional information to home buyers and sellers, including transaction documentation, improved personalization and search features such as comparison and market analysis tools, additional seller tools to improve our listings business and enhanced image capabilities. We also plan to provide clients with the ability to monitor the transaction process and view documentation online.

OUR CONSUMER WEB SITE AND SERVICES

Our real estate services enable consumers to control the home buying or selling process from the comfort of their home or office. Consumers enjoy an Internet-enabled, easy-to-use approach to the real estate process and have access to a team of local ZipAgents. Our ZipAgents typically have extensive market knowledge of the metropolitan areas they serve and are required to be active members of their local, state and national real estate and MLS associations. In addition, our web site, www.ziprealty.com, provides a step-by-step approach to guide clients through the home buying and selling process. Our web site and agent platform software is proprietary to us. We enhance our web site by including information such as home listings, neighborhoods and recent home sales that we obtain from local MLSs and other third party providers.

Complete MLS access for home listings data

We offer individuals who register on our web site access to complete available home listings data, including pictures, from the local MLSs in the markets in which we operate. As active members of the MLSs in the markets we serve, we organize the data from each MLS database and provide it directly to consumers on our web site. Unlike many real estate web sites, we show listings from all broker participants in the MLSs, not just our own listings. We update this data frequently, often multiple times daily. Our web site is password protected, so only individuals who provide basic registration information, agree to our terms of use and then return to our site to input a code which we email to them at the time of their registration, are able to access complete home listings data. Consumers can search for homes based upon numerous criteria, including location, price, square footage, number of bedrooms and bathrooms, and other characteristics and amenities such as lot size, whether it has a fireplace or central air, and numerous other features. We do not show information from the MLS databases that is marked as confidential, such as information relating to home security.

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ZipNotify

One of our most popular consumer web site tools is called ZipNotify, which allows consumers to receive an automatic email notification each time a property which meets their desired search criteria is listed on the local MLSs. Since we update our listings information at least once per day in each market, our registered users are able to learn about new listings in a very timely manner. In markets that are characterized by short supply, this tool provides our clients a competitive advantage over other consumers who might have to wait for their agent to learn about the listing and then contact them with the information. The ZipNotify tool is also interactive, so with one click the consumer can login to see more detailed information on the home, schedule a visit with one of our ZipAgents to see the home, or send an email to one of our ZipAgents requesting more information about the property. Our number of ZipNotify messages has grown steadily, and averaged over 5.0 million per month in the second quarter of 2004 compared to 2.0 million per month in the second quarter of 2003.

Neighborhood data and related information

Our system is designed to provide consumers with access to a broad range of information in addition to the MLS data about their potential home without having to rely on an agent or other party to provide that information for them. Consequently our web site includes several tools to help our clients educate themselves during the process, including relevant neighborhood data such as population, comparable home sales, average income, education level, occupation mix, cost of living, crime statistics, weather, school district information, maps and driving directions.

Online images and virtual tours

We believe that one of the principal attractions of the Internet for consumers researching homes is the ability for consumers to view images of available homes. For our seller clients, we offer virtual home tours and photos of our home listings at no additional cost. For our buyer clients, in addition to the customary single photo, in select markets we have the ability to post multiple property photos from the local MLSs, giving clients a more robust search experience. This enables home buyers to better research homes before deciding whether to visit them.

Schedule visits

We try to make it as easy and convenient as possible for our buyer clients to schedule visits of properties they would like to see. All a client has to do is click on a button when viewing information about a home on our web site and enter in their phone number and what day(s) and time(s) they would prefer to see the home. We then contact the listing agent and organize the visit for our client. Alternatively, our clients can contact their ZipAgent by telephone or fax to schedule a visit.

Home offers

While the vast majority of clients prefer to make offers through their ZipAgent, some clients like the convenience and speed of submitting their offers online. We provide this capability through our web site by allowing clients to input all of the relevant information into our offer form. We then fill out the appropriate paperwork and obtain signatures from, and submit the offer on behalf of, our client.

Financing pre-approval

Obtaining pre-approval for a home purchase prior to submitting an offer can greatly strengthen the quality of an offer for our buyers. Therefore, we offer our clients a pre-approval option on our web site through the ZipRealty Mortgage Center, which is provided by E-LOAN, Inc. Clients input all of the required data into the online form, and the pre-approval process can be completed in a matter of minutes. Clients can conveniently print out their own pre-approval letters from E-LOAN to submit with offers. Clients can also call E-LOAN through our mortgage center for additional assistance.

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ZIPAGENT PLATFORM

Our ZipAgent Platform is our proprietary Web-based system that systematically integrates and records all consumer contact information and web site behavior, ZipAgent behavior and transaction information into a common Oracle-based platform. ZAP records relevant consumer behavior such as logon frequency and times, specific homes viewed and printed, searches made by clients, requested visits to view a home and online offers. The system also records and organizes all relevant ZipAgent activities, such as frequency and length of ZipAgent logins, automatically captures and stores all email communications, organized by client, and requires ZipAgents to input summary information about all client phone calls, visits conducted and offers submitted and accepted.

We use the data collected by ZAP to more effectively manage our ZipAgents to ensure each is working diligently, productively and in our clients’ best interests. The system also incorporates proprietary CRM tools that allow ZipAgents to manage their databases of clients. For example, one tool uses predictive behavior to help our ZipAgents identify those clients who are likely to need their services in the near term. ZAP also has an array of real-time management reports which gives our management detailed visibility into daily business activity. Finally, ZAP includes automated closing checklists and tools that allow our ZipAgents and district coordinators who assist our ZipAgents in the closing process to efficiently handle the closing of multiple transactions. We believe that ZAP enables our ZipAgents to be more productive and enhances the level of service we provide our clients.

ZIPAGENTS

We believe that we are one of the few residential real estate brokerages that engages its agents as full-time employees rather than as independent contractors. Independent contractors work for themselves, not a brokerage, and consequently have a tremendous degree of independence in how they spend their time, when they work and how well they service clients. In contrast, our employee-based model allows us to actively manage and train our ZipAgents and hold them accountable for their activities and client service levels. We believe that by actively managing and training our employee ZipAgents we can both enhance the client experience and increase ZipAgent productivity.

Compensation structure

We offer our ZipAgents a compensation package that we believe is attractive compared to that offered by traditional brokerage firms. We believe that our compensation package leads to a higher degree of ZipAgent loyalty and a consistently high level of client service. Our compensation package includes:

†	Commissions. As is customary in the real estate brokerage industry, ZipAgents earn a portion of the commissions they generate for us, which is known as their split. Industry commission splits vary widely, but frequently range from 70% to 80% to the agent and the balance to the brokerage firm. Our commission splits to ZipAgents vary from as low as 40% to as high as 75% on certain transactions for our high-producing ZipAgents.

†	Expense allowance. All ZipAgents receive an expense allowance, which varies from $750 to $1,500 per month, depending on their level of productivity. This allows ZipAgents to cover many expenses typically related to their business, such as automobile, cell phone and Internet connectivity.

†	Company-paid expenses. In the traditional independent contractor model, agents are typically responsible for covering all of their own expenses, including the cost of lead generation, advertising and marketing costs associated with selling homes, production of collateral materials and transaction coordination costs if those services are desired. In our model, we cover these costs for all of our ZipAgents who meet certain levels of productivity. For those ZipAgents who do not meet this threshold, we charge a client acquisition fee of $750 per month.

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†	Benefits. One of the advantages of our employee-based model for our ZipAgents is that we provide them with a broad array of benefits that are uncommon in the real estate brokerage industry, including company-sponsored health, welfare and 401(k) plans. In addition, ZipAgents have the ability to earn stock options in connection with annual performance reviews and in some cases based upon transaction volume.

Recruiting and training

We currently employ a staff of 12 full-time recruiters who are solely dedicated to identifying and qualifying prospective ZipAgents. We offer extensive training programs both for new ZipAgents as they join us, as well as for existing ZipAgents on an on-going basis. New ZipAgents currently receive a week of orientation and initial training on how to use ZAP in one of our two regional training facilities. ZipAgents then enter their respective local markets and are required to complete a series of training modules with their manager and other local resources during their first several weeks. On an on-going basis, ZipAgents are presented with training content through multiple channels, including webcasts, interactive web training modules and live presentations during their weekly sales meetings. New ZipAgents are also frequently paired with seasoned ZipAgents for their first few transactions to accelerate their training.

CLIENT ACQUISITION

Lead generation

We want our ZipAgents to focus on providing high-quality client service, rather than finding their next client. Accordingly, we provide ZipAgents with leads of clients who are actively searching on our web site for properties in their sales territories. We attract these clients principally by using two types of lead sources. First, we retain hosts of other web sites to provide links to our web site. Those hosts are typically businesses that are lead generators or that are involved in the real estate or financial services industries. Second, we actively advertise in key locations on the Web where consumers gather or conduct searches for real estate information. We currently have contractual relationships with over 40 lead sources of either type. In the first six months of 2004, one of our third-party lead sources, HomeGain, Inc., which competes with us for online customer acquisition, generated approximately 22% of our leads during that period. In addition to paid lead sources, we attract over 25% of our leads directly to our web site, which involves no direct acquisition costs.

The majority of our lead source agreements are in the form of non-exclusive, short-term agreements (six months or less) that are generally terminable on little or no notice (60 days or less) and with no penalties. These agreements typically are priced on a cost-per-click, or CPC, cost-per-lead, or CPL, or cost-per-impression, or CPM, basis, with a majority being on a CPC and CPL basis. Under our CPC agreements, we pay a fixed amount each time a potential client clicks on one of our advertisements and is directed to our web site. Under our CPL agreements, we pay a fee for each lead we generate from that source. We define a lead as a client who has registered on our web site, confirmed an email address, searched for homes in an area where we have operations, and has been assigned to one of our ZipAgents. Under our CPM agreements, we are charged a fee each time a potential client views one of our advertisements.

We have found that localized content is a key to driving qualified leads to our site. Once a client visits our web site, we are able to track significant information about the client, including which web site and link the consumer clicked on, how frequently they visit our web site, what activities they perform while on our web site and whether they ultimately transact with us. By using this data, we believe we can optimize our lead generation expenses based on the most productive sources and continually refine the ways in which we advertise our services.

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Offline marketing

We recently redesigned our logo and reinitiated advertising campaigns on offline media such as radio and print to promote this new branding effort. Our media plan, which over time we anticipate will include additional media such as outdoor and television, focuses on heightening awareness of our company and increasing the number of home buyers and sellers who use our services and ultimately transact with us. Beginning with a limited number of test markets, we plan to gauge the effectiveness of the advertising before rolling it out on a broader scale. Finally, we believe that we will enhance our brand by continuing to focus on client service, with the objective of encouraging word-of-mouth referrals and creating lifelong relationships with our clients.

PRODUCT DEVELOPMENT AND ENGINEERING

Our technology team comprises 19 employees, including a product development team, software engineers, database and data center engineers and a data acquisition team. Our technology team focuses on enhancing and improving our existing technology as well as developing new proprietary tools.

Our technology team is responsible for maintaining property listings data through our 27 MLS memberships. In order to ensure we provide the most comprehensive and timely data available, we download MLS data seven days a week, and for most MLSs, multiple times per day. Currently, we provide information on more than 315,000 homes in our searchable database in the markets we serve. To provide our consumers with a more complete understanding of homes and neighborhoods, we combine data from the MLSs with additional local information from other data sources which we license on a non-exclusive basis.

Our product development team is responsible for fulfilling all product requirements on both our consumer web site and the ZipAgent Platform. This team generally internally releases software updates approximately once per quarter. As part of our development process, the product development team works with users to identify feature enhancements that will provide a better consumer experience, increase ZipAgent productivity and enhance management oversight capabilities. Our system is not dependent on a client’s computer configuration, working with all principal Internet service providers and Internet browsers. Our system is Java-based and uses commercially available hardware and proprietary database technology based on an Oracle platform, making it highly scalable. Our application server is compliant with relevant industry standards.

We serve our clients from a third party co-location facility located in Sunnyvale, California, operated by Qwest Communications. The facility is secured by around-the-clock guards and biometric access screening and is equipped with back-up generators, redundant HVAC and Internet connectivity. We regularly rotate back-up tapes to another location for safekeeping.

REGULATORY MATTERS

The real estate industry is highly regulated. In the conduct of our business, we must monitor and comply with a wide variety of applicable laws and regulations of both the government and private organizations.

Government regulation

The most extensive regulations are at the state level and are typically overseen by state agencies dedicated to real estate matters. However, the residential real estate industry is also regulated by federal and local authorities.

State regulation. Real estate licensing laws vary from state to state, but all individuals and entities engaged in the real estate brokerage business must be licensed in the state in which they conduct

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business. An individual engaged in the real estate brokerage business is required to be licensed as either a broker or a salesperson. A person licensed as a broker may either work independently or may work for another broker in the role of an associate broker, conducting business on behalf of the sponsoring broker. A person licensed as a salesperson must be affiliated with a broker in order to conduct real estate brokerage transactions. Generally, a corporation engaged in the real estate brokerage business must obtain a corporate real estate broker license. In order to obtain this license, most jurisdictions require that an officer of the corporation be licensed individually as a real estate broker in that jurisdiction. This officer-broker is responsible for the real estate operations within the state, and the corporation acts through this individual. Real estate licensees, whether they are brokers, salespersons, individuals or entities, must follow the state’s real estate licensing laws and regulations. These laws and regulations prescribe minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, record keeping requirements, trust fund handling, agency representation, advertising regulations and fair housing requirements. Although payment of rebates or credits to real estate purchasers of the type we offer are permitted in most states, some states either do not permit these rebates or credits, or do not permit them in the form that we currently provide them.

We hold a corporate real estate broker’s license in each of the nine states and the District of Columbia where we currently have operations. In each, we have designated one of our officers as the individually licensed broker.

Federal regulation. In addition to state regulations, there are federal laws and regulations that govern the real estate brokerage business. The principal applicable federal regulations include the Real Estate Settlements Procedures Act of 1974, or RESPA, and federal fair housing laws. RESPA is intended to reduce the settlement costs associated with buying and selling real estate, and to increase the effectiveness of consumer disclosures. While RESPA has broad-reaching impact on a variety of services associated with the purchase or sale of real estate, including lending, title insurance and settlement services, its principal application to the real estate brokerage business is to limit payment of referral fees or the inappropriate splitting of fees, and to require additional consumer disclosures. Generally, it is illegal under RESPA to pay or receive a referral fee or anything of value in a real estate transaction for the referral of business. RESPA limits the type of business relationships that we can enter into for acquiring client leads or otherwise, as well as the referral of clients to other service providers. Federal fair housing laws generally make it illegal to discriminate against protected classes of individuals in housing or brokerage services. Other federal regulations protect the privacy rights of consumers, and affect our opportunities to solicit new clients.

Local regulation. Local regulations also govern the conduct of the real estate brokerage business. Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction.

Federal and state labor regulation. In addition to the real estate regulations discussed above, we are also subject to federal and state regulation of our employment practices including the compensation of ZipAgents. ZipAgents are exempt from the overtime and minimum wage provisions of the federal Fair Labor Standards Act because their duties selling residential real estate and the commission-based method of compensation are designed to qualify for the “outside sales exemption” under the terms of the Fair Labor Standards Act and the U.S. Department of Labor’s regulations. The “outside sales exemption” is applied on a case-by-case basis and is considered in light of the specific duties performed by an individual ZipAgent. Accordingly, as to any individual ZipAgent, in the event his or her duties become different than those currently assigned and contemplated, it might be determined that the exemption is inapplicable. In that event, we could be subject to penalties and damages

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including back pay and attorneys’ fees for the failure to pay the individual in accordance with his or her actual duties.

Further, the Department of Labor’s regulations are subject to interpretation by the Department of Labor and the courts and are subject to change. New regulations were promulgated in final form on April 23, 2004 and go into effect August 23, 2004. Accordingly, there is neither precedent or guidance regarding the interpretation and application of the new regulations nor any assurance how long these regulations will remain in place. In the event it appears the legal standard for the “outside exemption” changes, it may be necessary to modify the ZipAgent compensation structure.

Individual states also sometimes elect to adopt overtime and minimum wage laws providing greater benefits to employees than the Fair Labor Standards Act. The ZipAgent job is designed to qualify for exemption from such laws, to the extent applicable, in the states in which we currently employ ZipAgents. Like the federal law, these state laws are applied on a case-by-case basis considering the duties of specific individuals and are subject to judicial and agency interpretation and legislative change. New interpretations or changes in state law, or expansion of operations to states that at that time do not recognize an “outside sales exemption” comparable to the federal exemption, may require modification of the ZipAgent compensation structure.

Third-party regulation

In addition to governmental regulations, we are subject to rules and regulations established by private real estate trade organizations, including, among others, local MLSs, NAR, state Associations of REALTORS®, and local Associations of REALTORS®. The rules and regulations of the various MLSs to which we belong vary, and specify, among other things, how we as a broker member can use MLS listing data, including the use and display of this data on our web site. Additionally, NAR has recently adopted a mandatory policy for MLSs regarding the use and display of MLS listings data on virtual office web sites. We operate a VOW, which is a password protected web site which allows us to show complete MLS data directly to consumers without their having to go through an agent. Individual MLSs affiliated with NAR, which includes the vast majority of MLSs in the United States, will be required to implement their own individual VOW policies consistent with the NAR policy by January 1, 2005. Once these individual MLS VOW policies are implemented, member brokerages will have up to six months to comply with the policy. The NAR umbrella policy is designed to provide structure to the individual MLS VOW policies, subject to a number of areas in which the individual MLSs may tailor the policy to meet their local needs.

One NAR policy provision, known as “opt-out,” creates a mechanism for individual brokers to prevent their listings data from being displayed on certain competitors’ VOWs. Brokers could exercise a “blanket opt-out,” which would not allow their listings to be displayed on any competing VOW, or a “selective opt-out,” in which they could selectively prevent certain competing VOWs from displaying their listings, while allowing other VOWs to do so. Although none of the MLSs of which we are a member has implemented a VOW policy with any of the “opt-out” provisions, should any of them decide to do so, it could potentially restrict our ability to display complete MLS home listings data to our consumers, which is a key part of our business model. Should our ability to display MLS listings information on our web site be significantly restricted, it may reduce demand for our services and materially harm our earnings and results from operations. NAR, as well as the state and local Associations of REALTORS®, also have codes of ethics, rules and regulations governing the actions of members in dealings with other members, clients and the public. We are bound to abide by these codes of ethics, rules and regulations by virtue of our membership in these organizations.

Business

COMPETITION

The market for residential real estate brokerage services is highly fragmented at the national level, with no individual brokerage holding more than a 5% share, and the 10 largest brokerages holding less than 10% collectively, according to REAL Trends. However, the eight largest national brands that brokerages work under via franchise affiliations, currently have approximately a 50% U.S. market share, according to REAL Trends, providing the potential for significant national and local influence. We compete with these brokerages at the local level to represent home buyers or sellers. Some of those competitors are large national brokerage firms or franchisors, such as Prudential Financial, Inc., RE/MAX International Inc. and Cendant Corporation, which owns the Century 21, Coldwell Banker and ERA franchise brands, large mortgage and corporate relocation businesses and NRT Incorporated, the largest brokerage in the United States. NRT owns and operates brokerages that are typically affiliated with one of the franchise brands owned by Cendant. We are also subject to competition from local or regional firms, as well as individual real estate agents. We also compete or may in the future compete with various online services, such as InterActiveCorp/ IAC and its LendingTree unit, HomeGain, Inc., Homestore, Inc. and its Realtor.com affiliate and Yahoo! Inc. that also look to attract and service home buyers and sellers using the Internet. Homestore is affiliated with NAR, NAHB, a number of major MLSs and Cendant, which may provide Homestore with preferred access to listing information and other competitive advantages. While these online services companies are intermediaries providing lead referrals and are not full-service brokerages like us, we compete with these companies to attract consumers to our web site. There is also a growing number of discount firms that cater exclusively to clients who are looking for reduced service levels as well as for sale by owner services.

We believe that the key competitive factors in the residential real estate segment include the following:

†	quality of the home data available to clients;

†	quality of the agents;

†	level of client responsiveness;

†	level of commissions charged sellers or incentives provided to buyers;

†	local knowledge;

†	ease of product usability; and

†	overall client service.

We believe that our Internet-enabled, employee-based model positions us well relative to our competition to address these competitive factors in our industry.

INTELLECTUAL PROPERTY

We rely on a combination of trademark, copyright, trade secret and patent laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. We currently have trademarks registered or pending in the United States for our name and certain words and phrases that we use in our business. We also rely on copyright laws to protect computer programs relating to our web site, our proprietary database and ZAP. We have registered numerous Internet domain names related to our business in order to protect our proprietary interests, and we hold a patent issued in the United States that covers certain processes and methodologies related to transacting residential real estate on the Internet. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties, and we strictly control access to our proprietary technology.

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From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our brand and reputation, or our ability to compete. Also, protecting our intellectual property rights could be costly and time consuming.

EMPLOYEES

At July 31, 2004, we had 868 employees. Of this total, 746 were licensed ZipAgents, 54 were district directors or field support personnel and 68 were corporate employees. We consider our employee relations to be good.

LEGAL MATTERS

We are not currently subject to any material legal proceedings. From time to time we have been, and we currently are, a party to litigation and subject to claims incident to the ordinary course of our business. The amounts in dispute in these matters are not material to us, and we believe that the resolution of these proceedings will not have a material adverse effect on our business or financial results.

FACILITIES

Our principal executive offices are located in a leased facility in Emeryville, California, consisting of approximately 15,825 square feet of office space, under a five-year lease that expires in 2007. This facility accommodates our principal administrative and finance operations. We occupy a leased facility in each of our operating districts to accommodate offices for our district director and support staff but not our ZipAgent force. We do not own any real property. We believe that our leased facilities are adequate to meet our current needs and that additional facilities will be available for lease to meet our future needs.

Business

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information about our executive officers and directors:

Name	Age	Position

Eric A. Danziger	50	President, Chief Executive Officer and Director
Gary M. Beasley	39	Executive Vice President and Chief Financial Officer
William Scott Kucirek	38	Executive Vice President of New Market Development and Director
William C. Sinclair	55	Senior Vice President of Sales and Operations
Alain J. Ané	47	Vice President of Human Resources
Joseph Patrick Lashinsky	37	Vice President of Marketing and Business Development
David A. Rector	58	Vice President, Controller and Chief Accounting Officer
Karen B. Seto	39	Vice President, General Counsel and Secretary
Joseph P. Trifoglio	50	Vice President of Technology
Ronald C. Brown(1)(3)	49	Director
Marc L. Cellier(2)	41	Director
Matthew E. Crisp(2)	33	Director
Robert C. Kagle(2)(3)	48	Director
Stanley M. Koonce, Jr.(1)	56	Director
Juan F. Mini	36	Director
Donald F. Wood(1)(3)	49	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

Eric A. Danziger has served as our President, Chief Executive Officer and a member of our board of directors since June 2001. Prior to joining us, from February 1998 to June 2001, Mr. Danziger served as President and Chief Operating Officer of Carlson Hotels Worldwide, a hotel and resort management company including the hospitality brands Radisson Hotels Worldwide, Regent International, and Country Inns and Suites. From May 1996 to February 1998, Mr. Danziger served as President and Chief Executive Officer of Starwood Hotels and Resorts Worldwide, Inc., and from September 1990 to May 1996, he served as President of Wyndham Hotels and Resorts.

Gary M. Beasley has served as our Executive Vice President since February 2004 and our Chief Financial Officer since November 2001. Mr. Beasley previously served as our Senior Vice President from October 2002 to February 2004 and as our Vice President from November 2001 to October 2002. Prior to joining us, from June 1995 to November 2001, Mr. Beasley served in various executive positions with KSL Recreation Corporation, a resort and leisure sector company, most recently as Vice President of Business Development and Acquisitions. Mr. Beasley holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Arts degree in economics from Northwestern University.

William Scott Kucirek, one of our founders, has served as our Executive Vice President of New Market Development since January 2003 and as a member of our board of directors since January 1999. From June 2001 to December 2002, Mr. Kucirek served as our Executive Vice President of People and Culture, from February 1999 to May 2001, he served as our Chief Financial Officer, and from July 1999 to June 2001 he also served as our President. Mr. Kucirek holds a Masters of Business

Management

Administration degree from the Haas School of Business at the University of California at Berkeley and a Bachelor of Science degree in bioengineering from the University of California at Berkeley.

William C. Sinclair has served as our Senior Vice President of Sales and Operations since September 2002. Prior to joining us, from October 1998 to September 2002, Mr. Sinclair served as Executive Vice President and Chief Operating Officer for the Asia Pacific division of Radisson Hotels and Resorts Worldwide. From December 1997 to October 1998, Mr. Sinclair served as Vice President of New Business Development for Promus Hotel Corporation. Mr. Sinclair holds a Bachelor of Arts degree in business from Washington State University.

Alain J. Ané has served as our Vice President of Human Resources since November 2002. From April 1998 to September 2002, Mr. Ané served as Vice President of Human Resources of Starwood Hotels and Resorts Worldwide, Inc. Mr. Ané holds a Masters of Arts degree in applied psychology from The Catholic University of America and a Bachelor of Arts degree in psychology from The George Washington University.

Joseph Patrick Lashinsky has served as our Vice President of Marketing and Business Development since February 2000. Prior to joining us, from March 1999 to February 2000, Mr. Lashinsky served as Group Marketing Manager at Del Monte Foods Company. Mr. Lashinsky holds a Masters of Business Administration degree from the University of California at Los Angeles and a Bachelor of Arts degree in political economies of industrialized societies from the University of California at Berkeley.

David A. Rector has served as our Vice President, Controller and Chief Accounting Officer since May 2004, as our Vice President and Corporate Controller from October 2002 to May 2004 and as our Corporate Controller from April 2002 to September 2002. Prior to joining us, from June 1999 to January 2002, Mr. Rector worked in various financial positions for several companies as a consultant for Resources Connection Inc., a consulting firm. Prior to that, he held senior financial positions at various companies, including commercial real estate companies Allegiance Realty Group and Fox & Carskadon Financial Corporation and served as an audit manager at Price Waterhouse. Mr. Rector is a Certified Public Accountant and holds a Bachelor of Science degree in business administration from the University of California at Los Angeles.

Karen B. Seto has served as our Vice President, General Counsel and Secretary since June 2004. From August 2000 to June 2004, Ms. Seto practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, P.C., most recently as Special Counsel. From October 1994 to May 2000, Ms. Seto was an attorney with Fried, Frank, Harris, Shriver & Jacobsen LLP in Los Angeles. Ms. Seto holds a Juris Doctor degree from the University of California at Los Angeles and a Bachelor of Science in Economics degree cum laude from the Wharton School of the University of Pennsylvania.

Joseph P. Trifoglio has served as our Vice President of Technology since April 2000 and previously served as our Director of Data Acquisition from January 2000 to March 2000. Prior to joining us, from March 1994 to November 1999, Mr. Trifoglio served in various positions at K/ P Corporation, an international graphics communications firm, most recently as Chief Information Officer.

Ronald C. Brown has served on our board of directors since March 2004. Mr. Brown is currently a private investor. From January 2004 to June 2004, Mr. Brown was Executive Vice President of Strategy of Starwood Hotels and Resorts Worldwide, Inc., a global hotel company. From June 1995 to December 2003, Mr. Brown was Chief Financial Officer of Starwood. Mr. Brown holds an LL.M. degree from the London School of Economics and an LL.B. degree from Osgoode Hall Law School, Toronto, Canada.

Marc L. Cellier has served on our board of directors since May 2001. Mr. Cellier has been a founding managing member of Pyramid Technology Ventures since its founding in January 2000. Since April 1998, Mr. Cellier has also been a general partner at GC Technology Ventures. Mr. Cellier holds

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a Masters of Business Administration degree from the University of St. Thomas and a Bachelor of Arts degree in finance from Institut Superieur de Gestion.

Matthew E. Crisp has served on our board of directors since December 2002. Mr. Crisp has been a Partner of Venture Strategy Partners since February 2000 and previously was an Entrepreneur in Residence there from August 1999 to February 2000. Mr. Crisp holds a Masters of Science degree in management information systems and a Bachelor of Science degree in marketing finance from the University of Virginia.

Robert C. Kagle has served on our board of directors since November 1999. Mr. Kagle has been a General Partner of Benchmark Capital Management Co., LLC, since its founding in May 1995 and a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the boards of directors of eBay Inc. and E-LOAN, Inc. Mr. Kagle holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Science degree in electrical and mechanical engineering from the General Motors Institute (renamed Kettering University in January 1998).

Stanley M. Koonce, Jr. has served on our board of directors since May 2004. Mr. Koonce has been the Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America since June 2002. From April 2001 to April 2002, Mr. Koonce was President and Chief Executive Officer of Venue Ticket Exchange, a sports ticketing company. From September 2000 to May 2002, Mr. Koonce was Chairman of AIVIA, a software and web development company. Mr. Koonce holds a Masters of Business Administration degree and a Bachelor of Science degree in mathematics from the University of North Carolina at Chapel Hill.

Juan F. Mini, one of our founders, has served on our board of directors since January 1999. Since January 2003, Mr. Mini has been Managing Director of Constructora Apolo, a real estate development company. From June 2001 to December 2002, Mr. Mini served as our Executive Vice President of Market Expansion. From July 1999 to June 2001, Mr. Mini served as our Chief Executive Officer, and from February 1999 to July 1999, he served as our President. Mr. Mini holds a Masters of Business Administration degree from the Haas School of Business at the University of California at Berkeley, a Masters of Science degree in engineering from Stanford University and a Bachelor of Science degree in engineering from Cornell University.

Donald F. Wood has served on our board of directors since July 1999. Since February 1998, Mr. Wood has been a Managing Member of Vanguard Ventures. Mr. Wood holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Arts degree in economics from Stanford University.

BOARD OF DIRECTORS

Our board of directors currently consists of nine members. Upon completion of this offering, our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, three of the nominees to the board will be appointed to one-year terms, three will be appointed to two-year terms and three will be appointed to three-year terms. Thereafter, directors will be elected for three-year terms. Our Class I directors, whose terms will expire at the 2005 annual meeting of stockholders, will be Mr. Crisp, Mr. Mini and Mr. Wood. Our Class II directors, whose terms will expire at the 2006 annual meeting of stockholders, will be Mr. Cellier, Mr. Kagle and Mr. Kucirek. Our Class III directors, whose terms will expire at the 2007 annual meeting of stockholders, will be Mr. Brown, Mr. Danziger and Mr. Koonce.

Management

BOARD COMMITTEES

Our board of directors has established three committees: the audit committee, the compensation committee and the corporate governance and nominating committee.

Audit committee

Our audit committee consists of Ronald C. Brown, Stanley M. Koonce, Jr. and Donald F. Wood, each of whom our board of directors has determined is independent within the meaning of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. independent director standards. This committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

†	selecting and hiring our independent auditors;

†	evaluating and providing guidance with respect to the external audit and qualifications, independence and performance of our independent auditors;

†	pre-approving the audit and non-audit services to be performed by our independent auditors;

†	reviewing management’s report on its assessment of the effectiveness of our internal controls and our significant accounting policies;

†	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

†	preparing the report that the SEC requires in our annual proxy statement; and

†	reviewing and monitoring compliance with our code of conduct and ethics.

Compensation committee

Our compensation committee consists of Marc L. Cellier, Matthew E. Crisp and Robert C. Kagle, each of whom our board of directors has determined is independent within the meaning of the Nasdaq Stock Market, Inc. independent director standards. This committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board. This committee’s responsibilities include:

†	reviewing and recommending compensation and benefit plans for our executive officers;

†	setting performance goals for our officers and reviewing their performance against these goals;

†	evaluating the competitiveness of our executive compensation plans;

†	reviewing and recommending compensation for members of our board of directors and committees thereof; and

†	preparing the report that the SEC requires in our annual proxy statement.

Corporate governance and nominating committee

Our corporate governance and nominating committee consists of Ronald C. Brown, Robert C. Kagle and Donald F. Wood, each of whom our board of directors has determined is independent within the meaning of the Nasdaq Stock Market, Inc. independent director standards. This committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors,

Management

consistent with criteria set by our board, and to develop our corporate governance principles. This committee’s responsibilities include:

†	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

†	administering our policy for considering stockholder nominees for election to our board of directors;

†	evaluating and recommending candidates for election to our board of directors;

†	overseeing our board of directors’ performance and evaluation process;

†	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes;

†	periodically reviewing executive succession plans; and

†	reviewing and approving any related party transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. None of the members of our compensation committee is one of our officers or employees. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

We reimburse our non-employee directors for their reasonable expenses incurred in connection with attending board and committee meetings. In March 2004, our board granted Mr. Brown an option to purchase 75,000 shares of common stock at an exercise price of $2.50 per share. In May 2004, our board granted Mr. Koonce an option to purchase 50,000 shares of common stock at an exercise price of $3.00 per share. Both of these option grants vest as to 25% of the total number of shares after one year from the date of grant, and in equal monthly installments over the subsequent three year period.

Following this offering, each of our non-employee directors will receive an annual retainer of $10,000. The non-employee directors serving as the chairpersons of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee will receive additional annual retainers of $10,000, $5,000 and $5,000, respectively. We will pay these retainers on a quarterly basis. Each non-employee director who joins our board following this offering will receive a nondiscretionary, automatic grant of an option to purchase 50,000 shares of our common stock upon joining our board, which will vest over three years in equal annual installments. In addition, each non-employee director will receive an annual nondiscretionary, automatic grant of an option to purchase 20,000 shares of our common stock, pursuant to our 2004 Equity Incentive Plan, which will vest one year from the date of grant.

Management

EXECUTIVE COMPENSATION

The following table summarizes the compensation that we paid to our Chief Executive Officer and each of our four other most highly compensated executive officers during the year ended December 31, 2003. We refer to these officers in this prospectus as our named executive officers.

Summary compensation table

	2003 annual
	compensation
			All other
Name and principal position	Salary($)	Bonus($)	compensation($)

Eric A. Danziger	$275,000	$20,000	—
President and Chief Executive Officer
Gary M. Beasley	150,000	4,000	—
Executive Vice President and Chief Financial Officer
William Scott Kucirek	150,000	4,000	—
Executive Vice President of New Market Development
William C. Sinclair	150,000	3,500	$3,634 (1)
Senior Vice President of Sales and Operations
Joseph Patrick Lashinsky	132,000	3,500	—
Vice President of Marketing and Business Development

(1)	Represents payments for temporary housing in connection with relocation to the San Francisco Bay Area.

Option grants in last fiscal year

We did not grant any options to purchase common stock to any of our named executive officers during the year ended December 31, 2003. However, in March 2004 our board of directors granted Mr. Danziger an option to purchase 750,000 shares of common stock, Mr. Beasley an option to purchase 60,000 shares of common stock, Mr. Kucirek an option to purchase 75,000 shares of common stock, Mr. Sinclair an option to purchase 50,000 shares of common stock and Mr. Lashinsky an option to purchase 30,000 shares of common stock. These options each have an exercise price of $2.50 per share and vest ratably over four years from the date of grant.

Aggregate option exercises and option values

None of our named executive officers exercised options during 2003. The following table describes for the named executive officers the number and value of securities underlying exercisable and unexercisable options held by them as of December 31, 2003.

The value realized and the value of unexercised in-the-money options at December 31, 2003 are based on the assumed initial public offering price of $           per share, the mid-point of the range on the cover of this prospectus, less the per share exercise price, multiplied by the number of shares issued or

Management

issuable, as the case may be, upon exercise of the option. All options were granted under our 1999 Stock Plan.

	Number of securities
	underlying unexercised		Value of unexercised
	options at		in-the-money options at
	December 31, 2003		December 31, 2003

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Eric A. Danziger	1,687,499	1,312,501	$	$
Gary M. Beasley	222,885	253,232
William Scott Kucirek	—	—	—	—
William C. Sinclair	78,125	171,875
Joseph Patrick Lashinsky	202,269	131,013

BENEFIT PLANS

1999 Stock Plan

Our 1999 Stock Plan was adopted by our board of directors and approved by our stockholders in February 1999. Our 1999 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants. As of June 30, 2004, options to purchase 8,584,905 shares of common stock were outstanding and 962,143 shares were available for future grant under this plan. We will not grant any additional awards under our 1999 Stock Plan following this offering. Instead we will grant options under our 2004 Equity Incentive Plan. Our 1999 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each award. If the outstanding awards are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the award as to all of the shares subject to the award, including shares that would not otherwise be exercisable, for a period of 15 days from the date of notice. The award will terminate upon the expiration of the 15-day period.

2004 Equity Incentive Plan

Our board of directors adopted our 2004 Equity Incentive Plan in June 2004 and our stockholders approved it in                     2004. Our 2004 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

We have reserved a total of 3,000,000 shares of our common stock for issuance pursuant to the 2004 Equity Incentive Plan plus (a) any shares which have been reserved but not issued under our 1999 Stock Plan as of the effective date of this offering and (b) any shares returned to our 1999 Stock Plan on or after the effective date of this offering as a result of termination of options or the repurchase of unvested shares issued under the 1999 Stock Plan. In addition, our 2004 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our fiscal year 2006, equal to the least of:

†	4% of the outstanding shares of our common stock on the first day of the fiscal year;

†	5,000,000 shares; and

†	such other amount as our board of directors may determine.

Management

Our board of directors or a committee of our board administers our 2004 Equity Incentive Plan. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a different exercise price.

The administrator determines the exercise price of options granted under our 2004 Equity Incentive Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

No optionee may be granted an option to purchase more than 2,000,000 shares in any fiscal year. However, in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 3,000,000 shares.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time as the administrator may determine. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock appreciation rights may be granted under our 2004 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted stock may be granted under our 2004 Equity Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Performance units and performance shares may be granted under our 2004 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units will have an initial dollar value as the administrator establishes prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date.

Management

Our 2004 Equity Incentive Plan also provides for the automatic grant of options to our non-employee directors. Each non-employee director appointed to the board after the completion of this offering will receive an initial option to purchase 50,000 shares upon such appointment except for those directors who become non-employee directors by ceasing to be employee directors. In addition, beginning in 2005, non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 20,000 shares immediately following each annual meeting of our stockholders. All options granted under the automatic grant provisions have a term of ten years and an exercise price equal to fair market value on the date of grant. Each initial option vests and becomes exercisable as to one-third of the shares on each anniversary of the date of grant. Each annual option becomes exercisable in full on the first anniversary of the date of grant.

Unless the administrator provides otherwise, our 2004 Equity Incentive Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Our 2004 Equity Incentive Plan provides that in the event of our “change in control,” the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. If there is no assumption or substitution of outstanding awards, the administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. The award will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options will fully vest and become immediately exercisable.

Our 2004 Equity Incentive Plan will automatically terminate in 2014, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2004 Equity Incentive Plan provided such action does not impair the rights of any participant.

401(k) plan

We maintain a 401(k) retirement savings plan. Each participant may contribute to the 401(k) plan, through payroll deductions, up to a statutorily prescribed annual limit of $13,000 in 2004, subject to statutory limitations imposed by the Internal Revenue Service. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. We do not currently make matching or other contributions on behalf of plan participants.

Management

CHANGE OF CONTROL ARRANGEMENTS

In June 2004, our board of directors authorized a form of change of control agreement for each of our current and future officers of a level of Vice President and above. The change of control agreement provides that in the event the employee is terminated without cause, or is constructively terminated, within 12 months of a change of control of ZipRealty (including a merger or sale of assets), 50% of all unvested stock rights as of such date shall become fully vested on the termination date. For purposes of this agreement, “stock rights” means all options or rights to acquire shares of our common stock, stock appreciation rights, performance units and performance shares, and includes all options issued from our 1999 Stock Plan and 2004 Equity Incentive Plan. We intend for each of our current and future officers of a level of Vice President and above to enter into a change of control agreement with these terms prior to the closing of this offering or at the time such person is hired, as applicable.

In addition, with respect to a stock option awarded to Eric A. Danziger in June 2001 to purchase 2,000,000 shares of our common stock, upon a change of control of ZipRealty 50% of the then unvested shares underlying this option shall become fully vested.

Related party transactions

We describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

†	the amounts involved exceeded or will exceed $60,000; and

†	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

PREFERRED STOCK, CONVERTIBLE NOTE AND WARRANT ISSUANCES

Since January 1, 2001, we have issued our securities in the following financing transactions:

†	In May and August 2001, we issued an aggregate of 5,973,283 shares of our Series D preferred stock to the investors listed in the table below in a private placement for a purchase price of $1.31 per share;

†	In February, March and April 2002, we issued senior secured convertible promissory notes in an aggregate principal amount of approximately $6.8 million, convertible into shares of our Series E preferred stock at a conversion price of $1.31 per share, and warrants to purchase an aggregate of 10,358,588 shares of our Series E-1 preferred stock to the investors listed in the table below;

†	In October 2002, we issued senior secured convertible promissory notes in an aggregate principal amount of approximately $3.1 million, convertible into future convertible promissory notes, and warrants to purchase an aggregate of 1,746,183 shares of our Series F preferred stock to the investors listed in the table below;

†	In December 2002 and February 2003, we issued senior secured convertible promissory notes in an aggregate principal amount of approximately $12.6 million, convertible into shares of our Series F preferred stock at a conversion price of $1.31 per share, and warrants to purchase an aggregate of 4,802,257 shares of our Series F preferred stock to the investors listed in the table below; and

†	In June 2003, we issued warrants to purchase an aggregate of 312,625 shares of Series E-1 preferred stock and 579,733 shares of Series F preferred stock to the investors listed in the table below, in connection with the conversion of such investors’ then outstanding senior secured convertible promissory notes.

In connection with the issuance of the senior secured convertible promissory notes described above, we granted to the note holders security interests on all of our property pursuant to security agreements. These security agreements, and related security interests, terminated in June 2003 in connection with the conversion of the notes into Series E and Series F preferred stock.

Related party transactions

The following table sets forth the aggregate securities acquired by the listed directors, executive officers and holders of more than 5% of our common stock:

	Series D	Series E	Warrants to	Series F	Warrants to
	preferred stock	preferred stock	purchase Series E-1	preferred stock	purchase Series F
Investor	purchased	purchased(1)	preferred stock	purchased(2)	preferred stock

Benchmark Capital Partners IV, L.P.(3)	1,526,718	2,087,401	3,893,055	2,205,298	1,643,874
Pyramid Technology Ventures I, L.P.(4)	2,290,076	1,669,921	3,114,445	3,878,530	3,241,466
Vanguard Ventures(5)	954,198	834,958	1,557,225	393,350	356,049
Venture Strategy Partners(6)	—	—	—	3,150,425	1,694,083
Iverson Financial Corporation(7)	763,359	375,732	700,753	315,042	169,408
Barrington Partners	244,275	505,246	945,236	—	—
Eric A. Danziger	190,840	210,747	390,416	—	—
Gary M. Beasley(8)	—	8,405	15,574	—	—
William C. Sinclair	—	—	—	39,380	21,176
Joseph Patrick Lashinsky	—	4,177	7,788	—	—
David A. Rector	—	—	—	3,938	2,117
Joseph P. Trifoglio	3,817	—	—	—	—
Donald F. Wood	—	25,047	46,721	—	—

(1)	Represents shares of Series E preferred stock issued in June 2003 at a price of $1.31 per share, upon conversion of the principal amount of, and accrued interest on, senior secured convertible promissory notes originally issued between February and April 2002.

(2)	Represents shares of Series F preferred stock issued in June 2003 at a price of $1.31 per share, upon conversion of the principal amount of, and accrued interest on, senior secured convertible promissory notes originally issued in December 2002 and February 2003.

(3)	Our director, Robert C. Kagle, is a managing member of the general partner of this entity.

(4)	Our director, Marc L. Cellier, is a managing member of the general partner of this entity.

(5)	Our director, Donald F. Wood, is a managing member of the general partner of funds related to this entity.

(6)	Our director, Matthew E. Crisp, is a managing member of the general partner of funds related to this entity.

(7)	Our director, Juan F. Mini, is a director of this entity.

(8)	All shares held by the Beasley Family Revocable Trust.

INVESTOR RIGHTS AGREEMENT

We have entered into an agreement with purchasers of our preferred stock and holders of warrants to purchase our capital stock that provides for certain rights relating to the registration of their shares of common stock issuable upon conversion of their preferred stock or exercise of their warrants. These rights will continue following this offering and will terminate five years following the completion of this offering, or for any particular holder with registration rights, at such time following this offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act during any 90-day period. All holders of preferred stock, including the directors, executive officers and holders of 5% of our capital stock listed in the above table, are parties to this agreement. See “Description of capital stock—Registration rights” for additional information.

INDEMNIFICATION AGREEMENTS OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. For further information, see “Description of capital stock—Limitations of liability and indemnification matters.”

Principal stockholders

The following tables set forth information about the beneficial ownership of our common stock at June 30, 2004, and as adjusted to reflect the sale of the shares of common stock in this offering, for:

†	each person known to us to be the beneficial owner of more than 5% of our common stock;

†	each named executive officer;

†	each of our directors; and

†	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the tables is c/o ZipRealty, Inc., 2000 Powell Street, Suite 1555, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 42,067,172 shares of common stock outstanding on June 30, 2004 and                      shares of common stock outstanding upon completion of this offering.

Principal stockholders

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2004. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*.”

		Percentage of shares
		outstanding
	Number of shares
Beneficial owner	beneficially owned	Before offering	After offering

5% Stockholders:
Benchmark Capital Partners(1)	15,023,560	32.9%		%
Pyramid Technology Ventures(2)	14,194,438	30.3
Vanguard Ventures(3)	7,248,435	16.8
Venture Strategy Partners(4)	4,844,508	11.1
Iverson Financial Corporation(5)	2,684,320	6.3
Barrington Partners(6)	2,526,242	5.9
Directors and named executive officers:
Eric A. Danziger(7)	3,057,628	6.8
Gary M. Beasley(8)	332,466	*	*
William Scott Kucirek(9)	2,007,812	4.8
William C. Sinclair(10)	185,556	*	*
Joseph Patrick Lashinsky(11)	260,406	*	*
Ronald C. Brown	—	—	—
Marc L. Cellier(12)	14,197,613	30.3
Matthew E. Crisp(4)	4,844,508	11.1
Robert C. Kagle(1)	15,023,560	32.9
Stanley M. Koonce, Jr.	—	—	—
Juan F. Mini(13)	4,684,320	11.0
Donald F. Wood(14)	7,320,203	16.9
All directors and executive officers as a group (16 people)(15)	52,201,381	90.1%		%

(1)	Includes 11,376,133 shares held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and related individuals, also known as the Benchmark Funds and 3,647,427 shares issuable upon exercise of warrants held by the same fund that are exercisable within 60 days of June 30, 2004. Mr. Kagle, one of our directors, is a managing member of Benchmark Capital Management Co. IV, L.L.C., which is the general partner of Benchmark Capital Partners IV, L.P. Mr. Kagle disclaims beneficial ownership of the shares held by this fund except with respect to 141,309 shares, 46,544 shares issuable upon exercise of warrants that are exercisable within 60 days of June 30, 2004, and to the extent of his pecuniary interest therein. The address of this fund and Mr. Kagle is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)	Includes 4,844,309 shares issuable upon exercise of warrants that are exercisable within 60 days of June 30, 2004. The address of this fund is c/o Pyramid Technology Ventures, P.O. Box 10723, Zephyr Cove, NV 89448.

(3)	Includes 5,662,481 shares held by Vanguard VI, L.P., 234,190 shares held by Vanguard VI Affiliates Fund, L.P. and 194,292 shares held by Vanguard VI Annex Fund, L.P. Also includes 1,009,827 shares issuable upon exercise of warrants held by Vanguard VI, L.P., 105,880 shares issuable upon exercise of warrants held by Vanguard VI Annex Fund, L.P. and 41,765 shares issuable upon exercise of warrants held by Vanguard VI Affiliates Fund, L.P., in each case that are exercisable within 60 days of June 30, 2004. The address of these funds is c/o Vanguard Ventures, 525 University Ave., Suite 1200, Palo Alto, CA 94301.

(4)	Includes 1,694,083 shares issuable upon exercise of warrants that are exercisable within 60 days of June 30, 2004. Mr. Crisp, one of our directors, is a managing member of the general partner of Venture Strategy Partners II LP and Venture Strategy Affiliates Fund LP. Mr. Crisp disclaims beneficial ownership of the shares held by these funds except to

Principal stockholders

the extent of his pecuniary interest therein. The address of these funds and Mr. Crisp is c/o Venture Strategy Partners, 140 Geary Street, Suite 600, San Francisco, CA 94108.

(5)	Includes 530,049 shares issuable upon exercise of warrants that are exercisable within 60 days of June 30, 2004. The address of Iverson Financial Corporation is 881 Ocean Drive, Apt. 26-H, Key Biscayne, FL 33149.

(6)	Includes 964,018 shares held by Barrington ZRE III Limited Partnership, 244,275 shares held by Barrington ZRE II Limited Partnership, 405,035 shares held by Barrington Partners Venture Fund II, L.P., 277,517 shares held by Barrington Partners, LLC and 138,774 shares held by Barrington ZRE Partners. Also includes 486,464 shares issuable upon exercise of warrants held by Barrington ZRE III Limited Partnership and 10,159 shares issuable upon exercise of a warrant held by Barrington Partners, LLC, in each case that are exercisable within 60 days of June 30, 2004. The address of these funds is c/o Barrington Partners, 866 Dorchester Ave., Boston, MA 02125.

(7)	Includes 390,416 shares issuable upon exercise of warrants and 2,265,625 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2004.

(8)	Includes 8,405 shares held by the Beasley Family Revocable Trust and 15,574 shares issuable upon exercise of warrants held by this entity that are exercisable within 60 days of June 30, 2004. Also includes 308,487 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2004.

(9)	Includes 7,812 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2004.

(10)	Includes 21,176 shares issuable upon exercise of warrants and 125,000 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2004.

(11)	Includes 7,788 shares issuable upon exercise of warrants and 248,441 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2004.

(12)	Includes 3,175 shares held by Mr. Cellier individually, 9,350,129 shares held by Pyramid Technology Ventures I, L.P. and 4,844,309 shares issuable upon exercise of warrants held by the same fund that are exercisable within 60 days of June 30, 2004. Mr. Cellier, one of our directors, is a managing member of the general partner of Pyramid Technology Ventures I, L.P. Mr. Cellier disclaims beneficial ownership of the shares held by this fund except to the extent of his pecuniary interest therein. Mr. Cellier’s address is c/o Pyramid Technology Ventures, P.O. Box 10723, Zephyr Cove, NV 89448.

(13)	Includes 2,000,000 shares held by Mr. Mini individually, 2,154,271 shares held by Iverson Financial Corp. and 530,049 shares issuable upon exercise of warrants held by this entity that are exercisable within 60 days of June 30, 2004. Mr. Mini is a director of Iverson Financial Corporation, which is controlled by members of his family. Mr. Mini’s address is 881 Ocean Drive, Apt. 26-H, Key Biscayne, FL 33149.

(14)	Includes 25,047 shares held by Mr. Wood individually, 5,662,481 shares held by Vanguard VI, L.P., 234,190 shares held by Vanguard VI Affiliates Fund, L.P. and 194,292 shares held by Vanguard VI Annex Fund, L.P. Also includes 46,721 shares issuable upon exercise of warrants held by Mr. Wood, 1,009,827 shares issuable upon exercise of warrants held by Vanguard VI, L.P., 105,880 shares issuable upon exercise of warrants held by Vanguard VI Annex Fund, L.P. and 41,765 shares issuable upon exercise of warrants held by Vanguard VI Affiliates Fund, L.P., in each case that are exercisable within 60 days of June 30, 2004. Mr. Wood, one of our directors, is a managing member of the general partner of each of Vanguard VI, L.P., Vanguard VI Affiliates Fund, L.P. and Vanguard VI Annex Fund, L.P. Mr. Wood disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. Mr. Wood’s address is c/o Vanguard Ventures, 525 University Ave., Suite 1200, Palo Alto, CA 94301.

(15)	Includes 12,357,132 shares issuable upon exercise of warrants and 3,234,919 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2004.

Description of capital stock

Our authorized capital stock consists of                      shares of common stock, $0.001 par value per share, and                      shares of preferred stock, $0.001 par value per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which the prospectus is a part.

COMMON STOCK

On June 30, 2004, there were 42,067,172 shares of common stock outstanding, held of record by 117 stockholders. After this offering, there will be                      shares of our common stock outstanding, or                      shares if the underwriters exercise their over-allotment option in full.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

Our board of directors will have the authority, without any action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of our company. The existence of authorized but unissued preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Description of capital stock

WARRANTS

In November 1999, we issued a warrant to purchase 10,159 shares of Series B preferred stock at an exercise price of $3.15 per share. This warrant expires in November 2004. After the completion of this offering this warrant will remain outstanding and will become exercisable for 10,159 shares of our common stock.

In August 2000, we issued a warrant to purchase 19,048 shares of Series C preferred stock and 9,852 shares of Series C preferred stock at an exercise price of $3.15 and $6.00, respectively. These warrants expire in August 2010. After the completion of this offering, these warrants will remain outstanding and will become exercisable for an aggregate of 28,900 shares of our common stock.

From February 2002 through April 2002, and in June 2003, we issued warrants to purchase an aggregate of 13,800,473 shares of Series E-1 preferred stock at an exercise price of $1.31 per share, of which warrants to purchase an aggregate of 8,783,241 shares of Series E-1 preferred stock remained outstanding as of June 30, 2004. These warrants expire five years from their date of issuance. In the event of a merger with or sale of all or substantially all of our assets to a public company, all of these warrants will automatically exercise in full. In addition, if we are profitable for a period of six consecutive months, we may cancel warrants representing 1,712,441 of these shares if not exercised within a certain period of time. After the completion of this offering, these warrants will remain outstanding and will become exercisable for an aggregate of 8,783,241 shares of our common stock.

In October 2002, we issued a warrant to purchase 57,250 shares of common stock at an exercise price of $0.33 per share. This warrant expires in October 2012, or at such earlier date as may be determined by our board of directors in connection with the occurrence of certain corporate events. After the completion of this offering, this warrant will remain outstanding.

From December 2002 through February 2003, and in June 2003, we issued warrants to purchase an aggregate of 7,276,404 shares of Series F preferred stock at an exercise price of $1.31 per share. These warrants expire five years from their date of issuance. In the event of a merger with or sale of all or substantially all of our assets to a public company, all of these warrants will automatically exercise in full. After the completion of this offering, these warrants will remain outstanding and will become exercisable for an aggregate 7,276,404 shares of our common stock.

In lieu of payment of the exercise price in cash, any of these warrants may be exercised by subtracting the value of a portion of the warrant that is equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the securities receivable upon exercise of the warrant from the aggregate exercise price of the shares being exercised.

REGISTRATION RIGHTS

After this offering, the holders of approximately 37,433,347 shares of common stock and warrants to acquire 16,098,704 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. These shares are referred to as registrable securities. Under the terms of the agreement between us and the holders of the registrable securities, if we propose to register any of our securities under the Securities Act, these holders are entitled to notice of such registration and are entitled to include their shares of registrable securities in our registration. Certain of these holders are also entitled to demand registration rights, pursuant to which they may require us to use our commercially reasonable efforts to register their registrable securities under the Securities Act at our expense, up to a maximum of two registrations. Holders of registrable securities may also require us to file an unlimited number of additional registration statements on Form S-3 at our expense so long as the holders propose to sell registrable securities with a value of at least $1.0 million. All of these registration rights are subject to certain conditions and limitations, among

Description of capital stock

them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration 60 days prior to or 180 days after a registered offering of our securities, including the offering made here. These registration rights have been waived with respect to this offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW

Some provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock without stockholder approval with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Stockholder meetings

Our charter documents provide that a special meeting of stockholders may be called only by our chief executive officer, president or chairperson of the board of directors, or a resolution adopted by a majority of our board of directors.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of stockholder action by written consent

Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without a stockholder meeting.

Election and removal of directors

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see “Management—Board of Directors.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult and takes longer for stockholders to replace a majority of the directors.

Description of capital stock

Delaware anti-takeover statute

We are subject to Section 203 of the Delaware General Corporation Law which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a Delaware corporation for three years following the date these persons become interested stockholders. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Amendment of charter provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of our then outstanding common stock.

The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

We have adopted provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

†	any breach of their duty of loyalty to the corporation or its stockholders;

†	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

†	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

†	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

We have entered into separate indemnification agreements with our directors and officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a

Description of capital stock

director or officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038, and its telephone number is (800) 937-5449.

LISTING

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol “ZIPR.”

Shares eligible for future sale

Prior to this offering there has been no public market for our common stock, and a significant public market for our common stock may never develop or be sustained after this offering. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. However, sales of our common stock in the public market after the restrictions lapse, or the perception that these sales may occur, could cause the market price of our common stock to decline.

Upon completion of this offering, we will have an aggregate of                     outstanding shares of common stock, or                      shares if the underwriters exercise the over-allotment option in full. As of June 30, 2004, we had outstanding stock options held by employees, consultants and directors for the purchase of an aggregate of 8,584,905 shares of common stock.

The                      shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 of the Securities Act of 1933, as amended. All remaining shares were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act of 1933, as amended, or sold in accordance with Rule 144 or Rule 701 thereunder.

LOCK-UP AGREEMENTS

Each of our officers, directors and substantially all of our current securityholders have signed lock-up agreements under which they will agree not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus, subject to certain exceptions. In addition, the 180-day lock-up period may be extended for up to 37 additional days under certain circumstances where we announce or pre-announce earnings or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 180-day period. UBS Securities LLC and Deutsche Bank Securities Inc., in their sole discretion, may release some or all of these shares before the lockup period ends. Shares purchased by our officers, directors, stockholders or optionholders in the directed share program, if any, will not be subject to these lock-up agreements unless the purchaser is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 as result of the purchaser’s relationship with us.

Following the expiration of the lock-up period,                      shares of common stock, including shares issuable upon the exercise of vested options after the lock-up period ends, will be available for sale in the public market, subject in some cases to the vesting of restricted common stock and to the volume and other restrictions of compliance with Rule 144, Rule 144(k) or Rule 701.

ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

Rule 144

In general, under Rule 144, a person or persons whose shares are aggregated who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, and who files a Form 144 with respect to this sale, is entitled to sell within any three-

Shares eligible for future sale

month period commencing 90 days after the date of this prospectus a number of shares of common stock that does not exceed the greater of:

†	1% of the then outstanding shares of our common stock, or approximately shares immediately after this offering; or

†	the average weekly trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who has beneficially owned his or her shares for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell these shares of common stock pursuant to Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

Rule 701

Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the closing of this offering and pursuant to written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, the SEC has indicated that Rule 701 will apply to stock options granted by us before this offering, along with the shares acquired upon exercise of these options. Securities issued in reliance on Rule 701 are deemed to be restricted shares and, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the holding period requirements. As of June 30, 2004,                     of our outstanding shares of common stock had been issued in reliance on Rule 701 as a result of exercise of stock options.

STOCK OPTIONS

We intend to file a registration statement under the Securities Act of 1933, as amended, covering approximately                      shares of common stock reserved for issuance under our 1999 Stock Plan, 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan. We expect to file this registration statement as soon as practicable after the date of this prospectus. Accordingly, shares registered under this registration statement will be available for sale in the open market, unless these shares are subject to vesting restrictions with us or are otherwise subject to the contractual restrictions described above.

REGISTRATION RIGHTS

In addition, after this offering, the holders of 37,433,347 shares of common stock and 16,098,704 shares of common stock issuable upon exercise of outstanding warrants may demand that we register their shares under the Securities Act of 1933, as amended, or if we file another registration statement under the Securities Act, these stockholders may elect to include their shares in such registration. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For more information, see “Description of Capital Stock—Registration Rights.”

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. UBS Securities LLC, Deutsche Bank Securities Inc., Thomas Weisel Partners LLC and Pacific Growth Equities, LLC are the representatives of the underwriters, with UBS Securities LLC and Deutsche Bank Securities Inc. serving as joint book-running managers.

Underwriters	Number of shares

UBS Securities LLC
Deutsche Bank Securities Inc.
Thomas Weisel Partners LLC
Pacific Growth Equities, LLC

Total

The underwriting agreement provides that the underwriters’ obligations to purchase the shares of common stock offered by this prospectus depend upon the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include, among others, the condition that all the representations and warranties made by us to the underwriters are true, that there has been no material adverse change in our condition, that the registration statement of which this prospectus is a part shall have been declared effective by the SEC and that we deliver to the underwriters certain legal opinions and other customary closing documents. In addition, the underwriting agreement may be terminated by the underwriters based on their assessment of the state of the financial markets.

The underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased. If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional                      shares at the initial public offering price less the underwriting discounts and commissions and estimated offering expenses to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                      shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $          . Expenses include the Securities and Exchange Commission and NASD filing fees, Nasdaq National Market listing fee, printing, legal, accounting and transfer agent and registrar fees and other miscellaneous fees and expenses.

Underwriting

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $           per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

Our company and each of our directors, executive officers and substantially all of our current securityholders have agreed with the underwriters or us not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable for shares of common stock until after the date that is 180 days after the date of this prospectus, without the prior written consent of UBS Securities LLC and Deutsche Bank Securities Inc. In addition, the 180-day lock-up period may be extended for up to 37 additional days under certain circumstances where we announce or pre-announce earnings or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 180-day period. This agreement does not generally apply to the exercise of options under our employee benefits plans. Generally, shares purchased in the directed share program described below will not be subject to these lock-up agreements unless the purchaser is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. However, certain participants of the reserved share program described below to be selected by us and Deutsche Bank Securities Inc. may be required to execute, after the effectiveness of the registration statement and as a condition to such participant’s purchase of shares of common stock in the program, similar lock up agreements that cover any shares of common stock to be issued under the program. Although they have advised us that they have no intent or understanding to do so, UBS Securities LLC and Deutsche Bank Securities Inc., in their sole discretion, may permit early release of the shares of our common stock subject to the restrictions detailed above prior to the expiration of the lock up period.

At our request, the underwriters have reserved up to 5% of the common stock being offered by this prospectus for sale at the initial public offering price to parties identified by management. It is possible that a large number of persons will participate in this directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares. The number of shares available for sale to the general public in the offering will be reduced to the extent these reserved shares are purchased in the directed share program. The purchasers of these shares will not be subject to a lock-up except to the extent they are subject to a lock-up agreement with the underwriters as described above. Any reserved shares not purchased in the directed share program will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

†	the information set forth in this prospectus and otherwise available to the representatives;

†	the history and the prospects for the industry in which we compete;

†	the ability of our management;

Underwriting

†	our prospects for future earnings, the present state of our development, and our current financial position;

†	the general condition of the securities markets at the time of this offering; and

†	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either “covered short sales” or “naked short sales.” Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

A stabilizing bid is a bid for, or the purchase of, shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

We have applied for quotation on the Nasdaq National Market under the symbol “ZIPR.”

Legal matters

The validity of the common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by O’Melveny & Myers LLP, Menlo Park, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati own an aggregate of 127,653 shares of our common stock.

Experts

The financial statements and financial statement schedule of ZipRealty, Inc. as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the Registration Statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

ZipRealty, Inc.

ZipRealty, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of ZipRealty, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of mandatorily redeemable convertible preferred stock and shareholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ZipRealty, Inc. (the “Company”) at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/     PricewaterhouseCoopers, LLP

San Francisco, California
March 1, 2004, except for Note 11
as to which the date is
July 8, 2004

ZipRealty, Inc.

BALANCE SHEETS

	December 31,		June 30, 2004

	2002	2003	Actual	Pro forma

			(unaudited)
Assets
Current assets
Cash and cash equivalents	$8,961,153	$10,357,379	$18,893,912
Accounts receivable, net of allowance of $13,000, $19,405 and $28,905 at December 31, 2002 and 2003 and June 30, 2004 (unaudited), respectively	568,936	507,311	1,235,416
Prepaid expenses and other current assets	1,031,808	696,372	1,169,382

Total current assets	10,561,897	11,561,062	21,298,710
Restricted cash	441,254	189,654	189,654
Property and equipment, net	954,494	668,118	997,471
Other assets	89,548	11,625	11,625

Total assets	$12,047,193	$12,430,459	$22,497,460

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable	$773,277	$975,797	$1,063,940
Accrued expenses	1,732,340	2,351,730	4,569,073
Current portion of capital lease obligations	239,087	—	—

Total current liabilities	2,744,704	3,327,527	5,633,013
Convertible notes payable	16,316,819	—	—
Accrued interest	593,888	—	—
Other long-term liabilities	171,871	207,342	184,882

Total liabilities	19,827,282	3,534,869	5,817,895

Commitments and contingencies (Note 6)
Mandatorily redeemable convertible preferred stock:
$0.001 par value; 59,342,640 shares authorized; 14,754,276, 32,416,115 and 37,433,347 shares issued and outstanding at December 31, 2002 and 2003 and June 30, 2004 (unaudited), respectively (aggregate liquidation preference of $93,593,288 and $93,906,965 at December 31, 2003 and June 30, 2004 (unaudited), respectively	35,865,833	56,170,054	63,499,287	$—
Mandatorily redeemable convertible preferred stock warrants	6,526,000	7,385,541	6,628,882	—

	42,391,833	63,555,595	70,128,169	—

Shareholders’ equity (deficit)
Common stock: $0.001 par value; 80,000,000 shares authorized; 4,363,012, 4,406,121 and 4,633,825 shares issued and outstanding at December 31, 2002 and 2003 and June 30, 2004 (unaudited), respectively	4,363	4,406	4,634	36,829
Additional paid-in capital	661,475	925,087	1,363,842	64,776,414
Deferred stock-based compensation	(106,304)	(274,874)	(544,840)	(544,840)
Accumulated deficit	(50,731,456)	(55,314,624)	(54,272,240)	(54,272,240)

Total shareholders’ equity (deficit)	(50,171,922)	(54,660,005)	(53,448,604)	$9,996,163

Total liabilities, mandatorily redeemable convertible preferred stock and shareholders’ equity (deficit)	$12,047,193	$12,430,459	$22,497,460

The accompanying notes are an integral part of these financial statements.

ZipRealty, Inc.

STATEMENTS OF OPERATIONS

	Year ended December 31,			Six months ended June 30,

	2001	2002	2003	2003	2004

				(unaudited)
Net transaction revenues	$3,906,774	$16,795,289	$32,678,894	$13,644,772	$26,562,233
Referral and other revenues	56,142	368,192	1,128,044	580,966	607,237

Net revenues	3,962,916	17,163,481	33,806,938	14,225,738	27,169,470

Operating expenses
Cost of revenues	6,968,910	13,450,170	19,928,922	8,815,597	14,802,779
Product development	1,899,392	1,558,655	1,716,573	979,453	995,552
Marketing and business development	3,224,832	4,451,541	5,002,973	2,405,090	3,862,993
General and administrative	5,446,424	10,378,141	9,464,011	4,954,511	6,381,564
Stock-based compensation	185,315	83,868	85,458	38,287	85,471

Total operating expenses	17,724,873	29,922,375	36,197,937	17,192,938	26,128,359

Income (Loss) from operations	(13,761,957)	(12,758,894)	(2,390,999)	(2,967,200)	1,041,111

Other income (expense)
Interest expense	(226,263)	(2,118,451)	(2,272,799)	(2,267,058)	—
Interest income	193,101	126,295	60,125	33,204	36,504
Other income (expense), net	2,625	(14,372)	20,505	(1,487)	(5,631)

Total other income (expense), net	(30,537)	(2,006,528)	(2,192,169)	(2,235,341)	30,873

Income (loss) before income taxes	(13,792,494)	(14,765,422)	(4,583,168)	(5,202,541)	1,071,984
Provision for income taxes	—	—	—	—	29,600

Net income (loss)	$(13,792,494)	$(14,765,422)	$(4,583,168)	$(5,202,541)	$1,042,384

Preferred stock dividends	384,944	630,800	630,800	313,240	314,106
Amount allocated to participating preferred shareholders	—	—	—	—	641,325

Net income (loss) available to common shareholders	$(14,177,438)	$(15,396,222)	$(5,213,968)	$(5,515,781)	$86,953

Net income (loss) per share:
Basic	$(3.32)	$(3.54)	$(1.19)	$(1.26)	$0.02
Diluted	$(3.32)	$(3.54)	$(1.19)	$(1.26)	$0.00
Weighted average common shares outstanding:
Basic	4,271,092	4,343,601	4,377,174	4,364,910	4,451,852
Diluted	4,271,092	4,343,601	4,377,174	4,364,910	19,741,185
Stock-based compensation can be allocated to the following:
Cost of revenues	$5,568	$1,280	$8,370	$864	$24,878
Product development	44,367	25,340	22,817	11,210	8,361
Marketing and business development	67,760	18,486	18,486	9,620	4,270
General and administrative	67,620	38,762	35,785	16,593	47,962

Total stock-based compensation	$185,315	$83,868	$85,458	$38,287	85,471

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF OPERATIONS

ZipRealty, Inc.

STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’
EQUITY (DEFICIT)

	Mandatorily Redeemable		Mandatorily
	Convertible Preferred		Redeemable						Total
	Stock		Convertible	Common Stock		Additional	Deferred		Shareholders’
			Preferred Stock			Paid-In	Stock-Based	Accumulated	Equity
	Shares	Amount	Warrants	Shares	Amount	Capital	Compensation	Deficit	(Deficit)

Balance at December 31, 2000	8,735,192	$28,038,497	$1,687,767	4,132,043	$4,132	$802,530	$(652,045)	$(22,173,540)	$(22,018,923)
Issuance of common stock for services rendered			—	50,000	50	99,950	—	—	100,000
Issuance of common stock upon exercise of stock options	—	—	—	151,865	152	28,743	—	—	28,895
Accelerated vesting of employee stock options	—	—	—	—	—	71,216	—	—	71,216
Amortization of deferred stock-based compensation	—	—	—	—	—	—	114,099	—	114,099
Recapture of deferred stock-based compensation upon employee terminations	—	—	—	—	—	(282,839)	282,839	—	—
Issuance of Series D preferred stock, net of issuance costs of $57,664	6,019,084	7,827,336	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(13,792,494)	(13,792,494)

Balance at December 31, 2001	14,754,276	35,865,833	1,687,767	4,333,908	4,334	719,600	(255,107)	(35,966,034)	(35,497,207)
Issuance of common stock upon exercise of stock options	—	—	—	29,104	29	6,810	—	—	6,839
Amortization of deferred stock-based compensation	—	—	—	—	—	—	83,868	—	83,868
Recapture of deferred stock-based compensation upon employee terminations	—	—	—	—	—	(64,935)	64,935	—	—
Issuance of Series E-1 preferred stock warrants in conjunction with notes payable	—	—	1,987,705	—	—	—	—	—	—
Issuance of Series F preferred stock warrants in conjunction with notes payable	—	—	2,850,528	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(14,765,422)	(14,765,422)

Balance at December 31, 2002	14,754,276	35,865,833	6,526,000	4,363,012	4,363	661,475	(106,304)	(50,731,456)	(50,171,922)

The accompanying notes are an integral part of these financial statements.

ZipRealty, Inc.

STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’
EQUITY (DEFICIT) (continued)

			Mandatorily
	Mandatorily Redeemable		Redeemable
	Convertible Preferred		Convertible						Total
	Stock		Preferred	Common Stock		Additional	Deferred		Shareholders’
			Stock			Paid-In	Stock-Based	Accumulated	Equity
	Shares	Amount	Warrants	Shares	Amount	Capital	Compensation	Deficit	(Deficit)

Balance at December 31, 2002	14,754,276	$35,865,833	$6,526,000	4,363,012	$4,363	$661,475	$(106,304)	$(50,731,456)	$(50,171,922)
Issuance of common stock upon exercise of stock options				43,109	43	9,584			9,627
Deferred stock- based compensation						259,516	(259,516)		—
Amortization of deferred stock-based compensation							85,458		85,458
Recapture of deferred stock-based compensation upon employee terminations						(5,488)	5,488		—
Issuance of Series F preferred stock warrants in conjunction with notes payable			408,782						—
Conversion of notes payable and accrued interest into Series E and Series F preferred stock	17,661,839	20,304,221							—
Issuance of Series E-1 preferred stock warrants in conjunction with notes payable conversion			93,572						—
Issuance of Series F preferred stock warrants in conjunction with notes payable conversion			357,187						—
Net loss								(4,583,168)	(4,583,168)

Balance at December 31, 2003	32,416,115	56,170,054	7,385,541	4,406,121	4,406	925,087	(274,874)	(55,314,624)	(54,660,005)

Issuance of common stock upon exercise of stock options (unaudited)				227,704	228	83,318			83,546
Issuance of preferred stock upon exercise of Series E-1 preferred stock warrants (unaudited)	5,017,232	7,329,233	(756,659)						—
Deferred stock- based compensation (unaudited)						430,398	(430,398)		—
Amortization of deferred stock-based compensation (unaudited)							85,471		85,471
Recapture of deferred stock-based compensation upon employee terminations (unaudited)						(74,961)	74,961		—
Net income (loss) (unaudited)								1,042,384	1,042,384

Balance at June 30, 2004	37,433,347	63,499,287	6,628,882	4,633,825	4,634	1,363,842	(544,840)	(54,272,240)	(53,448,604)

The accompanying notes are an integral part of these financial statements.

ZipRealty, Inc.

STATEMENTS OF CASH FLOWS

				Six months ended
	Year ended December 31,			June 30,

	2001	2002	2003	2003	2004

				(unaudited)
Cash flows from operating activities
Net income (loss)	$(13,792,494)	$(14,765,422)	$(4,583,168)	$(5,202,541)	$1,042,384
Adjustments to reconcile net loss to net cash used in operating activities Depreciation and amortization	1,428,062	1,434,220	856,552	516,908	385,301
Amortization of convertible notes payable discount to interest expense	—	1,413,183	934,952	934,952	—
Amortization of deferred stock-based compensation	114,099	83,868	85,458	38,287	85,471
Non-cash interest expense	—	33,428	852,996	852,996	—
Loss on sale and impairment of assets	2,300	240,857	—	—	—
Warrants and preferred stock issued for rent	11,340	11,343	—	—	—
Amortization of warrants issued in connection with equipment lease	17,100	17,100	9,573	9,573	—
Compensation expense relating to accelerated vesting of employee stock options	71,216	—	—	—	—
Common stock issued for services	100,000	—	—	—	—
Non-cash expense in connection with note payable conversion	—	—	450,759	450,759	—
Changes in operating assets and liabilities
Accounts receivable, net	(94,121)	(434,185)	61,625	(305,872)	(728,105)
Prepaid expenses and other current assets	119,585	(651,128)	177,888	152,968	(473,010)
Other assets	97,936	16,958	77,923	82,187	—
Accounts payable	320,882	209,390	202,520	(82,206)	88,143
Accrued expenses	(200,759)	1,207,287	619,390	588,437	2,217,343
Accrued interest	—	593,888	—	—	—
Other long-term liabilities	—	171,871	35,471	55,083	(22,460)

Net cash (used in) provided by operating activities	(11,804,854)	(10,417,342)	(218,061)	(1,908,469)	2,595,067

ZipRealty, Inc.

STATEMENTS OF CASH FLOWS (continued)

				Six months ended
	Year ended December 31,			June 30,

	2001	2002	2003	2003	2004

				(unaudited)
Cash flows from investing activities
Restricted cash	(180,000)	(261,254)	251,600	260,804	—
Purchases of property and equipment	(434,615)	(832,993)	(570,176)	(275,538)	(714,654)
Proceeds from sale of property and equipment	9,500	460,000	—		—

Net cash used in investing activities	(605,115)	(634,247)	(318,576)	(14,734)	(714,654)

Cash flows from financing activities
Proceeds from stock option exercises	28,895	6,839	9,627	729	83,546
Proceeds from issuance of Series D preferred stock	7,827,336	—	—	—	—
Issuance costs in connection with note payable conversion	—	—	(15,758)	(15,758)	—
Proceeds from issuance of warrants in conjunction with convertible notes payable	—	195,464	21,565	21,565
Proceeds from issuance of convertible notes payable	—	19,512,978	2,156,516	2,156,516
Repayment of capital lease obligations	(514,311)	(633,511)	(239,087)	(100,842)	—
Proceeds from Series E-1 preferred stock warrant exercises	—	—	—	—	6,572,574

Net cash provided by financing activities	7,341,920	19,081,770	1,932,863	2,062,210	6,656,120

Net increase (decrease) in cash and cash equivalents	(5,068,049)	8,030,181	1,396,226	139,007	8,536,533

Cash and cash equivalents at beginning of the period	5,999,021	930,972	8,961,153	8,961,153	10,357,379

Cash and cash equivalents at end of period	$930,972	$8,961,153	$10,357,379	$9,100,160	$18,893,912

ZipRealty, Inc.

STATEMENTS OF CASH FLOWS (continued)

				Six months ended
	Year ended December 31,			June 30,

	2001	2002	2003	2003	2004

				(unaudited)
Supplemental cash flow information
Cash paid for interest	$172,090	$64,730	$34,092	$23,989	$—
Noncash investments and financing activities
Series E-1 preferred stock warrants issued in connection with convertible notes payable	$—	$1,987,705	$—	$—	$—
Series F preferred stock warrants issued in connection with convertible notes payable	$—	$2,850,528	$408,782	$408,782	$—
Recapture of deferred stock-based compensation upon employee termination	$282,839	$64,935	$5,488	$—	$74,961
Conversion of convertible notes payable into preferred stock	$—	$—	$21,702,922	$21,702,922	$—
Debt issuance costs converted to preferred stock	$—	$—	$147,975	$147,975	$—
Recognition of preferred stock additional paid in capital from preferred stock warrants due to exercise of Series E-1 preferred stock warrants	—	—	—	—	756,659
Write-off of fully depreciated property, plant, and equipment	—	348,922	3,228,262	—	2,459
Deferred stock-based compensation	—	—	259,516	—	430,398

The accompanying notes are an integral part of these financial statements.

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

1.	THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

ZipRealty, Inc. (the “Company”), previously known as ZipRealty.com, is a full-service real estate brokerage firm incorporated in the State of California on January 25, 1999. Headquartered in the San Francisco Bay Area, the Company provides brokerage services to buyers and sellers through its employee-agents in Arizona, California, Georgia, Illinois, Maryland, Massachusetts, Texas, Virginia, Washington, and Washington, D.C. The Company provides consumers the opportunity to access Multiple Listing Services (“MLS”) data through its website, and offers a lower commission structure than is typical in the industry. Buyers are offered a commission rebate at the close of a transaction, while sellers are charged a reduced commission.

Unaudited interim financial information

The accompanying interim balance sheet as of June 30, 2004, the statements of operations and cash flows for the six months ended June 30, 2003 and 2004 and the statement of mandatorily redeemable convertible preferred stock and shareholders’ equity (deficit) for the six months ended June 30, 2004, together with the related notes, are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of June 30, 2004 and its results of operations and cash flows for the six months ended June 30, 2003 and 2004. The results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

Unaudited pro forma shareholders’ equity (deficit)

If the offering contemplated by this prospectus is consummated, all outstanding mandatorily redeemable convertible preferred stock will automatically convert into 32,416,115 shares of common stock based on the shares of mandatorily redeemable convertible preferred stock outstanding at June 30, 2004. In addition, all outstanding mandatorily redeemable convertible preferred stock warrants will automatically convert to additional paid-in capital as common stock warrants. Unaudited pro forma shareholders’ equity (deficit), as adjusted for the assumed conversion of the mandatorily redeemable convertible preferred stock and preferred stock warrants is set forth on the unaudited pro forma balance sheet as of June 30, 2004 and the unaudited pro forma net loss per share for the year ending December 31, 2003 and the six months ended June 30, 2004 on the statement of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period’s presentation.

Risks and uncertainties

The Company is subject to certain risks and uncertainties. Changes in any of the following areas, for example, could have a negative effect on the Company in terms of its future financial position, results of operations or cash flows:

†	the Company’s ability to obtain additional financing, if required. The Company has incurred losses historically and has relied primarily on external sources of equity and debt funding to finance its operations. The Company plans to continue to grow its revenues and to achieve positive cash flow

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

in 2004. Should this plan not be achieved, costs could be reduced and additional financing may be sought, which may not be available at terms satisfactory to the Company, or at all;

†	regulatory changes;

†	the continued use and adoption of the Internet by consumers which allows the Company to compete with established real estate firms, many of which have long operating histories and substantial client bases; and

†	entry into market of companies attempting to replicate the Company’s business model.

Net income (loss) per share

Basic net income (loss) per share is computed by dividing the net income (loss) available to common shareholders for the period by the weighted average number of shares of common stock outstanding. Net income (loss) available to common shareholders is calculated as the net income (loss) less cumulative preferred stock dividends for the period. If dilutive, the participation right of the preferred stock is reflected in the calculation of basic income (loss) per share using the two class method. Diluted income (loss) per share is computed by dividing net income (loss) available to common shareholders for the period by the weighted average number of shares of common stock outstanding plus, if dilutive, potential common shares outstanding during the period. Potential common shares are composed of incremental shares of common stock issuable upon the exercise of potentially dilutive stock options and warrants and upon conversion of the Company’s preferred stock.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

The Company derives the majority of its revenue from commissions earned as agents to buyers and sellers on purchase or sale transactions.

Commission revenue is recognized upon closing of a sale and purchase transaction, net of any rebate or commission discount, as evidenced by the closure of the escrow or similar account and the transfer of funds to all appropriate parties. Non-commission revenue is recognized from its other business relationships, such as its E-LOAN marketing relationship, as the fees are earned from the other party. Revenue is recognized provided there is persuasive evidence of an arrangement, the price is fixed or determinable, collectibility is reasonably assured and the transaction has been completed.

Expense recognition

Commission expenses to agents are recognized concurrently with the related revenues. All other costs and expenses are recognized when incurred.

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Costs of revenue

Cost of revenues consists of commissions, related payroll taxes, benefits and expense allowances paid to the Company’s ZipAgents, and the amortization of internal-use software and web site development costs which relate primarily to the Company’s ZipAgent Platform.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2002 and 2003 and at June 30, 2004, $7,500,195, $7,796,253 and $17,831,437, respectively, of money market funds, the fair value of which approximates cost, is included in cash and cash equivalents.

Restricted cash

The Company’s restricted cash balances at December 31, 2002 and 2003 and June 30, 2004, includes $180,000, $189,654 and $189,654, respectively, which serve as collateral to a letter of credit that was issued to the Company’s landlord as a security deposit in connection with a facility lease agreement. The letter of credit expires on November 20, 2004. The Company’s restricted cash balance remaining at December 31, 2002 of $261,254 served as collateral to a letter of credit that was issued to a leaseholder as a security deposit in connection with an equipment lease agreement. The letter of credit was terminated in 2003.

Fair value of financial instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, restricted cash, accounts payable and accrued expenses, approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations and convertible notes payable approximates fair value.

Concentration of credit risk and significant customers

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable and restricted cash. The Company deposits its cash and cash equivalents with financial institutions that management believes to be of high credit quality and these deposits may on occasion exceed federally insured limits. The Company derived 63%, 62% and 60% and of its revenues during the years ended December 31, 2001, 2002 and 2003, respectively and 59% and 61% of its revenues during the six months ended June 30, 2003 and 2004, respectively, in the state of California.

Property and equipment

Property and equipment are stated at cost. Equipment under capital leases is capitalized at the present value of the future minimum lease payments. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the property and equipment as follows:

Computer hardware and software	1-3 years
Furniture, fixtures and equipment	4-5 years

Leasehold improvements and assets acquired pursuant to capital leases are amortized on the straight-line basis over the shorter of the lease period or their estimated useful lives. When assets are sold or retired, the cost and accumulated depreciation and amortization are eliminated from the accounts and

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

any resulting gains or losses are recorded in operations in the period realized. Maintenance and repairs are charged to expense as incurred. Expenditures which substantially increase an asset’s useful life are capitalized.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“SFAS No. 144”), the Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal.

Stock-Based Compensation

The Company accounts for employee stock-based compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB No. 25 (“FIN 44”) and complies with the disclosure provisions of Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) and related Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation—Transaction and Disclosure. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price of the option. The Company amortizes deferred stock-based compensation using the straight-line method. Deferred stock-based compensation is recorded to stock-based compensation.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”).

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table illustrates the effect on net income (loss) if the Company had applied the fair-value recognition provisions of SFAS No. 123 to stock-based employee compensation.

				Six months ended
	Year ended December 31,			June 30,

	2001	2002	2003	2003	2004

Net income (loss) as reported	$(13,792,494)	$(14,765,422)	$(4,583,168)	$(5,202,541)	$1,042,384
Add: Stock-based compensation expense included in reported net income (loss)	185,315	83,868	85,458	38,287	85,471
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards	(310,629)	(352,160)	(378,498)	(365,766)	(171,634)

Pro forma net income (loss)	$(13,917,808)	$(15,033,714)	$(4,876,208)	$(5,530,020)	$956,221

Net income (loss) per share, as reported:
Basic	$(3.32)	$(3.54)	$(1.19)	$(1.26)	$0.02
Diluted	$(3.32)	$(3.54)	$(1.19)	$(1.26)	$0.00
Pro forma income (loss) per share (unaudited):
Basic	$(3.35)	$(3.61)	$(1.26)	$(1.34)	$0.00
Diluted	$(3.35)	$(3.61)	$(1.26)	$(1.34)	$0.00

The fair value of each option grant is estimated on the date of grant using the minimum value method, under which volatility is not considered, with the following weighted average assumptions:

				Six months ended
	Year ended December 31,			June 30,

	2001	2002	2003	2003	2004

				(unaudited)
Risk-free interest rate	3.57-5.06%	2.41-4.47%	1.86-3.14%	1.86-2.68%	2.51-3.70%
Expected life	4 years	4 years	4 years	4 years	4 years
Expected dividend yield	0%	0%	0%	0%	0%

Following the filing of the its registration statement for an initial public offering, the Company estimated the fair-value of options granted after the filing using the Black-Scholes model with the assumptions described above and an expected volatility of 50%.

The per share weighted average fair value of options granted during the years ended December 31, 2001, 2002 and 2003 was $0.08, $0.05 and $0.37, respectively. The per share weighted average fair value of options granted during the six months ended June 30, 2003 and 2004 was $0.05 and $0.45, respectively.

Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not necessarily representative of the pro forma results for future years.

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The accounting for and disclosure of employee and non-employee equity instruments, primarily stock options, requires judgment by management on a number of assumptions, including the fair value of the underlying instrument, estimated lives of the outstanding instruments, and the instrument’s volatility. Changes in key assumptions will impact the valuation of such instruments.

Software and Web Site Development Costs

The Company follows the guidance of Emerging Issues Task Force (“EITF”) No. 00-02, Accounting for Web Site Development Costs. EITF No. 00-02 sets forth the accounting for web site development costs based on the web site development activity. The Company follows the guidance set forth in Statement of Position (“SOP”) 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, in accounting for the development of the ZipAgent Platform. Costs incurred in the planning stage are expensed as incurred while costs incurred in the application and infrastructure stage are capitalized, assuming such costs are deemed to be recoverable. Costs incurred in the operating stage are capitalized or expensed, depending on the nature of the cost. The planning stage ends when the functional specifications for a release are complete. Costs incurred relating to architecture design and coding that result in additional functionality are capitalized in the application and infrastructure stage. These costs principally relate to payroll costs for employees directly involved in the development process. Capitalized internal-use software costs, included in property and equipment, are amortized over the software’s useful life, which is generally fifteen months. Capitalized internal-use software costs are amortized to cost of revenues. Costs incurred in connection with the research and development of the Company’s product and technology, other than those accounted for under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, are expensed as incurred to product development.

The Company capitalized $493,297 and $483,000 in internal-use software costs during the years ended December 31, 2002 and 2003, respectively, and $251,160 during the six months ended June 30, 2004. Amortization expense totaled and $230,999, $409,823 and $450,603 during the years ended December 31, 2001, 2002 and 2003, respectively, and $231,603 and $215,102 for the six months ended June 30, 2003 and 2004, respectively, and is included in cost of revenues. The amount of unamortized internal-use software costs at December 31, 2002 and 2003 and at June 30, 2004 was $306,297, $335,100 and $371,159, respectively, and is included in property and equipment.

Advertising Costs

The costs of advertising are expensed as incurred. Advertising expense was $217,966, $177,911 and $305,930 for the years ended December 31, 2001, 2002 and 2003, respectively and $140,670 and $473,862 for the six months ended June 30, 2003 and 2004, respectively. Such expense is included in sales and marketing expense.

Income Taxes

Deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements as well as from net operating loss and tax credit carry forwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under current enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change during the period in deferred tax assets and liabilities.

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Segment Reporting

The Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in a company’s financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in one segment.

Recent Accounting Pronouncements

In April 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FASB Interpretation, or FIN, No. 45, and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. All provisions of the Statement, except those related to forward purchases or sales of when-issued securities, should be applied prospectively. The Company does not currently have any instruments that meet the definition of a derivative, and therefore, the adoption of this Statement has had no effect on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. Many of these instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position or results of operations.

In December 2003, the SEC released Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of the interpretative guidance related to revenue recognition included in Topic 13 of the codification of the staff accounting bulletins. The Company has assessed the impact of SAB No. 104 and concluded that its adoption of SAB No. 104 did not have a material impact on its financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity, if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued FIN No. 46-R (revised December 2003), Consolidation of Variable Interest

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Entities to address certain FIN No. 46 implementation issues. The effective dates and impact of FIN No. 46 and FIN No. 46-R are as follows:

▶	Special-purpose entities (“SPE’s”) created prior to February 1, 2003. The Company must apply either the provisions of FIN No. 46 or early adopt the provisions of FIN No. 46-R at the end of the first interim or annual reporting period ending after December 15, 2003.

▶	Non-SPEs created prior to February 1, 2003. The Company is required to adopt FIN No. 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

▶	All entities, regardless of whether an SPE, created subsequent to January 31, 2003. The provisions of FIN No. 46 were applicable for variable interests in entities obtained after January 31, 2003.

The adoption of the provisions applicable to SPEs and all other variable interests obtained after January 31, 2003 did not have a material impact on the Company’s financial position, results of operations, or liquidity. The Company believes that the adoption of FIN No. 46-R will not have a material impact on its financial position or results of operations.

In November 2003, the EITF issued EITF No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, which provides for a two-class method of calculating earnings per share computations that relate to certain securities that would be considered to be participating in conjunction with certain common stock rights. This guidance became applicable to the Company starting with the second quarter beginning April 1, 2004. The Company has adopted the provisions of this pronouncement as of April 1, 2004. Prior period earnings per share amounts presented have been restated to conform with EITF No. 03-6.

2.	BALANCE SHEET COMPONENTS

Prepaid expenses and other current assets consist of the following:

	December 31,
			June 30,
	2002	2003	2004

			(unaudited)
Prepaid expenses	$590,458	$572,228	$1,054,838
Other assets	530,898	135,769	126,169

	1,121,356	707,997	1,181,007
Less: long-term portion	89,548	11,625	11,625

Prepaid expenses and other current assets	$1,031,808	$696,372	$1,169,382

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Property and equipment, net consists of the following:

	December 31,
			June 30,
	2002	2003	2004

			(unaudited)
Computer hardware and software	$3,837,359	$2,251,166	$2,932,404
Furniture, fixtures and equipment	301,090	303,791	331,621
Leasehold improvements	31,042	31,042	34,169

	4,169,491	2,585,999	3,298,194
Less: accumulated depreciation and amortization	(3,214,997)	(1,917,881)	(2,300,723)

Property and equipment, net	$954,494	$668,118	$997,471

Depreciation and amortization expense, excluding amortization of leased assets, for the years ended December 31, 2001, 2002 and 2003 was $873,279, $1,129,547 and $725,566, respectively and $409,886 and $385,301 for the six months ended June 30, 2003 and 2004, respectively.

Computer hardware and software at December 31, 2002, 2003 and June 30, 2004 includes $1,003,316, $0, and $0, respectively, acquired under capital lease arrangements. Accumulated amortization relating to property and equipment under capital leases totaled $772,026, $0 and $0 at December 31, 2002, 2003 and June 30, 2004, respectively. Amortization expense relating to property and equipment under capital leases totaled $554,783, $304,673 and $130,986 for the years ended December 31, 2001, 2002 and 2003, respectively and $107,021 and $0 for the six months ended June 30, 2003 and 2004, respectively. Included in property and equipment at December 31, 2003 and June 30, 2004 is approximately $1.1 million and $1.6 million, respectively of fully depreciated property and equipment still in use.

Accrued expenses consist of the following:

	December 31,
			June 30,
	2002	2003	2004

			(unaudited)
Accrued vacation	$361,739	$446,967	$499,029
Accrued agent commissions	673,505	902,192	1,781,904
Accrued bonuses	41,236	263,452	377,526
Accrued marketing expenses	90,256	346,079	1,147,045
Automobile lease settlement reserve	260,000	—	—
Accrued federal tax	—	—	29,600
Other accrued expenses	305,604	393,040	733,969

Accrued expenses	$1,732,340	$2,351,730	$4,569,073

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

3.	NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and dilutive net income (loss) per share for the period indicated:

				Six months ended
	Year ended December 31,			June 30,

	2001	2002	2003	2003	2004

				(unaudited)
Numerator:
Net income (loss)	$(13,792,494)	$(14,765,422)	$(4,583,168)	$(5,202,541)	$1,042,384
Preferred stock dividends	384,944	630,800	630,800	313,240	314,106
Amount allocated to participating preferred shareholders	—	—	—	—	641,325

Net income (loss) available to common shareholders (for basic and dilutive EPS computations)	$(14,177,438)	$(15,396,222)	$(5,213,968)	$(5,515,781)	$86,953

Denominator:
Shares used to compute basic EPS	4,271,092	4,343,601	4,377,174	4,364,910	4,451,852
Dilutive common stock equivalent shares:
Stock options	—	—	—	—	5,765,315
Warrants	—	—	—	—	9,524,018
Shares used to compute diluted EPS	4,271,092	4,343,601	4,377,174	4,364,910	19,741,185
Net income (loss) per share:
Basic	$(3.32)	$(3.54)	$(1.19)	$(1.26)	$0.02
Diluted	$(3.32)	$(3.54)	$(1.19)	$(1.26)	$0.00

The following table sets forth potential common shares that are not included in the diluted net income (loss) per share calculation because to do so would be antidilutive for the periods presented:

				Six months ended
	Year ended December 31,			June 30,

	2001	2002	2003	2003	2004

				(unaudited)
Stock options to purchase common stock	2,721,300	6,444,702	6,789,357	6,639,909	292,400
Participating convertible preferred stock	14,754,276	14,754,276	32,416,115	22,154,492	37,433,347
Warrants to purchase preferred and common stock	39,059	19,334,970	21,173,186	21,157,612	39,059

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Pro forma net income (loss) per share (unaudited)

Pro forma basic and diluted net income loss per share have been computed to give effect to the conversion of mandatorily redeemable convertible preferred stock into common stock upon the closing of the Company’s initial public offering on an as-if-converted basis for the year ended December 31, 2003 and for the six months ended June 30, 2004 as if such conversion occurred at the beginning of the respective period or original issue date, if later.

The following table sets forth the computation of pro forma basic and dilutive net income (loss) per share for the period indicated:

		Six months ended
	Year ended	June 30,
	December 31,
	2003	2003	2004

		(unaudited)	(unaudited)
Numerator
Net income (loss)	$(4,583,168)	$(5,202,541)	$1,042,384

Denominator
Weighted average common shares outstanding	4,377,174	4,364,910	4,451,852
Add:
Weighted average of convertible preferred stock	23,802,944	15,047,014	32,834,840

Denominator for basic calculation:	28,180,118	19,411,924	37,286,692
Effect of dilutive securities
Add:
Weighted average of warrants outstanding	—	—	9,524,018
Weighted average of stock options outstanding	—	—	5,765,315

Denominator for diluted calculation:	28,180,118	19,411,924	52,576,025
Pro forma net income (loss) per share:
Basic	$(0.16)	$(0.27)	$0.03
Diluted	$(0.16)	$(0.27)	$0.02

The following table sets forth potential common shares not included in the pro forma diluted calculation because to do so would be antidilutive for the period presented:

		Six months ended
	Year ended	June 30,
	December 31,
	2003	2003	2004

	(unaudited)	(unaudited)
Stock options	6,789,357	6,639,909	292,400
Warrants to purchase preferred and common stock	21,173,186	21,157,612	39,059

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

4.	INCOME TAXES

For the years ended December 31, 2001, 2002 and 2003, no provision for federal and state income taxes has been recorded as the Company incurred net losses.

Deferred tax assets (liabilities) consist of the following at:

	December 31,

	2002	2003

Deferred tax assets
Net operating loss carryforwards	$17,901,390	$19,423,157
Allowances and accruals	339,473	458,472

	18,240,863	19,881,629
Deferred tax liabilities
Other	—	—

	—	—

Total gross deferred tax assets	18,240,863	19,881,629
Less: valuation allowance	(18,240,863)	(19,881,629)

Net deferred tax assets	$—	$—

Due to uncertainty surrounding the realization of its deferred tax assets, the Company has recorded a full valuation allowance against its net deferred tax assets at December 31, 2002 and 2003. The valuation allowance increased by $4,200,586, $5,263,412 and $1,640,766 during the years ended December 31, 2001, 2002 and 2003, respectively.

At December 31, 2003, the Company had approximately $49.0 million of federal and $34.3 million of state net operating loss carryforwards available to reduce future taxable income which will begin to expire in 2019 for federal and 2009 for state tax purposes, respectively.

The Tax Reform Act of 1986 substantially changed the rules related to net operating loss carryforwards in the event of an ownership change of a company. Past and future changes in ownership may result in limitations on the annual utilization of net operating loss carryforwards. The amount of such limitation, if any, has not been determined.

The difference between the Company’s effective income tax rate and federal statutory rate consisted of:

	Year ended December 31,

	2001	2002	2003

Statutory federal tax rate	(34.00)%	(34.00)%	(34.00)%
State tax rate, net of federal benefit	(5.21)%	(3.43)%	(3.64)%
Change in valuation allowance	35.60%	35.65%	35.97%
Other, net	3.61%	1.78%	1.67%

Total provision for (benefit from) income taxes	0.00%	0.00%	0.00%

5.	CONVERTIBLE NOTES PAYABLE

Between February 2002 and April 2002, the Company issued $8.8 million of convertible promissory notes. The notes were due upon demand any time after the second anniversary and accrued interest at

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

a rate of 8% per annum. Per the terms of the agreement, the principal amount of the notes, together with the interest thereon, were convertible into shares of Series E convertible preferred stock at a conversion price of $1.31 per share. The notes were collateralized by all assets of the Company. In connection with these notes, the Company issued warrants to purchase 13,396,174 shares of Series E-1 convertible preferred stock at an exercise price of $1.31 per share. (See Note 7).

In December 2002, the Company issued $10.8 million of convertible promissory notes, which included $3.1 million in interim bridge loans that had been issued in September 2002 and October 2002. The notes were due upon demand any time after the second anniversary and accrued interest at a rate of 8% per annum. Per the terms of the agreement, the principal amount of the notes, together with the interest thereon, were convertible into shares of Series F convertible preferred stock at a conversion price of $1.31 per share. The notes were collateralized by all assets of the Company. In connection with these notes, the Company issued warrants to purchase 4,111,422 shares of Series F convertible preferred stock at an exercise price of $1.31 per share. (See Note 7). In addition, in connection with the interim bridge loans, the Company issued warrants to purchase 1,746,183 shares of Series F convertible preferred stock at an exercise price of $1.31 per share. (See Note 7).

In February 2003, the Company issued $2.1 million of convertible promissory notes. The notes were due upon demand any time after the second anniversary and accrued interest at a rate of 8% per annum. Per the terms of the agreement, the principal amount of the notes, together with the interest thereon were convertible into shares of Series F convertible preferred stock at a conversion price of $1.31 per share. The notes were collateralized by all assets of the Company. In connection with these notes, the Company issued warrants to purchase 823,098 shares of Series F convertible preferred stock at an exercise price of $1.31 per share. (See Note 7).

In June 2003, the Company issued 7,400,216 shares of the Company’s Series E convertible preferred stock in exchange for the conversion of $8.8 million of convertible promissory notes principal and $0.9 million of accrued interest balances. In addition, the Company issued 10,261,623 shares of the Company’s Series F convertible preferred stock in exchange for the conversion of $12.9 million convertible promissory notes principal and $0.5 million of accrued interest balances. In conjunction with the conversion, the Company issued warrants to purchase 404,299 shares of Series E-1 convertible preferred stock at an exercise price of $1.31 per share and 595,701 shares of Series F convertible preferred stock at an exercise price of $1.31 per share. The Company estimated the fair value of such warrants at $93,572 and $357,187 for the Series E-1 warrants and Series F warrants, respectively, using the Black-Scholes model with the following assumptions: fair value of the underlying stock of $0.76 and $1.31, respectively, expected volatility of 50%, risk-free interest rate of 2.36%, expected life of 5 years, and no dividends. The value of the warrants was recorded as note payable conversion expense and recorded in general and administrative expense.

6.     COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space and equipment under noncancelable operating leases with various expiration dates through January 2007.

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Future minimum lease payments under noncancelable operating leases at December 31, 2003 are as follows:

Operating
Year ending December 31,	leases

2004	$552,609
2005	568,434
2006	584,892
2007	49,216

Total minimum lease payments	$1,755,151

Rent expense for the years ended December 31, 2001, 2002 and 2003 was and $918,340, $813,796 and $802,042, respectively, and $401,348 and $452,179 for the six months ended June 30, 2003 and 2004, respectively.

In October 2002, the Company terminated its automobile operating lease program. The Company recorded a loss of approximately $270,000 during the year ended December 31, 2002 relating to this termination.

Related Party Advertising and Promotion Agreement

In March 2001, the Company revised an advertising and promotion agreement entered into with a shareholder of the Company dated July 28, 2000. The amended agreement required the Company to list all of its properties on the third party’s web site for a listing fee of $100 per property. The listing fee obligation lapsed at the end of the two year agreement in July 2002. Listing fees for the years ended December 31, 2001 and 2002 were $15,400 and $86,960, respectively.

7.	MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

At December 31, 2003, mandatorily redeemable convertible preferred stock consisted of the following:

		Shares	Aggregate
		Issued and	Liquidation
	Authorized	Outstanding	Preference

Series A	1,911,112	1,888,889	$1,700,000
Series B	5,246,171	5,204,266	16,393,438
Series C	2,178,486	1,642,037	10,000,005
Series D	6,106,871	6,019,084	9,531,544
Series E	9,000,000	7,400,216	29,082,849
Series E-1	15,300,000	—	—
Series F	19,600,000	10,261,623	26,885,452

Balance at December 31, 2003	59,342,640	32,416,115	$93,593,288

The holders of convertible preferred stock have various rights and preferences as follows:

Voting

Each share of Series A, B, C, D, E, E-1 and F has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The holders of Series A, B and D are each entitled to elect one member of the Board of Directors (“BOD”) voting as a separate class. The holders of common stock are entitled to elect two members of the BOD voting as a separate class. Any remaining members of the BOD shall be elected by the holders of common stock and preferred stock voting as a single class.

As long as at least 500,000 shares of convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of convertible preferred stock to alter the authorized number of shares of convertible preferred stock, repurchase any shares of common stock other than shares subject to the right of repurchase by the Company, increase the authorized number of BOD members, authorize a dividend or make any distribution to the common shareholders, amend the Articles of Incorporation or bylaws for changes which would adversely impact the rights and preferences of convertible preferred stock, dissolve, liquidate or wind up the Company, consummate a change in control or create a new security senior to the existing classes of preferred stock.

Dividends

Holders of Series A, B, C, E, E-1 and F are entitled to receive noncumulative dividends at the per annum amount of $0.072, $0.25, $0.49, $0.1048, $0.1048 and $0.1048 per share, respectively, when and if declared by the BOD. The holders of Series A, B, C, D, E, E-1 and F will also be entitled to participate in dividends on common stock, when and if declared by the BOD, based on the number of shares of common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock have been declared by the BOD.

Holders of Series D are entitled to receive cumulative dividends from the date of issuance of such shares, when and if declared by the BOD, at a per annum amount of $0.1048 per share payable in preference and prior to payment of any dividend on Series A, B and C convertible preferred stock and common stock.

Liquidation

Upon liquidation, dissolution or winding up of the Company, the holders of Series F preferred stock are entitled to receive an amount equal to $2.62 per share plus accrued dividends prior and in preference to payments to holders of Series A, B, C, D, E and E-1 convertible preferred stock and common stock. The holders of Series E and E-1 preferred stock are entitled to receive an amount equal to $3.93 and $1.31, respectively, per share plus accrued dividends prior and in preference to payments to holders of Series A, B, C and D convertible preferred stock and common stock. The holders of Series D preferred stock are entitled to receive an amount equal to $1.31 per share plus accrued dividends prior and in preference to payments to holders of Series A, B and C convertible preferred stock and common stock. The holders of Series A, B and C are entitled to receive an amount equal to $0.90, $3.15 and $6.09 per share (adjusted to reflect stock dividends, stock splits, reverse stock splits and the like), respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. Should the Company’s legally available assets be insufficient to satisfy the Series A, B, and C liquidation preferences, all assets will be distributed ratably among the Series A, B and C shareholders in proportion to their full preferential amount due. The remaining assets, if any, shall be distributed to the holders of common stock.

The acquisition of the Company by another entity in which the shareholders of the Company own 50% or less of the voting stock of the surviving company or the sale of substantially all of the assets of the Company shall be deemed a liquidation, dissolution, or winding up of the Company. As such,

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

the convertible preferred stock has been classified as mezzanine financing outside the shareholders’ deficit section on the balance sheet.

Conversion

Each share of Series A, B, C, D, E, E-1 and F is convertible, at the option of the holder, at any time, according to a conversion rate determined by dividing the issuance price by the conversion price in effect at the time of the conversion, subject to adjustment for dilution. Each share of Series A, B, C, D, E, E-1, and F automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion rate upon: (i) the closing of a public offering of common stock with gross proceeds of at least $20 million or (ii) the consent of the holders of 70% of Series E and E-1, 75% of Series F and 66 2/3% of Series A, B, C and D convertible preferred stock. All outstanding warrants to acquire preferred stock will automatically be exercisable for common stock upon the conversion events described in the preceding sentence.

Warrant for services

In November 1999, the Company issued a warrant to purchase 10,159 shares of Series B convertible preferred stock at $3.15 per share for marketing expenses incurred. The warrant was fully vested and exercisable immediately and will expire in November 2004. At December 31, 2003, the warrant had not been exercised.

Warrant with office lease

In connection with leasing office space, in June 2000, the Company issued a warrant to the landlord to purchase 14,938 shares of Series C at $6.09 per share. The warrant was fully vested and exercisable immediately and expired in March 2004. The warrant was valued using the Black-Scholes pricing model and assumptions used were as follows: fair value of the underlying stock of $6.09; risk free interest rate of 5.75%; expected life of 4 years; no dividends during the term and volatility of 80%. The value of the warrant totaled $56,718 at the date of grant and was recorded as deferred rent expense. The related rent expense recorded for the year ended December 31, 2001 totaled $11,340. In connection with the lease termination in January 2002, the Company amortized the remaining deferred rent expense in the amount of $11,343 during the year ended December 31, 2002. At December 31, 2003, the warrant had not been exercised.

Warrants with equipment lease line

In connection with closing a $2 million equipment leasing arrangement in August 2000, the Company issued warrants to purchase 9,852 and 19,048 shares of Series C at $6.09 and $3.15 per share, respectively. The warrants were fully vested and exercisable immediately and will expire in August 2010. These warrants were valued using the Black-Scholes pricing model and assumptions used were as follows: fair value of the underlying stock of $6.09 and $3.15, respectively; risk free interest rate of 5.75%; expected life of 10 years; no dividends during the term and volatility of 80%. The value of the warrants totaled $50,833 and $103,944, respectively, at the date of grant and was recorded as deferred interest expense. The amount is being amortized over the life of the lease line. The related interest expense recorded for the years ended December 31, 2001, 2002 and 2003 totaled $17,100, $17,100 and $9,573, respectively and $9,573 and $0 for the six months ended June 30, 2003 and 2004, respectively. At December 31, 2003, the warrants had not been exercised.

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Warrants for convertible notes

In connection with interim financing provided by investors during 1999, the Company issued warrants to the investors to purchase 22,222 and 31,746 shares of Series A and Series B at $0.90 and $3.15 per share, respectively. The warrants expired in March and November 2003. These warrants were valued using the Black-Scholes pricing model and assumptions used were as follows: fair value of the underlying stock of $.90 and $3.15 per share, respectively; risk free interest rate of 5.75%; expected life of 4 years; no dividends during the term and volatility of 60%. The fair value of the warrants issued totaled $61,620 at the date of grant and was recorded as interest expense during 1999. As of December 31, 2003, the warrants have expired.

In connection with interim financing provided by investors during 2002, the Company issued warrants to purchase 1,746,183 shares of Series F convertible preferred stock at $1.31 per share. The warrants expire in October 2007. The warrants were valued using the Black-Scholes pricing model and assumptions used were as follows: fair value of the underlying stock of $1.31 per share; risk-free interest rate of 2.98%; expected life of 5 years; no dividends and volatility of 50%. The allocated value of the warrants totaled $790,133 at the date of grant and was recorded as interest expense during 2002. At December 31, 2003, the warrants had not been exercised.

In December 2002, the Company issued warrants to purchase 4,111,422 shares of Series F convertible preferred stock at an exercise price of $1.31 per share in conjunction with the issuance of convertible promissory notes. The warrants are immediately exercisable and expire five years from the date of grant. The Company estimated the allocated fair value of such warrants at $2,055,820 using the Black-Scholes model with the following assumptions: fair value of the underlying stock of $1.31 per share; expected volatility of 50%, risk-free interest rate of 2.96%, expected life of 5 years, and no dividends. The value of the warrants was recorded as a debt discount and amortized as interest expense using the effective interest method over the estimated life of the notes, which was estimated to be 24 months. For the years ended December 31, 2002 and 2003, interest expense related to such warrants amounted to $31,454 and $411,986, respectively and $411,986 for the six months ended June 30, 2003. The remaining unamortized balance in the amount of $1,504,661 was recorded as preferred stock in connection with the conversion of the convertible notes payable (See Note 5). At December 31, 2003, the warrants had not been exercised.

In February 2003, the Company issued warrants to purchase 823,098 shares of Series F convertible preferred stock at an exercise price of $1.31 per share in conjunction with the issuance of convertible promissory notes. The warrants are immediately exercisable and expire five years from the date of grant. The Company estimated the allocated fair value of such warrants at $408,782 using the Black-Scholes model with the following assumptions: fair value of the underlying stock of $1.31 per share; expected volatility of 50%, risk-free interest rate of 2.87%, expected life of 5 years, and no dividends. The value of the warrants was recorded as a debt discount and amortized as interest expense using the effective interest method over the estimated life of the notes, which was estimated to be 24 months. For the year ended December 31, 2003 and the six months ended June 30, 2003 interest expense related to such warrants amounted to $59,295 and $59,295, respectively. The remaining unamortized balance in the amount of $349,487 was recorded as Preferred Stock in connection with the conversion of the convertible notes payable (See Note 5). At December 31, 2003, the warrants had not been exercised.

Between February 2002 and April 2002, the Company issued warrants to purchase 13,396,174 shares of Series E-1 convertible preferred stock at an exercise price of $1.31 per share in conjunction with the

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

issuance of convertible promissory notes. The warrants are immediately exercisable and expire five years from the date of grant. In the event the Company meets certain profitability goals for six continuous months, the warrant’s exercisability terminates. The Company estimated the allocated fair value of such warrants at $1,987,705 using the Black-Scholes model with the following assumptions: fair value of the underlying stock of $0.65 per share, expected volatility of 50%, risk-free interest rate ranging from 4.31% to 4.70%, expected life of 5 years, and no dividends. The value of the warrants was recorded as a debt discount and amortized as interest expense using the effective interest method over the estimated life of the notes, which was estimated to be 24 months. For the years ended December 31, 2002 and 2003 and for the six months ended June 30, 2003, interest expense related to such warrants amounted to $621,350, $463,671 and $463,671, respectively. The remaining unamortized balance in the amount of $814,939 was recorded to preferred stock in connection with the conversion of the convertible notes payable (See Note 5). At December 31, 2003, the warrants had not been exercised.

8.	COMMON STOCK

The Company’s Articles of Incorporation, as amended, authorize the Company to issue 80,000,000 shares of $0.001 par value common stock. The Company has reserved 61,123,991 shares of common stock for conversion of the convertible preferred stock and exercise of stock options and warrants.

Common stock warrants

In April 2003, the Company issued a warrant to purchase 57,250 shares of common stock at $0.33 per share for consulting services. The warrant was fully vested and exercisable immediately. The warrant expires in October 2012. The value of the warrant was not material. At December 31, 2003, the warrant had not been exercised.

9.	STOCK OPTION PLANS

In February 1999, the BOD approved and the Company adopted the 1999 Stock Option Plan (the “Plan”). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonstatutory stock options. Incentive stock options (“ISO”) may be granted only to Company employees (including officers and directors who are also employees). Nonstatutory stock options (“NSO”) may be granted to Company employees and consultants. The Company has authorized and reserved 9,763,453 shares of common stock for issuance under the Plan.

Options under the Plan may be granted at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the BOD, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options generally vest over a four-year period with one-fourth (1/4) of the shares vesting one year after the vesting commencement date, and an additional one-forty eighth (1/48) of the shares vesting on the first day of each calendar month thereafter until all such shares are exercisable. Options expire after ten years.

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Stock option activity was as follows:

			Weighted
	Options	Number of	Average
	Available	Options	Exercise
	for Grant	Outstanding	Price

Balance at December 31, 2000	261,158	1,582,672	$1.28
Increase in authorized shares	2,700,000	—
Options granted	(2,726,191)	2,726,191	$0.43
Options canceled	1,435,698	(1,435,698)	$1.44
Options exercised	—	(151,865)	$0.19

Balance at December 31, 2001	1,670,665	2,721,300	$0.40
Increase in authorized shares	2,600,000	—
Options granted	(4,193,046)	4,193,046	$0.33
Options canceled	440,540	(440,540)	$0.51
Options exercised	—	(29,104)	$0.23

Balance at December 31, 2002	518,159	6,444,702	$0.35
Increase in authorized shares	600,000	—
Options granted	(941,550)	941,550	$0.64
Options canceled	553,786	(553,786)	$0.42
Options exercised	—	(43,109)	$0.22

Balance at December 31, 2003	730,395	6,789,357	$0.38
Increase in authorized shares	2,250,000	—
Options granted	(2,539,365)	2,539,365	$2.62
Options canceled	521,113	(521,113)	$0.58
Options exercised		(222,704)	$0.37

Balance at June 30, 2004	962,143	8,584,905	$1.03

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table summarizes information about stock options outstanding at December 31, 2003:

				Options vested and exercisable at
	Options outstanding at December 31, 2003			December 31, 2003

		Weighted			Weighted
		average	Weighted		average
Range of		remaining	average		option
exercise	Number	contractual	exercise	Number	exercise
prices	outstanding	life (years)	price	outstanding	price

$0.10	25,750	5.5	$0.10	25,750	$0.10
$0.33	5,859,732	8.0	$0.33	3,083,493	$0.33
$0.40	6,375	5.8	$0.40	6,375	$0.40
$0.50	328,100	9.3	$0.50	26,100	$0.50
$0.75	449,600	9.8	$0.75	1,718	$0.75
$0.80	52,750	6.0	$0.80	52,093	$0.80
$1.20	9,000	6.1	$1.20	8,812	$1.20
$1.75	10,000	6.4	$1.75	9,077	$1.75
$2.00	48,050	6.8	$2.00	39,407	$2.00

	6,789,357	8.2	$0.38	3,252,825	$0.36

The following table summarizes information about stock options outstanding at June 30, 2004:

	Options outstanding at June 30, 2004
				Options vested at
		Weighted		June 30, 2004
		average	Weighted
Range of		remaining	average		Option
exercise	Number	contractual	exercise	Number	exercise
prices	outstanding	life (years)	price	outstanding	price

	(unaudited)			(unaudited)
$0.10	22,375	4.9	$0.10	22,375	$0.10
$0.33	5,320,077	7.5	$0.33	3,464,713	$0.33
$0.40	3,000	5.3	$0.40	3,000	$0.40
$0.50	270,211	8.8	$0.50	89,729	$0.50
$0.75	358,263	9.3	$0.75	28,519	$0.75
$0.80	52,750	5.5	$0.80	52,750	$0.80
$1.20	5,500	5.6	$1.20	5,500	$1.20
$1.75	5,600	5.9	$1.75	5,600	$1.75
$2.00	365,350	9.2	$2.00	44,905	$2.00
$2.50	1,558,729	7.4	$2.50	92,231	$2.50
$3.00	330,650	9.8	$3.00	2,800	$3.00
$3.50	292,400	10.0	$3.50	600	$3.50

	8,584,905	7.8	$1.03	3,812,722	$0.42

The Company had 1,384,106 options vested and exercisable at December 31, 2002.

During the years ended December 31, 2000 and 2003 and the six months ended June 30, 2004, the Company recorded $776,081, $259,516 and $430,398, respectively, of deferred stock-based compensation for the excess of the fair value of common stock over the exercise price at the date of

ZipRealty, Inc.

NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

grant related to stock options granted to employees. The Company amortized $114,099, $83,868 and $85,458 to compensation expense in the years ended December 31, 2001, 2002 and 2003, respectively and $38,287 and $85,471 for the six months ended June 30, 2003 and 2004, respectively.

During the 12-month period ended June 30, 2004, the Company granted stock options with exercise prices as follows:

				Weighted-
			Weighted-	average
	Number	Weighted-	average	intrinsic
	of options	average	fair value	value
Grants made during	granted	exercise	per	per
quarter ended	(000s)	price	share	share

September 30, 2003	211	$0.75	$0.75	$0.00
December 31, 2003	301	0.75	1.67	0.92
March 31, 2004 (unaudited)	1,518	2.39	2.63	0.24
June 30, 2004 (unaudited)	1,021	2.95	3.02	0.07

The intrinsic value per share is being recognized as compensation expense over the applicable vesting period (which equals the service period). The fair value of the common stock for options granted during July 1, 2003 through June 30, 2004 was retrospectively estimated by the board of directors, with input from management.

Stock option exchange program

On August 1, 2001, the Company announced a voluntary stock option exchange program for its employees. Under the program, employees had the opportunity to cancel the outstanding stock options previously granted to them under the Plan in exchange for an equal number of new options to be granted at a future date, at least six months and a day from the cancellation date, which was August 29, 2001. A total of 841,450 options were cancelled in connection with the option exchange. The exercise price of the new options was equal to the fair value of the Company’s common stock at the date of the new grant, which was on March 4, 2002. The Company granted stock options to purchase 672,650 shares of the Company’s common stock on March 4, 2002 at an exercise price of $0.33 per share. Of the 841,450 options cancelled, 168,800 options were not re-granted due to employee terminations.

10.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan covering all eligible employees. Employees may contribute amounts ranging from 1% to 50% of their annual salary, up to the maximum statutory amount. The Company is not required to contribute to the plan and has made no such contributions through December 31, 2003.

11.	SUBSEQUENT EVENTS

From January 1 to June 18, 2004, the Company granted 2,539,365 common stock options to employees at exercise prices ranging from $2.00 to $3.50 per share.

In May and June 2004, warrants to purchase 5,017,232 shares of Series E-1 convertible preferred stock were exercised at an exercise price of $1.31 per share for total gross proceeds to the Company of $6,572,574.

Through and including                     , 2004 (the 25th day after commencement of this offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount
to be paid

SEC Registration Fee		$8,743
NASD Filing Fee		7,400
Nasdaq National Market Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*

Total	$	*

*	To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article VIII of our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with our directors and officers, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and officers in the future.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and our executive officers and directors, and indemnification of the underwriters by us for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

We have insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Part II

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding securities sold by the registrant since January 1, 2001:

1.	In May 2001, the registrant issued 6,019,084 shares of Series D Preferred Stock for cash consideration of $7,885,009.04 to accredited investors.

2.	In June 2001, the registrant sold 50,000 shares of common stock to an accredited investor in consideration for the prior performance of executive placement service to the registrant valued at $16,500.

3.	From February 2002 through April 2002, the registrant issued to accredited investors Convertible Promissory Notes with an aggregate principal value of $8,774,467.94, plus interest on the unpaid principal balance at a rate equal to 8.0% per annum, compounded annually. The notes were convertible into such number of shares of Series E Preferred Stock as is determined by dividing the total amount outstanding under the Notes by $1.31, and the registrant has issued 7,400,216 shares of Series E Preferred Stock upon the conversion of all such Notes in June 2003.

4.	In an October 2002 bridge financing, the registrant issued to accredited investors Convertible Promissory Notes with an aggregate principle value of $3,050,000, plus interest on the unpaid principal balance at a rate equal to 8.0% per annum, compounded annually. The notes were convertible into the class of securities issued in the registrant’s next round of financing at a rate equal to the price of such securities. All such notes were canceled in December 2002 and no shares were ever issued.

5.	From December 2002 through February 2003, the registrant issued to accredited investors Convertible Promissory Notes with an aggregate principal value of $12,928,455.20, plus interest on the unpaid principal balance at a rate equal to 8.0% per annum, compounded annually. The notes were convertible into such number of shares of Series F Preferred Stock as is determined by dividing the total amount outstanding under the Notes by $1.31, and the registrant has issued 10,261,623 shares of Series F Preferred Stock upon the conversion of all such Notes in June 2003.

6.	Since January 2001, the registrant has issued to directors, officers, employees and consultants options to purchase 10,401,152 shares of common stock with a per share exercise price ranging from $0.33 to $2.50, and has issued 445,782 shares of common stock upon exercise of such options.

7.	Since February 2002, the registrant has issued warrants to purchase shares of our capital stock to the following investors:

a.	From February 2002 through April 2002, the registrant issued to accredited investors warrants to purchase an aggregate of 13,396,174 shares of Series E-1 Preferred Stock, exercisable at $1.31 per share, for an aggregate purchase price of $87,744.69.

b.	In October 2002, the registrant issued to accredited investors warrants to purchase an aggregate of 1,746,183 shares of Series F Preferred Stock, exercisable at $1.31 per share, for an aggregate purchase price of $4,574.

c.	From December 2002 to February 2003, the registrant has issued to accredited investors warrants to purchase an aggregate of 4,934,520 shares of Series F Preferred Stock, exercisable at $1.31 per share, for an aggregate purchase price of $129,284.53.

d.	In June 2003, the registrant issued to accredited investors warrants to purchase an aggregate of 1,000,000 shares of Series E-1 and Series F Preferred Stock, exercisable at $1.31 per share, as inducement and partial consideration for the conversion of Senior Secured Promissory Notes prior to their maturity date.

Part II

Except as noted below, the issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

The issuances of securities described in paragraph 6 above were exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 701 thereof on the basis that the transactions were pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had access, through their relationship with ZipRealty, to information about us.

There were no underwritten offerings employed in connection with any of the transactions described above.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

Exhibit
number		Description

*1.1		Form of Underwriting Agreement
#3.1		Amended and Restated Articles of Incorporation of the Registrant and Certificate of Amendment, thereto, as currently in effect
#3.1(a	)	Amended and Restated Certificate of Incorporation of the Registrant, as in effect upon completion of the offering
#3.2		Amended and Restated Bylaws of the Registrant, as currently in effect
#3.2(a	)	Bylaws of the Registrant, as in effect upon completion of the offering
4.1		Form of the Registrant’s Common Stock Certificate
5.1		Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
#10.1		Form of Director and Executive Officer Indemnification Agreement
#10.2		1999 Stock Plan and form of agreement thereunder
#10.3		2004 Equity Incentive Plan
#10.4		Form of Change of Control Agreement
#10.5		Fifth Amended and Restated Investors’ Rights Agreement dated December 17, 2002
#10.6		Office Lease Agreement between the Registrant and EOP-Emeryville Properties, L.L.C. dated November 28, 2001
#10.6(a	)	First Amendment dated March 22, 2002 to Office Lease Agreement between the Registrant and EOP-Emeryville Properties, L.L.C. dated November 28, 2001
#10.7		Employment offer letter between the Registrant and Eric A. Danziger dated April 27, 2001
#10.8		Form of Primary Warrant to purchase shares of Series E-1 Preferred Stock
#10.9		Form of Secondary Warrant to purchase shares of Series E-1 Preferred Stock
#10.10		Form of Warrant to purchase shares of Series F Preferred Stock
23.1		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

Part II

Exhibit
number	Description

23.2	Consent of Counsel (included in exhibit 5.1)
#24.1	Power of Attorney
24.2	Power of Attorney of Stanley M. Koonce, Jr.
24.3	Power of Attorney of Donald F. Wood

#	Previously filed.

*	To be filed by amendment.

(b)  Financial Statement Schedules

The following schedule is filed herewith:

Schedule II—Valuation and Qualifying Accounts

Other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification by ZipRealty for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons of ZipRealty, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by ZipRealty of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

We hereby undertake that:

(a)  We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by ZipRealty pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, ZipRealty, Inc. has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Emeryville, California on the 9th day of August, 2004.

ZIPREALTY, INC.

By:	/s/ ERIC A. DANZIGER

Eric A. Danziger
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC A. DANZIGER Eric A. Danziger	President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2004

/s/ GARY M. BEASLEY Gary M. Beasley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 9, 2004

/s/ DAVID A. RECTOR David A. Rector	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	August 9, 2004

* RONALD C. BROWN Ronald C. Brown	Director	August 9, 2004

* MARC L. CELLIER Marc L. Cellier	Director	August 9, 2004

* MATTHEW E. CRISP Matthew E. Crisp	Director	August 9, 2004
* ROBERT C. KAGLE Robert C. Kagle	Director	August 9, 2004
* STANLEY M. KOONCE, JR. Stanley M. Koonce, Jr.	Director	August 9, 2004
* WILLIAM SCOTT KUCIREK William Scott Kucirek	Director	August 9, 2004
* JUAN F. MINI Juan F. Mini	Director	August 9, 2004
* DONALD F. WOOD Donald F. Wood	Director	August 9, 2004

*By:	/s/ ERIC A. DANZIGER Eric A. Danziger Attorney-in-Fact

Part II

Exhibit Index

Exhibit
number		Description

*1.1		Form of Underwriting Agreement
#3.1		Amended and Restated Articles of Incorporation of the Registrant and Certificate of Amendment, thereto, as currently in effect
#3.1(a	)	Amended and Restated Certificate of Incorporation of the Registrant, as in effect upon completion of the offering
#3.2		Amended and Restated Bylaws of the Registrant, as currently in effect
#3.2(a	)	Bylaws of the Registrant, as in effect upon completion of the offering
4.1		Form of the Registrant’s Common Stock Certificate
5.1		Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
#10.1		Form of Director and Executive Officer Indemnification Agreement
#10.2		1999 Stock Plan and form of agreement thereunder
#10.3		2004 Equity Incentive Plan
#10.4		Form of Change of Control Agreement
#10.5		Fifth Amended and Restated Investors’ Rights Agreement dated December 17, 2002
#10.6		Office Lease Agreement between the Registrant and EOP-Emeryville Properties, L.L.C. dated November 28, 2001
#10.6(a	)	First Amendment dated March 22, 2002 to Office Lease Agreement between the Registrant and EOP-Emeryville Properties, L.L.C. dated November 28, 2001
#10.7		Employment offer letter between the Registrant and Eric A. Danziger dated April 27, 2001
#10.8		Form of Primary Warrant to purchase shares of Series E-1 Preferred Stock
#10.9		Form of Secondary Warrant to purchase shares of Series E-1 Preferred Stock
#10.10		Form of Warrant to purchase shares of Series F Preferred Stock
23.1		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2		Consent of Counsel (included in exhibit 5.1)
#24.1		Power of Attorney
24.2		Power of Attorney of Stanley M. Koonce, Jr.
24.3		Power of Attorney of Donald F. Wood

#	Previously filed.

*	To be filed by amendment.

Part II

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Shareholders

of ZipRealty, Inc.:

Our audits of the financial statements referred to in our report dated March 1, 2004, except for Note 11 as to which the date is July 8, 2004, appearing in the Registration Statement on Form S-1 of ZipRealty, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement on Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 1, 2004

SCHEDULE II

ZipRealty, Inc.

Valuation and qualifying accounts

For the years ended December 31, 2001, 2002 and 2003

		Additions
	Balance	(deductions)	Write-offs	Balance at
	beginning of	charged to	and	end
Description	period	expense	deductions	of Period

Year ended December 31, 2001
Allowance for doubtful accounts	$—	$—	$—	$—
Valuation allowance on deferred tax assets	$8,776,865	$4,200,586	$—	$12,977,451
Year ended December 31, 2002
Allowance for doubtful accounts	$—	$13,000	$—	$13,000
Valuation allowance on deferred tax assets	$12,977,451	$5,263,412	$—	$18,240,863
Year ended December 31, 2003
Allowance for doubtful accounts	$13,000	$6,405	$—	$19,405
Valuation allowance on deferred tax assets	$18,240,863	$1,640,766	$—	$19,881,629